    As filed with the Securities and Exchange Commission on January 29, 2004
                                                     REGISTRATION NO. 333-111678
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        CELL ROBOTICS INTERNATIONAL, INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

           Colorado                      5049-05              84-1153295
(STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD        (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)  INDUSTRIAL CLASSIFICATION IDENTIFICATION NUMBER)
                                       CODE NUMBER)

                        Cell Robotics International, Inc.
                           2715 Broadbent Parkway N.E.
                          Albuquerque, New Mexico 87107
                                 (505) 343-1131
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)
                         Eutimio Sena, President and CEO
                        Cell Robotics International, Inc.
                           2715 Broadbent Parkway N.E.
                          Albuquerque, New Mexico 87107
                                 (505) 343-1131
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF
                         AGENT FOR SERVICE OF PROCESS)
                             ----------------------

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                       CALCULATION OF REGISTRATION FEE
====================================================== ============= =================== =================== ==================
                                                        AMOUNT TO     PROPOSED MAXIMUM    PROPOSED MAXIMUM       AMOUNT OF
                                                            BE         OFFERING PRICE        AGGREGATE         REGISTRATION
 TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED     PER SHARE(12)     OFFERING PRICE(12)       FEE(12)
====================================================== ============= =================== =================== ==================
Common Stock, par value $.004 per share                  375,000(1)        $0.215             $80,625               $7
------------------------------------------------------ ------------- ------------------- ------------------- ------------------
Common Stock, par value $.004 per share, issuable        112,500(2)        $0.215             $61,875               $5
upon exercise of Warrant
------------------------------------------------------ ------------- ------------------- ------------------- ------------------
Common Stock, par value $.004 per share                  228,069(3)        $0.215             $49,035               $4
------------------------------------------------------ ------------- ------------------- ------------------- ------------------
Common Stock, par value $.004 per share                  250,000(4)        $0.215             $53,750               $4
------------------------------------------------------ ------------- ------------------- ------------------- ------------------
Common Stock, par value $.004 per share, issuable         50,000(5)        $0.215             $24,188               $2
upon exercise of Warrant
------------------------------------------------------ ------------- ------------------- ------------------- ------------------
Common Stock, par value $0.004 per share                  93,366(6)        $0.215             $20,074               $2
------------------------------------------------------ ------------- ------------------- ------------------- ------------------
Common Stock, par value $.004 per share                   28,572(7)        $0.215              $6,143               $1
------------------------------------------------------ ------------- ------------------- ------------------- ------------------
Common Stock, par value $.004 per share, issuable          5,750(8)        $0.215              $1,236               $1
upon exercise of Warrants
------------------------------------------------------ ------------- ------------------- ------------------- ------------------
Common Stock, par value $.004 per share                   75,000(9)        $0.215             $16,125               $1
------------------------------------------------------ ------------- ------------------- ------------------- ------------------
Common Stock, par value $.004 per share, issuable       600,000(10)        $0.215             $129,000              $10
upon exercise of Warrants
------------------------------------------------------ ------------- ------------------- ------------------- ------------------
Common Stock, par value $.004 per share                1,500,000(11)       $0.215             $322,500              $33
====================================================== ============= =================== =================== ==================

(1) Represents shares of our common stock issued to RR&L, LLC in connection with a private placement completed in June 2003.

(2) Represents shares of our common stock issuable upon exercise of a warrant issued to RR&L, LLC in connection with a private placement completed in June 2003. The warrant has an exercise price of $0.55 per share and may be exercised until June 11, 2008.

(3) Represents shares of our common stock issued to Delta Group Electronics as payment for services.

(4) Represents shares of our common stock issued to Valentin Bagarella in connection with a private placement completed in February 2003.

(5) Represents shares of our common stock issuable upon exercise of a warrant issued to Valentin Bagarella in connection with a private placement completed in February 2003. The warrant has an exercise price of $0.575 per share and may be exercised until February 25, 2008.

(6) Represents shares of our common stock issued to Great Northern Distributors Inc. as payment for a note payable.

(7) Represents shares of our common stock issued to Haydock Miller in connection with a private placement completed in June 2003.

(8) Represents shares of our common stock issuable upon exercise of a warrant issued to Haydock Miller in connection with a private placement completed in June 2003. The warrant has an exercise price of $0.60 per share and may be exercised until June 5, 2008.

(9) Represents shares of our common stock issued to Frederick Voight as payment for services.

(10) Represents shares of our common stock issuable upon exercise of warrants issued to Frederick Voight. The warrants have an exercise price of $0.375 per share and may be exercised until November 2006.r

(11) Represents shares of our common stock issued to Eutimio Sena and to OCM LLC as payment for services.

(12) The registration fee was previously paid. The registration was estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the closing bid and asked price for our common stock as reported on the OTC Bulletin Board on December 29, 2003.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  SUBJECT TO COMPLETION, DATED JANUARY 29, 2004


PROSPECTUS

                        CELL ROBOTICS INTERNATIONAL, INC.


                        3,318,257 SHARES OF COMMON STOCK

This offering relates to the resale of an aggregate of 2,550,007 shares of our common stock by persons who are referred to in this prospectus as selling securityholders. The shares offered by this prospectus include 768,250 shares issuable by us in the future if warrants held by the selling securityholders are exercised.

We will not receive any proceeds from the resale of these shares by the selling securityholders. However, we could receive proceeds of up to $319,075 if and when all warrants held by the selling securityholders are exercised.


The selling securityholders may sell the shares of common stock from time to time in public or private transactions occurring on or off the OTC Bulletin Board, in negotiated transactions or otherwise.


Our common stock is quoted on the OTC Bulletin Board under the trading symbol "CRII." On January 20, 2004, the closing bid price per share of our common stock was $0.25.


INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                THE DATE OF THIS PROSPECTUS IS JANUARY 28, 2004.

                                TABLE OF CONTENTS

SUMMARY ...................................................................... 1
The Company ...................................................................1
How to Contact Us .............................................................2
The Offerings .................................................................2
Summary Financial Data ........................................................3
RISK FACTORS ..................................................................4
Risks Related to Our Business and Industry ....................................4
Risks Related to Our Securities and This Offering ............................11
FORWARD-LOOKING STATEMENTS ...................................................14
USE OF PROCEEDS ..............................................................15
MARKET PRICE INFORMATION AND DIVIDENDS .......................................16
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS ......................................................17
BUSINESS .....................................................................26
Overview .....................................................................26
Business Strategy ............................................................26
Products .....................................................................27
Laser-Based Medical Devices-- The Lasette ....................................27
Laser-Based Medical Devices-- The UltraLight Laser ...........................32
Scientific Research Instruments-- The Cell Robotics Workstation ..............33
Competition ..................................................................34
Intellectual Property ........................................................34
Research and Development .....................................................35
GOVERNMENT REGULATION; PRODUCT APPROVAL PROCESS ..............................37
Employees ....................................................................38
Facilities ...................................................................38
DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES ..............................39
EXECUTIVE COMPENSATION .......................................................40
Summary Compensation Table ...................................................40
Employment Agreements ........................................................40
Stock Incentive Plan .........................................................41
Option Grants ................................................................41
Option Exercises and Option Values ...........................................42
Board Structure ..............................................................42
Director Compensation ........................................................42
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ...............43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ...............................44
INDEMNIFICATION ..............................................................46
DESCRIPTION OF SECURITIES TO BE REGISTERED ...................................47
Common Stock .................................................................47
Preferred Stock ..............................................................47
SELLING SECURITYHOLDERS ......................................................48
PLAN OF DISTRIBUTION .........................................................50
LEGAL MATTERS ................................................................51
EXPERTS ......................................................................51
ON ACCOUNTING AND FINANCIAL DISCLOSURE .......................................51
WHERE YOU CAN FIND MORE INFORMATION ..........................................52
INDEX TO FINANCIAL STATEMENTS ...............................................F-1


You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this prospectus.

                                     SUMMARY

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE DECIDING TO INVEST IN OUR SECURITIES. WE URGE YOU TO READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE "RISK FACTORS" SECTION AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES INCLUDED ELSEWHERE IN THIS PROSPECTUS. AS USED IN THIS PROSPECTUS, THE WORDS "WE," "US," "OUR" AND "THE COMPANY" REFER TO CELL ROBOTICS INTERNATIONAL, INC. AND ITS SUBSIDIARY, CELL ROBOTICS, INC. LASETTE(R), PERSONAL LASETTE(TM), PROFESSIONAL LASETTE(TM), LASETTE PLUS(TM), INFANT LASETTE(TM), LASERTWEEZERS(R), LASORSCISSORS(TM), CELLSELECTOR(TM), SMART STAGE(TM) AND ULTRALIGHT(TM) ARE TRADEMARKS OF THE COMPANY USED IN THIS PROSPECTUS. THIS PROSPECTUS ALSO INCLUDES TRADEMARKS OF OTHER COMPANIES.

THE COMPANY

We manufacture, market and sell a laser-based medical device and a scientific research instrument. Our product lines consist of a laser-based medical device, which uses a laser to draw a blood sample to allow diabetics to measure their glucose levels, and the laser-based research workstation marketed under the name Cell Robotics Workstation. We are also developing a proprietary medical laser for aesthetic or skin rejuvenation applications, which we call the UltraLight Laser.

Our primary focus is distributing and selling our laser-based medical device, which we sometimes refer to in this prospectus as the "Lasette." The Lasette is marketed to the clinical and diabetes care or home use markets, namely diabetic consumers, hospitals, clinics and doctors' offices. The primary difference between the Lasette used in these home and clinical environments is that a different disposable lens shield is attached to the product for clinical applications than that attached for home use. We currently market the Lasette under the "Lasette Plus" name.

The Lasette is a compact, lightweight, portable laser skin perforator that allows diabetics to perform capillary blood sampling with little pain and residual soreness. The Lasette is the only commercially available alternative to the steel lancet or needle that has been approved by the Food and Drug Administration, or the FDA, that allows diabetics to sample their blood for glucose testing so they can determine their subsequent insulin injections. The Lasette has also been cleared by the FDA for all blood screening test applications for home and clinical settings. The FDA clearance allows us to commercially market the Lasette in the United States to diabetics for home and clinical use. The Lasette has also received the European Community's CE Mark. The CE Mark certification permits us to market the Lasette in countries comprising the European Union.

We also believe the following trends in blood sampling will provide us with unique opportunities:

         o an increasing demand for less painful alternatives for capillary blood sampling;

         o an increasing desire to eliminate cross-contamination from accidental needle or lancet sticks in hospitals and clinics to address continued public health concerns and, in U.S. markets, to comply with bloodborne pathogen standards of the Occupational Safety and Health Administration, or OSHA, including the standards of OSHA required by the Needlestick Safety and Prevention Act, or the Needlestick Safety Act;

         o a growing number of diagnosed diabetics seeking better insulin control; and

         o a growing understanding of the need to provide testing methods for needle-phobic individuals.

To capitalize on these opportunities, we introduced the Lasette and intend to position the company as a leader in the development of technologically-advanced medical devices that offer more effective, safer and less painful solutions than conventional procedures.

The UltraLight Laser is a proprietary medical laser for aesthetic or skin rejuvenation applications commonly known as laser skin photo rejuvenation. This product takes advantage of a small compact laser cavity designed to produce an affordable aesthetic medical laser that can be used by dermatologists, plastic surgeons, spas and physicians to rejuvenate and revitalize the skin. The characteristic shallow penetration of the Ebrium:YAG energy into the skin also allows precise removal of tissue without heating adjacent tissue and also permits the treatment of delicate skin on and around the neck, eyes and hands, as well as darker pigmented skin. We received FDA clearance of the UltraLight

Laser in September 2002. We also completed obtaining domestic and international manufacturing clearances for this product, such as Underwriters Laboratories, Canadian Standards Association and CE certifications, in the first quarter of 2003. According to the American Academy of Cosmetic Surgery, over 300,000 people had some type of aesthetic laser procedure in the year 2000. We believe that demand for this procedure will continue to expand as "baby boomers" age and desire to retain a more youthful appearance. We had entered into an oral agreement with Sandstone Medical Technologies, LLC, a private company located in Homewood, Alabama relating to manufacturing and marketing of the UltraLight Laser. However, we are currently in a dispute with Sandstone regarding the relationship. In connection with this dispute, Sandstone, among other things, has notified us that it does not intend to continue to use us as its manufacturer. Due to the early stages of the matter, we are unable to predict its outcome at this time. We shipped the first 10 evaluation units of the UltraLight Laser in December 2002. The evaluation units were furnished for marketing research and demonstration purposes. Although we can make no assurances, our goal is to begin commercial shipments of the UltraLight Laser in the first quarter of 2004.

Our scientific research instrument consists of the Cell Robotics Workstation. The Cell Robotics Workstation allows scientists to use a laser to manipulate objects in micro-space, upgrading the microscope to an interactive micro-laboratory. The Cell Robotics Workstation enhances the usefulness and importance of the conventional laboratory microscope as a tool in medical, biological and genetic applications in the life sciences. Scientists can use the technology for cell separation, cell-to-cell interaction, micro-dissection and intercellular manipulation of living cells. A modified version of the Cell Robotics Workstation, known as the LS300 Pro Workstation, allows pathologists and researchers to automatically cut out cells of interest from biopsy and retrieve those cells for DNA and RNA analysis. Third parties currently use the Cell Robotics Workstation for cancer, immunology, neurobiology, assisted reproductive techniques and genome research. The principal market for the Cell Robotics Workstation is the scientific research market, consisting of colleges, universities, research laboratories, biotechnology and pharmaceutical companies and commercial laboratories conducting biological research. The Cell Robotics Workstation has received the European Community's CE Mark. It is not subject to FDA regulatory clearances. While we intend to focus on the development, distribution and sale of laser-based medical devices, we will continue to promote and market the Cell Robotics Workstation through direct sales, dealers, representatives and distribution arrangements.

HOW TO CONTACT US

Our principal offices are located at 2715 Broadbent Parkway N.E., Albuquerque, New Mexico 87107. Our telephone number is (505) 343-1131.

THE OFFERINGS


This prospectus relates to multiple offerings by the selling securityholders identified in this prospectus under the section entitled "Selling Securityholders." See also "Description of Securities to be Registered." The offerings by the selling securityholders under this prospectus consist of the resale by 8 selling securityholders of 3,318,257 shares of our common stock. Of these shares, the shares offered by this prospectus that are issuable by us in the future include 768,250 shares of our common stock if and when warrants held by the selling securityholders are exercised.

If all of the selling securityholders exercise their warrants then we will receive proceeds of $319,075. We will not receive any proceeds from the resale of our common stock offered by the selling securityholders.

The exercise prices of these warrants range between $0.375 and $0.575 per share. On January 20, 2004, the closing bid price of our common stock was $0.25. For any warrant with an exercise price that exceeds the trading price of our common stock, it is unlikely that the warrant will be exercised unless the trading price of our common stock is above its exercise price. Whether or not our common stock trades at a price above the exercise price of these securities, we cannot assure you that any of our securityholders will exercise any of the warrants.


SUMMARY FINANCIAL DATA
                                               ---------------------------------    ---------------------------------
                                                                                               UNAUDITED
                                                                                           NINE MONTHS ENDED
                                                    YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                                               ---------------------------------    ---------------------------------
                                                   2002               2001              2003               2002
                                               --------------    ---------------    --------------     --------------
STATEMENT OF OPERATIONS:
Total revenues                                 $  1,584,359       $  1,461,447       $    564,187       $    976,330
Operating expenses                             $  2,608,220       $  2,758,080       $  2,289,096       $  1,570,810
Net loss applicable to common
     shareholders                              $ (3,007,246)      $ (2,723,844)      $ (2,646,862)      $ (1,524,232)
Basic and diluted net loss applicable to
     common shareholders per common share      $      (0.25)      $      (0.27)      $      (0.13)      $      (0.14)
Shares used in computing basic and
     diluted loss per share                      11,826,692          9,984,989         19,650,699         10,748,007
---------------------------------------------------------------------------------------------------------------------

                                  RISK FACTORS

AN INVESTMENT IN OUR SECURITIES IS VERY SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, ALONG WITH THE OTHER MATTERS REFERRED TO IN THIS PROSPECTUS, BEFORE YOU DECIDE TO BUY OUR SECURITIES. IF YOU DECIDE TO BUY OUR SECURITIES, YOU SHOULD BE ABLE TO AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY

WE MUST OBTAIN ADDITIONAL FINANCING IN ORDER TO CONTINUE OUR OPERATIONS AND REPAY EXISTING INDEBTEDNESS. ADDITIONALLY, OUR INDEPENDENT ACCOUNTANTS HAVE REPORTED THAT WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN IF WE DO NOT OBTAIN ADDITIONAL FINANCING OR ACHIEVE PROFITABILITY. As of September 30, 2003, our net working capital was a deficit of $1,342,399 and our total cash and cash equivalents was $109,945. We expect to experience operating losses and negative cash flow for the foreseeable future. Therefore, we do not have sufficient cash to sustain those operating losses without additional financing. We presently need financing to repay our current indebtedness, including payment of our notes in the aggregate principal amount of approximately $849,000 at September 30, 2003, of which approximately $135,000 is currently due or is payable on demand. In addition to debt service requirements, we will require cash to fund our operations. Based on our current operations, we estimate that our cash needs will be approximately $200,000 each month for the foreseeable future and will be a total of approximately $3,000,000 from September 30, 2003 through December 31, 2004. Our operating requirements depend upon several factors, including the rate of market acceptance of our products, particularly the Lasette, our level of expenditures for manufacturing, marketing and selling our products, costs associated with our staffing and other factors. We have been funding our operating requirements with proceeds from small private placements of our equity securities and indebtedness for borrowed money, particularly with financings with Mr. Oton Tisch, one of our directors, and sales of our products. However, these sources of capital have only been adequate to meet our short-term needs. Although presently there are amounts available, subject to the terms of, and under the September 2002 amended and restated promissory note with Mr. Tisch, we need to secure one or more additional financings sufficient to fund our operations on a long-term basis. Therefore, we intend to continue to seek to raise equity or debt financing. Although we have had discussions with potential investors, we have not been able to obtain sufficient long-term financing on acceptable terms as of the date of this prospectus. No assurance can be given that we will be able to obtain any additional financing on favorable terms, if at all. If our operating requirements vary materially from those currently planned, we may require more financing than currently anticipated. Borrowing money may involve pledging some or all of our assets. Raising additional funds by issuing common stock or other types of equity securities would further dilute our existing shareholders. If we cannot obtain additional financing in a timely manner, we will not be able to continue our operations. In addition, the reports we received from our independent auditors covering our fiscal years ended December 31, 2002 and 2001 financial statements contain an explanatory paragraph that states that our recurring losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

WE HAVE A HISTORY OF LOSSES, AND EXPECT TO INCUR LOSSES IN THE FUTURE. IF WE DO NOT ACHIEVE PROFITABILITY, OUR FINANCIAL CONDITION AND THE PRICE OF OUR COMMON STOCK WILL SUFFER. To date, we have generated only limited revenues from the sale of our products and have been unable to profitably market our products. We incurred net losses applicable to common shareholders of $3,007,246 and $2,723,844 in 2002 and 2001, respectively and net losses applicable to common shareholders of $2,646,862 and $1,524,232 for the nine-month periods ended September 30, 2003 and 2002, respectively. Revenues from the sale of our products were $1,584,359 and $1,461,447 for the years ended December 31, 2002 and 2001, respectively, and $564,187 and $976,330 for the nine-month periods ended September 30, 2003 and 2002, respectively. We expect to experience operating losses and negative cash flow for the foreseeable future. We do not have sufficient cash to sustain continuing operating losses without additional financing. Even if we are able to obtain additional financing to allow us to continue operations and repay indebtedness, we will still need to generate significant revenues and improve our gross margins to fund anticipated manufacturing and marketing costs and to achieve and maintain profitability. We cannot assure you that we will ever generate sufficient revenues to achieve profitability, which will have a negative impact on the price of our common stock. If we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability in the future.

IT IS DIFFICULT TO PREDICT WHETHER RECENTLY INTRODUCED PRODUCTS, OR PRODUCTS THAT WE MAY DEVELOP IN THE FUTURE, WILL GAIN MARKET ACCEPTANCE OR PROFITABILITY. We develop and market innovative technologies, in particular the Personal Lasette, which was introduced in December 1999, and the Cell Robotics Workstation. We have also developed the UltraLight Laser, which we are seeking to begin commercial shipments in the first quarter of 2004. Demand for and market acceptance of these products, as well as future products that we may develop, are subject to a high level of uncertainty and risk. The risks associated with the introduction of innovative technologies such as ours include the following, among others:

         o the possibility that the cost of the product may not be covered by private insurance;

         o the difficulty in predicting the medical laser product's future growth rate;

         o our current and future products may have features which render them uneconomical, either to manufacture or to market;

         o the demand for our products may fail to develop or develop slower than expected or our products may not achieve or sustain market acceptance;

         o the prices at which our products are accepted by purchasers may be too low, which may prevent us from operating profitably;

         o third parties may manufacture and market a product superior in performance and price; and

         o the possibility that any proposed product, or enhancement to existing products, may fail to receive necessary regulatory clearances.

We cannot assure you that we will be successful in addressing the risks described above. For example, currently, the cost of the Lasette does not qualify as a reimbursable expense under most health insurance programs and we cannot predict when, if ever, the Lasette may be covered by such third-party payors. Additionally, total revenues from sales of the Personal Lasette since its introduction through September 30, 2003 were $1,399,861. We are unable to estimate whether the demand for the Lasette will achieve market acceptance. Our failure to address these risks could have a negative impact on our business, operating results and financial condition.

WE HAVE LIMITED EXPERIENCE IN MARKETING, DISTRIBUTING AND SELLING LASER-BASED MEDICAL AND RESEARCH PRODUCTS, WHICH MAY DELAY OUR ABILITY TO SUCCESSFULLY BRING OUR PRODUCTS TO MARKET. OUR FAILURE TO EXPAND OUR DISTRIBUTION CHANNELS WOULD ALSO INHIBIT OUR ABILITY TO GROW. We have limited experience marketing, distributing and selling our products. To successfully market, distribute and sell our current or future products, we must build a more extensive marketing sales force and distribution network. Alternatively, we can enter into arrangements with third parties to market, distribute and sell our products. As of the date of this prospectus, the Lasette for clinical use is distributed through several regional distributors within and outside the United States, while the Lasette for home use is sold through distributors and directly to customers. Our Cell Robotics Workstation is currently marketed and sold through direct sales, dealers, representatives and distributors. We plan to rely on a network of distributors for sales of the UltraLight Laser; however, to date we have not entered into distribution relationships. C.A. Continental, Inc., our former exclusive United States based distributor of the Lasette in China, also accounted for 18% of our product sales in 2001. We terminated our relationship with C.A. Continental in June 2002 as a result of certain defaults by C.A. Continental under our agreement. California Caltech, Inc., our exclusive United States based distributor of the Lasette in China since July 2002, accounted for approximately 23% of our product sales in 2002. As of the date of this prospectus, no other single customer or distributor accounts for more than ten percent of our sales.

Although we intend to pursue marketing and distribution relationships for our products, particularly the Lasette for clinical use and the UltraLight Laser, we cannot assure you that we will be able to successfully develop such relationships or that we will enter into acceptable agreements with third parties to promote and distribute our products. If we maintain our own marketing, distribution and sales capabilities, we will compete against other companies with experienced and well-funded marketing, distribution and sales operations. Alternatively, if we enter into a marketing arrangement with a third party, we will likely have to pay a sales commission or discount the retail

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price of our products. Further, our revenues would depend on the efforts of third parties. If we are unable to develop a plan to market, distribute and sell our products, we may be unable to successfully bring them to market. We cannot assure you that we will be able to recruit and retain marketing personnel with the required skills or that we will be able to enter into the strategic relationships needed to effectively market and distribute our products.

WE HAVE AN ORAL AGREEMENT WITH SANDSTONE MEDICAL RELATING TO MANUFACTURING AND MARKETING THE ULTRALIGHT LASER, WHICH IS CURRENTLY IN DISPUTE. AS A RESULT OF THE ORAL NATURE OF THE AGREEMENT, WE MAY BE UNABLE TO ENFORCE THE AGREEMENT ON TERMS THAT WE BELIEVED TO EXIST, WHICH COULD ADVERSELY AFFECT THE MANUFACTURE, MARKETING AND SALE OF THE ULTRALIGHT LASER. IF WE BECOME INVOLVED IN COSTLY AND TIME-CONSUMING LITIGATION, THEN IT MAY SUBSTANTIALLY INCREASE OUR COSTS AND ADVERSELY AFFECT OUR BUSINESS. We have an oral agreement with Sandstone Medical Technologies, LLC relating to manufacturing and marketing the UltraLight Laser. However, we are currently in a dispute with Sandstone Medical Technologies, LLC regarding the relationship. In connection with this dispute, Sandstone has notified us that it does not intend to continue to use us as its manufacturer. Additionally, Sandstone cancelled a purchase order for the UltraLight Laser in the amount $1.2 million. As a result of the oral nature of the agreement, we may be unable to enforce the agreement on terms that we believed to exist. We believe that we have complied with the terms of the agreement and intend to pursue our rights to the UltraLight Laser. We are examining and evaluating our options and potential courses of action regarding this newly developed product. However, due to the early stages of the matter, we are unable to predict its outcome of at this time. If we become involved in costly and time-consuming litigation, management attention consumed by and legal costs associated with any litigation could have a negative effect on our operating results. Additionally, an unfavorable outcome in any litigation may adversely affect our ability to manufacture, market and sell the UltraLight Laser.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL AND OTHER ADVISORS. Medical device companies of our size must retain key scientific, technical, managerial, marketing and financial personnel as well as attract and retain additional highly qualified personnel for these areas in order to successfully operate and grow their businesses. Our key employees and advisors include, among others, Eutimio Sena, Gary Oppedahl, Paul Johnson and Oton Tisch. Mr. Sena is our Chief Executive Officer, President and a director, Mr. Oppedahl is our Chief Operating Officer and a director and Mr. Johnson is our Executive Vice President, Chief Financial Officer, Secretary and a director. Mr. Tisch is the Chairman of the Board and assists the company concerning our international marketing and sales efforts through a consulting relationship. We face intense competition for qualified personnel in these areas, and we cannot assure you that we will be able to attract and retain qualified personnel. If we lose our key personnel or advisors, or are unable to hire and retain additional qualified personnel in the future, our business, financial condition and operating results could be adversely affected. Our key employees, including Mr. Sena, Mr. Oppedahl and Mr. Johnson, may voluntarily terminate their employment with us at any time.

WE DO NOT HAVE A BROAD RANGE OF PRODUCTS TO SELL, AND IF DEMAND FOR THESE PRODUCTS DECLINES OR FAILS TO DEVELOP, OUR REVENUES WILL BE ADVERSELY AFFECTED. Since selling the IVF Workstation and associated technology to Hamilton Thorne Research in May 2000, our exclusive product lines consist of the Lasette and the Cell Robotics Workstation. Although we can make no assurances, our goal is to begin commercial shipments of the UltraLight Laser in the first quarter of 2004 now that certain manufacturing clearances have been obtained. Our primary focus is distributing and selling the Lasette, a laser skin perforator that replaces the steel lancets or needles diabetics primarily use. There is an inherent risk in not having a broad base of products in development, because we will not have alternate sources of revenue if we are not successful with our current lines. We cannot assure you that we will be able to profitably sell this narrow line of products. The failure of the Lasette would have a material adverse affect on our revenues and the future of our business.

CLAIMS BY OTHERS THAT OUR PRODUCTS INFRINGE THEIR PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS COULD PREVENT US FROM MANUFACTURING AND SELLING SOME OF OUR PRODUCTS OR REQUIRE US TO INCUR SUBSTANTIAL COSTS FROM LITIGATION OR DEVELOPMENT OF NON-INFRINGING TECHNOLOGY. Our industry has been characterized by frequent litigation regarding patent and other intellectual property rights. Patent applications are maintained in secrecy in the United States until such patents are issued and are maintained in secrecy for a period of time outside the United States. Accordingly, we can conduct only limited searches to determine whether our technology infringes any patents or patent applications of others. Any claims of patent infringement would be time-consuming, and could:

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         o        result in costly litigation;

         o        divert our technical and management personnel;

         o        cause product shipment delays;

         o        require us to develop non-infringing technology; or

         o        require us to enter into royalty or licensing agreements.

An adverse ruling in any infringement proceeding could subject us to significant liability or require us to seek licenses or similar arrangements from third parties. Although patent and intellectual property disputes in the medical and research device industry have often been settled through licensing or similar arrangements, costs associated with such arrangements may be substantial and often require the payment of ongoing royalties, which could hurt our gross margins. In addition, we cannot assure you that the necessary licenses would be available to us on satisfactory terms, or that we could redesign our products or processes to avoid infringement, if necessary. Accordingly, an adverse determination in a judicial or administrative proceeding, or the failure to obtain necessary licenses, could prevent us from manufacturing and selling some of our products, which could materially adversely affect our business, results of operations and financial condition.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, INCLUDING OUR PATENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP, MANUFACTURE AND SELL OUR PRODUCTS. Our success will depend, in part, upon our ability to develop superior products that we can market at competitive prices. Our ability to do this will depend, in part, on our ability to protect and defend our intellectual property rights and the competitive advantages those rights offer. We rely primarily on patent, trade secret, copyright and trademark laws, confidentiality procedures and other intellectual property protection methods to protect our proprietary technology. Despite the precautions we have taken, unauthorized parties may attempt to engineer, reverse engineer, copy or obtain and use our products and other proprietary information. Misappropriations of our intellectual property could adversely affect our business, results of operations and financial condition.

OUR SUCCESS DEPENDS IN PART ON ENHANCING OUR CURRENT PRODUCTS AND DEVELOPING NEW PRODUCTS; HOWEVER, WE CANNOT ASSURE YOU THAT THOSE PRODUCTS WILL BE DEVELOPED WITHOUT MATERIAL DELAYS, BE CLEARED FOR SALE BY REGULATORS OR BE ACCEPTED IN THE MARKET. In order to be successful, we will need to continue to enhance our existing products and develop new products. Enhanced and new products may require a significant investment, including preclinical and clinical testing, before we can sell them in the marketplace. From time to time, we may also experience engineering or manufacturing delays or setbacks in the development of our products. For example, in 2000, we implemented design improvements to the Lasette to increase the efficiency of the laser beam profile and to limit the effect extreme temperatures had on the Lasette's functionality. Although to date we have not experienced any material engineering or manufacturing delays in enhancing our current products or developing new products, we cannot assure you that we will be able to successfully address problems that may arise during the development and commercialization process. In addition, we cannot assure you that any of our new products or enhancements to existing products can or will:

         o        be successfully developed;

         o        prove to be safe and effective in clinical trials;

         o        meet applicable regulatory standards;

         o be capable of being manufactured in commercial quantities at a reasonable cost;

         o        be marketed successfully; or

         o        achieve market acceptance.

Our failure to successfully and timely complete, obtain regulatory approvals or achieve commercial acceptance with respect to any of our new products or improvements to our existing products could materially adversely affect our business, financial condition and results of operations.

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We are in the process of developing two new products, the UltraLight Laser and the Infant Lasette. Both products require FDA clearance. Further, we will be required to obtain certain regulatory clearances for the UltraLight Laser, including safety testing for electrical emissions and power regulation testing as required by Underwriters Laboratories and Canadian Standards Association and various regulatory body notifications, such as with the International Standards Organization, or ISO, and in connection with the European Community's CE certification. We received FDA clearance for the UltraLight Laser in September 2002 and we obtained the other required regulatory clearances in March 2003. We completed our clinical trials of the Infant Lasette in 2003 and we anticipate that we will be able to submit the Infant Lasette for FDA clearance in the first quarter of 2004. We further anticipate that the FDA clearance will take at least three months following this submission. However, there can be no assurances that we will obtain all necessary clearances in a timely manner, if at all. Our failure to obtain the necessary regulatory clearances will prevent us from marketing and selling the UltraLight Laser and the Infant Lasette.

OUR INDUSTRY IS HEAVILY REGULATED, AND STRINGENT ONGOING REGULATION AND INSPECTION OF OUR PRODUCTS COULD LEAD TO DELAYS IN THEIR MANUFACTURE, MARKETING AND SALE. United States government agencies and comparable agencies in countries outside the United States regulate the testing, manufacture, labeling, distribution, marketing and advertising of our products and our ongoing research and development activities. While the Lasette and the UltraLight Laser have received all necessary FDA clearances and the Lasette has received the European Community's CE Mark, their manufacture and marketing will be subject to ongoing regulation. We are subject to inspection and market surveillance by the FDA and the European Community for compliance with good manufacturing practices and other requirements, which include testing, design, quality control and documentation procedures. The FDA conducts periodic audits of the Lasette and the UltraLight Laser, which, among other things, will review our compliance with a variety of regulatory requirements. However, we have not been notified as to when an audit may be conducted. In order to manufacture and sell the Lasette under the CE Mark, we must also pass annual ISO maintenance audits, as well as comprehensive ISO audits every three years. We are currently ISO compliant. Our last ISO audit was completed in January 2003. OSHA also regulates our manufacturing activities. The UltraLight Laser and other products also require manufacturing clearances, such as Underwriters Laboratories and CE certifications. While we have historically been in compliance with all FDA, CE Mark, ISO, OSHA and other requirements, there can be no assurance that we will continue to do so in the future. Our failure to meet FDA, CE Mark, ISO, OSHA or other requirements could bar us from further marketing the Lasette and the UltraLight Laser in the United States and in other markets, which would have a material adverse affect on our business. Additionally, if the FDA finds through an FDA audit or otherwise that we have failed to comply with the FDA regulatory requirements, the agency could institute a wide variety of actions, including a public warning letter or other stronger remedies, including monetary fines, injunctions, recall or seizure of our products, operating restrictions, shutdown of production, withdrawal of previously granted approvals or criminal prosecution.

WE MAY BE REQUIRED TO OBTAIN ADDITIONAL REGULATORY CLEARANCES FOR ANY NEW PRODUCTS OR IMPROVEMENTS TO EXISTING PRODUCTS AND WE MUST OBTAIN REGULATORY APPROVALS IN SOME FOREIGN JURISDICTIONS TO MARKET OUR PRODUCTS ABROAD. OUR FAILURE TO OBTAIN NECESSARY REGULATORY CLEARANCES OR APPROVALS COULD ADVERSELY AFFECT OUR ABILITY TO MARKET AND SELL OUR PRODUCTS. We have received all necessary FDA clearances to commercially market the Lasette and the UltraLight Laser in the United States. Further, we have obtained CE Mark certification of the Lasette, which allows us to commercially market the Lasette for home and clinical use in countries comprising the European Union. However, comparable government agencies in a number of other foreign countries require lengthy and detailed clinical testing and other compliance procedures before they permit the introduction of enhancements to the Lasette and new medical laser products in the marketplace. The cost of complying with these regulations is significant and time consuming. These applications may require the completion of preclinical and clinical studies and disclosure of information relating to manufacturing and controls.

Any additional new products we may develop, or any modifications we make to our products in the future may require regulatory approval. The time required for completing testing and obtaining additional approvals is uncertain, and FDA, CE Mark and similar clearances may never be obtained for new products or applications. We may encounter delays or rejections based upon changes in FDA or European Community policy during the period of product development. We may also encounter delays with similar agencies in other markets. Even if the FDA, the European Community or comparable agencies grant clearance for our future products, it may limit the indicated uses for which our products or applications may be marketed.

THE GROWTH OF OUR BUSINESS COULD BE ADVERSELY AFFECTED BY REFORMS IN THE HEALTH CARE INDUSTRY. CURRENTLY, THE COST OF THE LASETTE IS NOT COVERED BY MOST HEALTH INSURANCE PROGRAMS, INCLUDING MEDICARE AND MEDICAID. OUR GROWTH AND BUSINESS STRATEGY WILL BE ADVERSELY AFFECTED IF WE FAIL TO OBTAIN ADEQUATE THIRD PARTY REIMBURSEMENT FOR THE LASETTE FOR HOME USE. Successful commercialization of the Lasette will depend in large part on whether patients who purchase the Lasette will be reimbursed for the expense by third-party payors. Third party payors include private insurance plans and Medicare and other federal healthcare programs. The United States government and third-party payors continue efforts to contain or reduce the costs of health care, which may adversely affect our future success. In both the United States and elsewhere, the use of elective medical procedures by many consumers depends on such consumer's ability to be reimbursed by third-party payors, such as government and private insurance plans. Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement. Some health insurance companies have covered the consumer's costs of the Lasette if a physician provides documentation indicating a medical necessity. However, currently the cost of the Lasette does not qualify as a reimbursable expense under most health insurance programs. In January 2002, the Center for Medicare and Medicaid Services, or CMS, published the allowable for our Lasette. Generally, Medicare reimburses 80% of the published allowable. In March 2002, we were notified by CMS that they have not established a medical criteria for our Lasette and as a result CMS will only reimburse approximately $17 of the price of the Lasette, a minimal portion of its cost. Whether we can obtain a higher reimbursement rate for the Lasette will depend on the establishment of a favorable medical policy for the Lasette, which is largely outside our control. In the past we were working to provide input into CMS's establishment of an appropriate medical policy so that a higher reimbursement rate may be set. However, we can provide no assurance as to whether a medical policy favorable to us will be established by CMS, or when, if ever, an adequate reimbursement rate for the Lasette will be set or the eventual amount of reimbursement. Currently, due to our lack of financial resources we are not able to pursue the establishment of a medical policy. If and when our liquidity improves we may again actively pursue the establishment of a favorable medical policy.

WE DEPEND ON A SOLE SUPPLIER FOR THE CRYSTALS USED IN THE LASETTE'S AND THE ULTRALIGHT LASER'S ERBIUM:YAG LASER RODS, WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS. The Erbium:YAG laser rod we use in the Lasette and the UltraLight Laser is made from crystals that are produced and processed from New Technologies Engineering Center, a single supplier in Russia. To date, we have experienced no material interruptions in the supply of our laser components. However, our agreements with our Russian supplier have historically been short-term in nature expiring after a specified dollar volume of rods are purchased or a specified period of time has elapsed, which has typically been one year or less. Although to date we have been able to maintain arrangements for the supply of our rods from New Technologies, we cannot assure you that we will be able to continue to do so in the future. Additionally, our source of supply could be restricted due to events flowing from Russia's political or economic instability, or due to the supplier's non-performance. Although we believe alternative crystal suppliers will be available if needed, we believe the prices of these alternative crystal suppliers would be significantly higher than the prices we currently pay. The prices of our laser rods from our Russian supplier may fluctuate each time we enter into a new agreement. Since January 1, 2003, the price we have negotiated for the purchase of rods from our Russian supplier has been approximately $85 per rod. Depending upon our purchase volumes, we believe that the price of similar rods provided by alternative suppliers would range between approximately $175 and $380 per rod. Therefore, we believe we realize a significant cost savings by having our crystals manufactured by New Technologies. We cannot assure you that will be able to purchase rods from New Technologies at prices that will result in cost savings to the company in the future. Additionally, if we are unable to maintain commitments from New Technologies to supply rods or any of the above events or other events beyond our control occur, we could lose our strategically important source of supply for laser crystals. This would increase our manufacturing costs and impair our competitive advantage.

THE COMPETITION IN THE LASER BIOMEDICAL PRODUCTS INDUSTRY IS INTENSE, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUES AND MARKET SHARE. Our industry is characterized by intense competition. Our competition includes pharmaceutical and medical diagnostic equipment companies, academic institutions, public and private research institutions and others. Many of these companies and institutions are developing products that are being used or will be used for the same purposes as our products. In many cases, our competitors have substantially greater resources, research and development staffs and facilities than we do, as well as greater experience in developing products. Our competitors may succeed in developing products that are more effective or less costly than our products. If these new products are developed and become widely available and accepted, then we may be forced to reduce the price of our products. As a result, we may not be able to sell our products at a price that will allow us to realize a return on our investment.

Some competitors of the Lasette are marketing traditional stainless steel lancets. Additionally, several companies are developing or have developed safety lancets that are intended to reduce accidental needlesticks and cross-contamination in compliance with OSHA's bloodborne pathogens standards. These standards, as revised by the Needlestick Safety Act, require health care facilities to select safer needle devices to reduce or eliminate accidental needlesticks suffered by health care workers. The Lasette will compete directly with companies that are manufacturing, marketing and distributing stainless steel lancets and safety lancets.

Many of our competitors have more established sales and customer support organizations than we do. In addition, many of these competitors have greater name recognition, more extensive customer bases, better developed distribution channels and broader product offerings than we have. These companies can leverage their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. Further, new technologies may render some or all of our products non-competitive, obsolete and/or unmarketable, which would have a material adverse affect on our business. For example, competitors of the Lasette are developing glucose-testing products based on partially invasive or non-invasive technologies that could be an alternative to the Lasette. These non-invasive technologies include needle implants, watches with skin patches and non-invasive laser products that are designed to read glucose levels through the skin. If these products or other new products that compete against the Lasette or UltraLight Laser are approved for sale and become commercially available in the United States or Europe in the future, they could have a material adverse affect on sales of the Lasette and the UltraLight Laser and on our business and financial condition.

OUR PRODUCTS MAY NOT GAIN MARKET ACCEPTANCE AND MAY NOT ACHIEVE A COMPETITIVE POSITION IN THE MARKETPLACE. We cannot assure you that the marketplace will accept our products. Additionally, we can make no assurances that customers will be willing to pay more for the Lasette than for existing products. The cost of the Lasette is significantly higher than that of the stainless steel lancets and safety lancets. The suggested retail price of the Lasette is presently $995, although this initial cost could be substantially less depending on the program accepted by the customer, such as the number of units purchased or the commitment by the customer to purchase disposable shields in the future. Comparatively, we believe that the price of stainless steel lancets is currently less than $0.05 per unit and the price of safety lancets is between $0.18 and $0.52 per unit. In addition to the stainless steel lancets and safety lancets, the Lasette will also compete directly with non-invasive procedures and products that are currently being sold or developed by other companies. Market acceptance will depend, in large part, upon our ability to educate potential customers, including third-party distributors, about our products' distinctive benefits and/or create pricing strategies that are attractive to potential customers. We cannot assure you that we will be successful in these efforts or that our products will gain market acceptance or be competitive.

WE DO BUSINESS INTERNATIONALLY, WHICH SUBJECTS US TO RISKS RELATED TO FOREIGN REGULATIONS AND LAWS, DUTIES AND TARIFFS, FOREIGN INSTABILITY AND EXCHANGE RATES, AMONG OTHER THINGS. We sell our products internationally. Sales outside of the United States accounted for 13%, 24% and 47% of our products sales in the nine months ending September 30, 2003, and in the years ending 2002 and 2001, respectively. We also purchase some of the components used in their manufacture from an international supplier. In particular, we purchase the Erbium:YAG laser we use in the Lasette and the UltraLight Laser from a single supplier in Russia. The risks associated with these international activities include, but are not limited to, the following:

         o regulation of fund transfers by foreign governments and the United States;

         o        foreign export and import duties and tariffs;

         o        unlawful counterfeiting of our products;

         o        political and economic instability;

         o compliance by our foreign suppliers with export laws and licenses; and

         o        fluctuating exchange rates.

We cannot assure you that any of the foregoing will not have a material adverse affect on our business.

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OUR LICENSE WITH LUCENT IS COSTLY, AND THERE CAN BE NO ASSURANCE THAT THE
LASERTWEEZERS PRODUCT WILL GAIN WIDE MARKET ACCEPTANCE. Our Cell Robotics Workstation is based on our LaserTweezers, LaserScissors, CellSelector and SmartStage technologies. The LaserTweezers application of our Cell Robotics Workstation is based upon a non-exclusive patent license from AT&T, which was transferred by AT&T to Lucent Technologies, Inc. Our license will expire in January 2007, the end of the term of the licensed patent. Under this agreement we must pay Lucent a royalty of seven percent per year with a minimum annual payment of $35,000. We may not be able to increase sales of the Cell Robotics Workstation that include the LaserTweezers application to a level that renders use of that application in our product economically attractive.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS REPUTATION WHETHER OR NOT THEY ARE CONCLUDED IN OUR FAVOR. The design, development, manufacture and use of our products can involve product liability claims and associated adverse publicity. Producers of medical products such as ours may face substantial liability for damages if their products fail or consumers allege that their products caused harm. We currently maintain $2,000,000 of product liability insurance, but this insurance is expensive and difficult to obtain. We also currently maintain $10,000,000 of umbrella insurance. We cannot assure you that we will not be subject to product liability claims. Additionally, we cannot assure you that our current insurance would cover any claims, or that adequate insurance will continue to be available on acceptable terms in the future. If damages for successful product liability claims exceed our insurance coverage limits, or if any claim or product recall creates significant adverse publicity, then our business reputation, financial condition and results of operations could be materially and adversely affected.

WE COULD BE ADVERSELY AFFECTED IF THE GOVERNMENT REDUCES ITS SUPPORT OF SCIENTIFIC RESEARCH AND DEVELOPMENT. We market our Cell Robotics Workstation principally to colleges, universities, research laboratories, biotechnology and pharmaceutical companies and commercial laboratories engaged in scientific research. Our present customers of the Cell Robotics Workstation include colleges, universities, research laboratories and similar institutions. These customers accounted for substantially all of our sales of the Cell Robotics Workstation and 77%, 54% and 68% of our total product sales in the nine months ending September 30, 2003 and in the years ending December 31, 2002 and 2001, respectively. Most, if not all, of these customers rely upon federal and state funding in order to support their research activities. The ability of these institutions to purchase our products is dependent upon receiving adequate funding from the public sector. A reduction or withdrawal of government support of scientific pursuits could result in a lower demand for our products, which could adversely affect our ability to become profitable.

RISKS RELATED TO OUR SECURITIES AND THIS OFFERING

WE MAY CONTINUE TO SELL STOCK OR OTHER SECURITIES TO RAISE MONEY. IF WE DO SO, THESE SALES COULD SUBSTANTIALLY DILUTE YOUR INVESTMENT. We have the authority to issue up to 50,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without shareholder approval. Further, we may authorize the issuance, without shareholder approval, of our preferred stock with rights preferential to the rights of investors in this offering. We will be required to raise additional funds which may be through the issuance of equity securities. We may issue additional equity securities without shareholder approval. If we do issue additional equity securities, those securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Additionally, the issuance of additional equity securities could substantially dilute the holdings of our existing shareholders and the investors in this offering.

TRADING IN OUR SECURITIES IS LIMITED AND SPORADIC, THEREFORE YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT WITHOUT CONSIDERABLE DELAY, OR AT ALL. While there currently exists a limited and sporadic public trading market for our common stock, the price paid for these securities and the amount of securities traded are volatile. For example, between January 2001 and September 2003, the daily trading volume in our common stock has ranged from approximately zero shares to 977,600 shares. During the three month period ending September 30, 2003, the average daily trading volume of our common stock was approximately 52,000 shares. We cannot assure you that these markets will improve in the future. As a result, you may not be able to liquidate your investment without considerable delay, if at all.

OUR SECURITIES MAY BE REGULATED BY THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990. THE ADDITIONAL SALES PRACTICES IMPOSED BY THIS ACT COULD ADVERSELY AFFECT THE MARKET FOR OUR SECURITIES. Because our common stock is not listed or quoted on any exchange or on NASDAQ, and no other exemptions currently apply, the Securities and Exchange Commission, or SEC, "penny stock" rules govern the trading in our common stock. These rules require any broker engaging


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in a transaction in our securities to provide its customers with certain disclosures and information both before and after effecting the transaction. Brokers are generally less willing to effect transactions in our securities because of these rules. This may make it more difficult for investors to dispose of our common stock. In addition, the broker prepares the information provided to its customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.

WE HAVE NOT PAID DIVIDENDS TO OUR SHAREHOLDERS IN THE PAST, AND WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE NEAR FUTURE. We have not declared or paid cash dividends on our common stock. We intend to retain all future earnings, if any, to fund the operation of our business, and therefore we do not anticipate paying dividends on our common stock in the future.

PROVISIONS OF OUR CHARTER DOCUMENTS AND CERTAIN AGREEMENTS WITH OUR OFFICERS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD DISCOURAGE OR PREVENT A CHANGE OF CONTROL, WHICH MAY SUPPRESS OUR STOCK PRICE OR CAUSE IT TO DECLINE. Our articles of incorporation authorize the issuance of up to 2,500,000 shares of preferred stock. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock, as well as issue preferred stock without shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common shareholders, and the right to the redemption of preferred shares, together with a premium, prior to the redemption of common stock. Common shareholders have no redemption rights. In addition, we have agreements with some of our officers that have change of control provisions. The ability to issue preferred stock without shareholder approval and our arrangements with officers may discourage, delay or prevent someone from acquiring or merging with us.

THOSE SHARES OF OUR COMMON STOCK THAT CANNOT CURRENTLY BE TRADED WITHOUT RESTRICTION MAY BECOME ELIGIBLE FOR TRADING IN THE FUTURE. As of December 29, 2003, 24,162,896 shares of our common stock were issued and outstanding. Of this amount, approximately 3,000,000 shares are "restricted securities" and are not currently traded. However, these restricted securities will be available for trading in the future, so long as all the requirements of Rule 144, promulgated under the Securities Act of 1933, are met. No prediction can be made as to the effect, if any, that the availability of these shares for sale, or the sale of these shares, will have on the market prices for our common stock prevailing from time-to-time. If the number of shares offered for sale is greater than the number of shares sought to be purchased, then the price of our common stock would decline. The market price of our securities could be adversely affected by future sales of these securities.

THERE ARE A LARGE NUMBER OF SHARES OF OUR COMMON STOCK UNDERLYING OUR WARRANTS AND OPTIONS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK. The issuance of shares of common stock upon the exercise of our outstanding options and warrants will result in dilution to the interests of our shareholders and you as an investor in the offerings, and may have an adverse effect on the trading price and market for our common stock. As of December 29, 2003, we had options and warrants outstanding which may be exercised to acquire 6,505,076 shares of our common stock at various times. The future sale of these shares may adversely affect the market price of our common stock. Shares issued upon exercise of our outstanding warrants and options will also cause immediate and substantial dilution to our existing shareholders. In addition, as long as these warrants and options remain outstanding, our ability to obtain additional capital through the sale of our securities might be adversely affected.

OUR OUTSTANDING DEBT COULD BE CONVERTED TO EQUITY THAT COULD BE AVAILABLE FOR FUTURE SALE. ADDITIONALLY, WE COULD ISSUE EQUITY SECURITIES IN PAYMENT OF FEES OWED UNDER OUR CONSULTING ARRANGEMENTS. THE ISSUANCE OF THESE SHARES WILL RESULT IN FURTHER DILUTION TO OUR SHAREHOLDERS. At September 30, 2003, the aggregate principal amount of our borrowed indebtedness is approximately $849,000, of which approximately $135,000 is currently due or is payable upon demand. As of September 30, 2003, we owed Mr. Oton Tisch, our Chairman of the Board, approximately $197,000 of principal and interest under an outstanding note. Additionally, Mr. Tisch may advance us additional sums in the future under our September 17, 2002 note, of which an aggregate principal amount of $1,294,000 presently remains available. We have in the past and in the future may issue equity securities in payment of consulting fees, including our consulting arrangement with Obras Electromecanicas TKV. Mr. Tisch is the sole owner and Chief Executive Officer and President of TKV. Mr. Tisch beneficially owned 6,089,526 shares, or 26.6%, of our common stock as of December 29, 2003. In the past, Mr. Tisch has agreed to convert a substantial portion of our debt to equity and accept equity securities in payment for consulting services. While the terms of Mr. Tisch's current notes and consulting agreement do not expressly permit the conversion of debt to equity or the payment of equity securities for consulting fees, the company and Mr. Tisch may later agree to issue additional equity securities in order to repay amounts owed. We cannot estimate the number of shares of our common stock that may be issued if all or part of any obligations owed to our debt holders or consultants are repaid through the issuance of equity. However, depending on the amount of the outstanding obligations and the related conversion rate, shares issued in repayment of these obligations could cause immediate and substantial dilution to our existing shareholders. In addition, since Mr. Tisch is not subject to any limitations pertaining to his ownership, the number of shares could be significant and further increase Mr. Tisch's ownership of the company. The future sale of these shares may also adversely affect the market price of our common stock.

ONE OF OUR DIRECTORS IS A RESIDENT OF VENEZUELA, AND SHAREHOLDERS MAY HAVE DIFFICULTY ENFORCING A JUDGMENT AGAINST SUCH INDIVIDUAL OUTSIDE OF VENEZUELA. One of our directors and the company's largest shareholder, Mr. Oton Tisch, is a resident of Venezuela. It may not be possible for you to effect service of process upon Mr. Tisch outside of Venezuela, or to enforce judgments obtained against him in courts outside of Venezuela.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology, for instance the terms "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following:

         o        anticipated operating results and sources of future revenue;

         o        growth;

         o        adequacy of our financial resources;

         o        development of new products and markets;

         o obtaining and maintaining regulatory approval and changes in regulations;

         o        competitive pressures;

         o        commercial acceptance of new products;

         o        changing economic conditions;

         o        expectations regarding competition from other companies; and

         o        our ability to manufacture and distribute our products.

Potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results will differ and could differ materially from these forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (1) industry conditions and competition, (2) reforms in the health care industry or limitations imposed on third party reimbursement of health care costs, (3) the rate of market acceptance of our products, particularly the Lasette, (4) operational risks and insurance, (5) risks associated with operating in foreign jurisdictions, (6) product liabilities which may arise in the future which are not covered by insurance or indemnity, (7) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the medical device industry and our operations in particular, (8) the ability to retain key personnel, (9) renegotiation, nullification or breach of contracts with distributors, suppliers or other parties and (10) the relationship with our suppliers, particularly our supplier of crystals used in our Ebrium:YAG lasers. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS


If all of the selling securityholders exercise their warrants in full, then we will receive additional gross proceeds of $319,075. We will not receive any proceeds from the resale of our common stock offered by the selling securityholders.

The exercise prices of these warrants range between $0.375 and $0.575 per share. On January 20, 2004, the closing bid price of our common stock was $0.25. For any warrant with an exercise price that exceeds the trading price of our common stock, it is unlikely that the warrant will be exercised unless the trading price of our common stock is above its exercise price. Whether or not our common stock trades at a price above the exercise price of these securities, we cannot assure you that any of our securityholders will exercise any of the warrants.


If we were to receive proceeds from any of the foregoing, we anticipate that the proceeds will be used as working capital in our day-to-day operations. While we regularly evaluate possibilities for the acquisition of other businesses, technologies and products as a part of our long-term business strategy, we do not have any arrangements, agreements or understandings with respect to any such acquisitions. At this time, we do not anticipate the proceeds we may receive from the exercise of the warrants and options will be used to repay debt.

                     MARKET PRICE INFORMATION AND DIVIDENDS

Our common stock is traded over-the-counter and quoted on the OTC Bulletin Board on a limited and sporadic basis under the symbol "CRII". The reported high and low bid prices for our common stock and the low bid and high ask prices for our common stock, as reported by the OTC Bulletin Board, are shown below for our three prior fiscal years and for 2004 through January 20, 2004. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

                                                                                  BID
                                                  -------------------------------------------------------------------
                                                               LOW                                 HIGH
                                                  -------------------------------     -------------------------------
2001
----
First Quarter                                                 $0.453                              $1.313
Second Quarter                                                $0.281                              $0.830
Third Quarter                                                 $0.210                              $0.760
Fourth Quarter                                                $0.190                              $0.500

                                                                                 BID
                                                  -------------------------------------------------------------------
                                                               LOW                                 HIGH
                                                  -------------------------------     -------------------------------
2002
----
First Quarter                                                 $0.230                              $1.440
Second Quarter                                                $0.470                              $1.350
Third Quarter                                                 $0.360                              $1.240
Fourth Quarter                                                $0.370                              $0.710

                                                                                 BID
                                                  -------------------------------------------------------------------
                                                               LOW                                 HIGH
                                                  -------------------------------     -------------------------------
2003
----
First Quarter                                                 $0.170                              $0.500
Second Quarter                                                $0.170                              $0.400
Third Quarter                                                 $0.110                              $0.450
Fourth Quarter                                                $0.200                              $0.450


                                                                                 BID
                                                  -------------------------------------------------------------------
                                                               LOW                                 HIGH
                                                  -------------------------------     -------------------------------
2004
----
First Quarter through January 20, 2004                        $0.23                               $0.35

As of January 27, 2004, there were approximately 198 holders of record of our common stock.


DIVIDENDS

We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. We anticipate that any earnings generated from our operations will be used to finance our ongoing operations. No contractual restrictions exist upon our ability to pay dividends.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES

Cash used in operations for the nine-month periods ended September 30, 2003 and 2002 and the year ended December 31, 2002 was $1,060,534, $981,882 and
$1,831,591, respectively.

Net cash provided by financing activities for the nine-month periods ended September 30, 2003 and 2002 and for the year ended December 31, 2002 was $932,157, $988,850 and $2,136,508, respectively.

Total assets decreased to $1,242,595 at September 30, 2003 from $1,982,620 at December 31, 2002, a decrease of $740,025, or 37%. This change in total assets is primarily attributed to the following:

         o Our current assets decreased $701,262, or 43%, as of September 30, 2003 compared to our current assets as of December 31, 2002. This decrease was primarily the result of a decrease in receivables, as described below.

         o Cash decreased $189,138, from $299,083 at December 31, 2002 to $109,945 at September 30, 2003. The decrease in cash was primarily attributed to our operational needs during the nine-month period ended September 30, 2003.

         o Accounts receivable decreased $318,413 from $500,636 at December 31, 2002 to $182,223 at September 30, 2003 and other receivables decreased to zero at September 30, 2003 from $260,000 at December 31, 2002. The decrease in accounts receivable was primarily attributed to fewer sales in the third quarter of 2003 when compared with the fourth quarter of 2002. Our decline in sales was primarily due to our lack of capital to invest in sales and marketing activities. The other receivables balance at December 31, 2002 represented amounts due by an investor in connection with a December 2002 private placement transaction. The balance of the other receivables was collected in January and February of 2003.

         o Inventory increased by $73,998, or 14%, to $613,282 at September 30, 2003 from $539,284 at December 31, 2002. Although not material, the increase in inventory was due to the purchase of certain inventory parts that have to be ordered in large quantities. The increase in inventory resulted in increasing accounts payable as well.

Our current ratio at September 30, 2003 was .41 compared to 1.38 at December 31, 2002. Our total current liabilities increased $1,095,657 from $1,192,729 at December 31, 2002 to $2,288,386 at September 30, 2003. Our working capital decreased from $454,520 at December 31, 2002 to a deficit of $1,342,399 at September 30, 2003. The decrease in working capital was primarily due to our operating losses that we experienced in the nine-month period ended September 30, 2003.

In October 2001, we were notified by the Center for Medicare and Medicaid Services, or CMS, that a Healthcare Common Procedure Coding System, or HCPCS, code had been assigned to our Lasette. In January 2002, CMS published the allowable for our Lasette that was associated with the newly issued HCPCS code. Generally, Medicare reimburses 80% of the published allowable. In March 2002, we were notified by CMS that they had not established a medical criteria for our Lasette and as a result CMS will only reimburse approximately $17 for the price of the Lasette, a minimal portion of its cost. Whether we can obtain a higher reimbursement rate for the Lasette will depend on the establishment of a favorable medical policy for the Lasette, which is largely outside our control. In the past we were working to provide input into CMS's establishment of an appropriate medical policy so that a higher reimbursement rate may be set. Currently, due to our lack of financial resources as described herein, we are not pursuing the establishment of a medical policy. In the future, as our liquidity improves we may again actively pursue the establishment of a favorable medical policy. If and when we pursue a medical policy, we can provide no assurance as to whether a medical policy favorable to us will be established by CMS, or when, if ever, an adequate reimbursement rate for the Lasette will be set or the eventual amount of reimbursement.

Our ability to improve cash flow and ultimately achieve profitability will depend on our ability to significantly increase sales. Accordingly, we are manufacturing and marketing the Lasette, a sophisticated laser-based medical device, that leverages our existing base of technology. We believe the markets for this product are broader than that of the scientific research instruments market and, as such, offer a greater opportunity to significantly increased sales. In addition, we are pursuing development and marketing partners for some of our new medical products. If obtained, we believe these partnerships may enhance our ability to rapidly ramp-up our marketing and distribution strategy, and possibly offset the products' development costs. As a result, as described in more detail below, we expect that additional operating funds will be required under our September 17, 2002 amended and restated promissory note or under alternative financing sources and that our accumulated deficit will increase in the foreseeable future.

COMMITMENTS - As of September 30, 2003, our outstanding indebtedness for borrowed money included the following:

o In January 2001, certain members of our board of directors and affiliates of members or former members of our board of directors agreed to make term loan advances to us in an aggregate amount of $1,000,000 pursuant to the terms of a loan agreement with us. The loans are evidenced by unsecured promissory notes, bear interest at the rate of ten percent per annum and were due on January 31, 2002. As of September 30, 2003, the remaining principal and interest balance of loans outstanding under the loan agreement was approximately $54,800, which can be demanded at any time. In connection with the January 2001 loan commitment, each lender was issued a warrant in proportion to the amount of the loan made by that lender. The warrants allow the lenders to purchase an aggregate of 150,000 shares of our common stock. The warrants may be exercised until January 31, 2004, at a price equal to $1.125 per share of our common stock.

o On March 29, 2002, we signed a non-revolving line of credit documented as a promissory note in the face amount of $2,000,000 payable to one of our directors, Mr. Oton Tisch. The promissory note was amended and restated on September 17, 2002. Under this promissory note, Mr. Tisch may make one or more advances to us at times and in amounts, as determined by Mr. Tisch in his discretion, up to an aggregate principal sum of $1,488,500 (the "Loan A Facility"). Additionally, Mr. Tisch must make requested advances under this note up to an aggregate principal sum of $511,500 so long as he remains satisfied in his reasonable credit judgment with our capital raising activities (the "Loan B Facility"). Therefore, Mr. Tisch has no obligation or commitment to make any loans under the Loan A Facility and must make advances under the Loan B Facility only to the extent he is satisfied with our capital raising activities in his reasonable credit judgment. This note bears interest at 8% per annum and is presently secured by all our assets. As of September 30, 2003, the remaining principal balance outstanding under the note was approximately $189,000, all of which was outstanding under the Loan B Facility. No amounts borrowed under the Loan A Facility or the Loan B Facility may be reborrowed after being repaid by us. As of September 30, 2003, the remaining amount available at Mr. Tisch's sole discretion under the Loan A Facility is $1,000,000. As of September 30, 2003, the remaining amount available under the Loan B Facility is approximately $294,000. All principal and interest outstanding under the note are due on April 1, 2004.

o Private investors that are not affiliated with the Company have advanced us principal sums of $27,000, $75,000, $50,000, $56,000,
         $20,000 and $35,000, on October 3, 2002, June 16, 2003, July 17, 2003,
         August 28, 2003, May 20, 2003 and June 6, 2003, respectively. The notes are due on demand and bear interest at rates between 3% and 24%. The last two notes detailed in this paragraph permit the payee of the notes to convert the outstanding balance of the notes into the our common stock at a rate of $0.30 per share. We recorded a beneficial conversion charge during the quarter ended June 30, 2003 of $6,833 in connection with these two notes.

o On August 29, 2003, we entered into a loan and security agreement that provides for a non-affiliated lender to loan us, at the lender's sole discretion, up to $750,000. As of September 30, 2003 we had borrowed $325,000 under this facility. For each advance under the loan and security agreement we must pay a 4% origination fee and advance interest of 2% per month. Subsequent to September 30, 2003 we borrowed additional amounts of $225,000, of which $125,000 was used to repay other borrowed indebtedness. All advances under this facility are due September 5, 2004. The facility is secured by our receivables, inventory and our intellectual property related to our Workstation Products.

CAPITAL SOURCES - Our operating cash flows continue to be provided by ongoing sales of the Lasette and the Cell Robotics Workstation. During the first nine months of 2003 and during 2002, sales of our products generated revenues of approximately $564,000 and $1,584,000, respectively. In July 2002, we received a commitment from California Caltech, Inc., our distributor that sells the Lasette in China, to order additional Lasettes. This commitment provides for sales of 1,500 Lasettes, and for approximately 15 million of the corresponding disposables by June 2004. Although the distributor has committed to purchase the above Lasettes and related disposables, we have no control over the timing or the amount of any order within the relevant periods discussed above. Further, the risks associated with these international activities include, but are not limited to, the compliance by our distributor with its commitments. Although the distributor has been compliant, and we are not aware of any reason that the distributor will not fulfill its commitment, we cannot assure you that it will remain in compliance with its agreement with us.

We are currently developing a modified version of the Lasette, called the Infant Lasette, designed specifically for neonatal/pediatric heelstick applications. We have completed our clinical trials of the Infant Lasette and anticipate that we will be able to submit the Infant Lasette for FDA clearance in the first quarter of 2004. We further anticipate that the FDA clearance will take at least three months following this submission. However, FDA clearance will be delayed if the FDA requests additional information based on the initial or subsequent submissions. Although there can be no assurances, if we are able to improve our liquidity position, we expect that we will be ready to sell the Infant Lasette in the second quarter of 2004.

As discussed above, on September 17, 2002, we entered into an amended and restated promissory note payable to Mr. Tisch. Under this promissory note, Mr. Tisch may, in his discretion, make one or more advances to us under the Loan A Facility. Additionally, Mr. Tisch must make requested advances under this note under the Loan B Facility so long as he remains satisfied, in his reasonable credit judgment, with our capital raising activities. As of September 30, 2003, the remaining amount available at Mr. Tisch's sole discretion under the Loan A Facility is $1,000,000. As of September 30, 2003, the remaining amount available under the Loan B Facility is approximately $294,000.

On December 23, 2003 we signed an agreement with a private trust named CRII-SASCO Business Trust. Under the agreement, CRII-SASCO Business Trust agreed to purchase 1,600,000 shares of our common stock for an aggregate price of $400,000. We expect the transaction to close in February 2004.

In addition to the above sources, we have and will continue to actively pursue negotiated transactions to raise capital through the issuance of debt, equity and convertible debt instruments, or through the exchange of existing instruments through transactions that could provide us with additional capital.

ADEQUACY OF CAPITAL - Since our inception, to provide working capital for our product development and marketing activities, we have relied principally upon the proceeds of both debt and equity financings. We have not been able to generate sufficient cash from operations and, as a consequence, we must seek additional and immediate financing to fund ongoing operations. Given our immediate cash needs, we may be required to seek to obtain financings under production loan facilities or other factoring arrangements. These types of facilities are very expensive and there can be no assurances that we will be able to enter into any financing agreement on terms acceptable to us, if at all.

Because of our immediate cash needs, we have had, and from time to time we expect we will continue to have, difficulty fulfilling customer orders to the extent we have insufficient available funds to purchase component parts necessary to manufacture products ordered by our customers. Additionally, suppliers of these component parts may require us to pay for those parts in advance or provide acceptable forms of security as a condition to delivery, which may impede our ability to meet customer orders. Until we are able to obtain financing to meet our long-term needs, we anticipate that these difficulties relating to the purchase and supply of parts for our products will continue to exist.

As of September 30, 2003, our net working capital was a deficit of $1,342,399 and our total cash and cash equivalents was $109,945. We expect to experience operating losses and negative cash flow for the foreseeable future. Therefore, we do not have sufficient cash to sustain those operating losses without additional financing. We presently need financing to repay our current indebtedness, including payment of our notes in the aggregate principal amount of approximately $849,000 at September 30, 2003 of which approximately $135,000 is currently due or is payable on demand. In addition to debt service requirements, we will require cash to fund our operations. Based on our current operations, we estimate that our cash needs approximate $200,000 each month for the foreseeable future and will be a total of approximately $3,000,000 from September 30, 2003 through December 31, 2004. Our operating requirements depend upon several factors, including the rate of market acceptance of our products, particularly the Lasette, our level of expenditures for manufacturing, marketing and selling our products, costs associated with our staffing and other factors. We have been funding our operating requirements with proceeds from small private placements of our equity securities and indebtedness for borrowed money, particularly with financings with Mr. Oton Tisch, one of our directors, and with sales of our products. However, historically, these sources of capital have only been adequate to meet our short-term needs. We need immediate financing to fund both our short-term and long-term needs. Mr. Tisch's obligation to fund our company under his September 2002 note is discretionary in the case of the Loan A facility and is limited and subject to, in the case of the Loan B facility and may not be available at all if Mr. Tisch determines that he is not satisfied with our capital raising activities. Consequently we cannot ensure that Mr. Tisch will make any further advances under this note. Therefore, we intend to continue to seek to raise equity or debt financing. Although we have had discussions with potential investors, we have not been able to obtain sufficient long-term financing on acceptable terms as of the date of this report. No assurance can be given that we will be able to obtain any additional financing on favorable terms, if at all. If our operating requirements vary materially from those currently planned, we may require more financing than currently anticipated. Borrowing money may involve pledging some or all of our assets. Raising additional funds by issuing common stock or other types of equity securities may further dilute our existing shareholders. If we cannot obtain additional financing in a timely manner, we will not be able to continue our operations. In addition, the reports we received from our independent auditors covering our fiscal years ended December 31, 2002 and 2001 financial statements contain an explanatory paragraph that states that our recurring losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

To date, we have generated only limited revenues from the sale of our products and have been unable to profitably market our products. We incurred net losses applicable to common shareholders of $2,646,862 and $3,007,246 for the nine-month period ended September 30, 2003 and the year ended December 31, 2002, respectively. Revenues from the sale of our products were $564,187 and $1,584,359 for the nine-month period ended September 30, 2003 and for the year ended December 31, 2002, respectively. We expect to experience operating losses and negative cash flow for the foreseeable future. We do not have sufficient cash to sustain continuing operating losses without additional financing. Even if we are able to obtain additional financing to allow us to continue operations and repay indebtedness, we must generate significant revenues to fund anticipated manufacturing and marketing costs and to achieve and maintain profitability. We cannot assure you that we will ever generate sufficient revenues to achieve profitability, which will have a negative impact on the price of our common stock. If we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability in the future.

RESULTS OF OPERATIONS - THREE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2002

Revenues from our product sales decreased 45% to $263,970 for the quarter ended September 30, 2003 from $477,277 for the quarter ended September 30, 2002. Sales of our laser-based medical devices during the quarter ended September 30, 2003 were $23,242, a decrease of 88% from sales of $194,338 in the comparable quarter of 2002. Sales of our scientific research instruments during the quarter ended September 30, 2003 were $240,728, a decrease of $42,211, or 15% over sales of $282,939 in the comparable quarter of 2002. The decrease in sales was primarily due to a lack of financial resources available to market and sell our products.

Our gross margin declined to 5% for the quarter ended September 30, 2003 from 20% for the quarter ended September 30, 2002. The low sales in the quarters ended September 30, 2003 and September 30, 2002 and a lack of efficiencies in the production of our products primarily contributed to the low gross margins. Additionally, in the quarter ended September 30, 2003 we made an inventory adjustment for certain obsolete parts that resulted in an additional charge to cost of goods sold of approximately $83,000.

Operating expenses decreased $59,017 from $658,715 for the quarter ended September 30, 2002 to $599,698 for the quarter ended September 30, 2003. The change in our operating expenses was not material.

During the three months ended September 30, 2003 interest expense increased to $89,994 from $34,986 during the quarter ended September 30, 2002. The increase in interest expense occurred because we had more borrowings in the third quarter of 2003 when compared with the same period in 2002. Other income decreased to zero in the third quarter of 2003 from $29,453 in the third quarter of 2002. During the third quarter of 2003 we did not receive any royalty payments from the licensee as was the case in 2002. Additionally, we did not have any excess cash to invest in interest bearing facilities in the third quarter of 2003.

RESULTS OF OPERATIONS - NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2002

Sales of products for the nine-month period ended September 30, 2003 decreased $412,143, or 42%, to $564,187 from $976,330 in the same period of 2002. The decrease in sales generally occurred because of a lack of financial resources available to market and sell our products.

Our gross margin on product sales decreased from 12% for the nine-month period ended September 30, 2002 to a negative margin of 47% for the nine-month period ended September 30, 2003. A lack of efficiencies in the production of our products contributed to the decline in gross margin. These inefficiencies were primarily due to low volume of sales that occurred during the first nine months of 2003. Additionally, as explained above, we recorded a charge of approximately $83,000 in the quarter ended September 30, 2003 for obsolete parts in inventory.

Operating expenses increased $718,286, or 46%, from $1,570,810 for the nine-month period ended September 30, 2002 to $2,289,096 for the period ended September 30, 2003. General and administrative expenses increased $274,764, or 39%, from $699,469 in the first nine months of 2002 to $974,233 in the first nine months of 2003. The increase was primarily attributable to three items. First, we recorded non-cash charges to recognize the value of stock provided to consultants and the value of options granted to a business consultant totaling approximately $91,000. Second, our salaries were approximately $154,000 higher in 2003 when compared to 2002. The increase in salaries resulted from our hiring of a new President in June 2003 and retaining our former president as our new chief operating officer. Additionally, our salaries were higher in 2003 because we hired a human resource director in 2003. Third, in 2003 we experienced an increase of approximately $30,000 for professional legal and accounting fees, which was primarily attributed to additional costs associated with the filing of our registration statements. We did not have comparable filings in 2002. Our sales and marketing expenses increased $323,175, or 61%, from $532,235 in the first nine months of 2002 to $855,410 in the first half of 2003. The increase was primarily due to fees charged for sales consultants of approximately $363,000 in 2003. No comparable expenses were incurred in the similar period of 2002. Our research and development expenses increased $120,347, or 35%, from $339,106 in the first nine months of 2002 to $459,453 in the first nine months of 2003. The increase in our research and development expenses occurred primarily as a result of work performed on our two new products, the UltraLight Laser and the Infant Lasette.

Other income decreased in the nine-month period ended September 30, 2003 to $10,000 from $57,376 in the nine-month period ended September 30, 2002. The decrease was primarily due to the Company receiving more in royalty payments in 2002 than in 2003. The royalty payments were in connection with the IVF workstation technology that we sold in 2000. During the nine-months ended September 30, 2003 interest expense decreased to $103,609 from $130,116 during the nine-month period ended September 30, 2002. The decrease in interest expense occurred because we had a lower average outstanding balance of debt in the nine-month period ended September 30, 2003 when compared with the same period in 2002.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 2002 COMPARED TO THE YEAR ENDED DECEMBER 31, 2001

Sales of products for the year ended December 31, 2002 increased $122,912, or 8%, to $1,584,359 from $1,461,447 for the year ended December 31, 2001. The increase can primarily be attributed to the December 2002 sales of UltraLight Laser evaluation units to our North-American distributor of the UltraLight Laser product. The evaluation units were sold to our distributor to assist in their marketing research and demonstration efforts.

Research and development grant revenue was $137,597 for the year ended December 31, 2001 compared to no revenues during 2002. We generated no revenues from research and development grants during 2002 because our final research grant expired in September 2001.

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Our gross margin on product sales increased to 15% for the year ended December
31, 2002 from 7% for the year ended December 31, 2001. The primary reason for the increase was that during the fourth quarter of 2001 we recorded charges to cost of goods sold of approximately $173,000 to write-off the value of inventory associated with the Professional Lasette, a discontinued product. There were no similar charges to cost of goods sold in 2002.

General and administrative operating expenses increased $217,683 from $936,000 for the year ended December 31, 2001 to $1,153,683 for the year ended December 31, 2002. The increase was primarily due to non-cash charges of approximately $240,000 associated with stock and stock options provided to consultants for general business advisory services. Marketing and sales operating expenses decreased $266,025 from $1,211,726 during the year ended December 31, 2001 to $945,701 during 2002. The decrease is primarily due to the elimination of four positions in September 2001. No expenses associated with those positions were incurred in 2002. Research and development operating expenses decreased $101,518 from $610,354 for the year ended December 31, 2001 to $508,836 for the year ended December 31, 2002. The reduction in research and development operating expenses was accomplished by our purchasing fewer engineering components and parts in 2002 when compared with 2001.

Interest income decreased during the year ended December 31, 2002 to $17 from $11,979 during the year ended December 31, 2001. The decrease was due to our having little excess cash balances available to invest in 2002. Interest expense increased during the year ended December 31, 2002 compared to the period year because of increased borrowings in 2002 over those in 2001. Most of the increased borrowing is attributed to advances made under the August 2, 2001 convertible note and advances made under the March 29, 2002 promissory note. Both notes were payable to Mr. Oton Tisch, one of our directors. The August 2, 2001 note was converted into shares of our common stock on July 29, 2002. See "Liquidity and Capital Resources" for further discussion of the March 29, 2002 note.

Loss on extinguishment of debt totaled $546,677 for the year ended December 31, 2002. There were no similar charges in 2001. Of this loss, $494,691 represents non-cash charges relating to the repayment of indebtedness in connection with our November 12, 2002 stock purchase agreement with Oton Tisch. Pursuant to that stock purchase agreement, we issued to Mr. Tisch 2,309,255 shares of our common stock and a warrant to purchase 771,551 shares of our common stock in repayment in full of aggregate principal indebtedness of $1,237,300, plus accrued interest. The remaining $51,986 of this loss represents non-cash charges relating to the payment of consulting services provided by Obras Electromecanicas TKV in connection with our December 12, 2002 stock purchase agreement. Pursuant to that stock purchase agreement, we issued to Mr. Tisch 371,711 shares of our common stock and a warrant to purchase 92,928 shares of our common stock in repayment in full of $167,270 of consulting services. Mr. Tisch is the sole owner and Chief Executive Officer and President of TKV.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

Product sales for the year ended December 31, 2001 increased $468,737, or 47%, to $1,461,447 from $992,710 in the comparable period of 2000. The increase in sales resulted mainly from our scientific research instruments products. The sales of scientific instrumentation products increased $381,121 during the year ended December 31, 2001 to $986,998 from $605,877 when compared to the same period of 2000. The increase was due to our placing a greater emphasis on our scientific instrumentation products in 2001 than we did in 2000. Additionally, at the end of September 2001 we released the LS300 Pro Workstation, which contributed approximately $288,000 to the increase. Sales of our laser-based medical products increased $87,616 to $474,449 for the year ended December 31, 2001 from $386,833 for the year ended December 31, 2000. Revenue generated from research and development grants increased $123,244 to $137,597 during the year ended December 31, 2001 from $14,353 for the year ended December 31, 2000. This increase is attributed to more work being completed on a specific grant by our personnel in 2001 compared to the work completed in 2000.

Our gross margin from sales of products increased from a negative margin of 53% during the year ended December 31, 2000 to a positive margin of 7% for the year ended December 31, 2001. The negative gross margin experienced in 2000 was primarily due to three factors. First, and most importantly, the negative gross margin is attributed to an accrual of $400,000 that was made in anticipation of the settlement of a lawsuit with Big Sky Laser Technologies, Inc., or BSLT. This lawsuit was settled in the first quarter of 2001. Second, we accrued approximately $64,000 in cost of sales during 2000 to pay expenses associated with a design improvement in one of the main components of the laser-based medical products. As a result of the modification, certain parts in stock had to be reworked. Third, a lack of efficiencies in the production of our laser-based


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medical products also contributed to the negative gross margin in 2000. These inefficiencies were primarily due to low volume. As sales increased during 2001 our gross margin returned to a positive level. During 2001 we recorded charges to cost of goods sold of approximately $173,000 to write-off the value of inventory associated with the Professional Lasette, a discontinued product. This charge reduced our gross margin for the year ended December 31, 2001 to 7%.

Operating expenses decreased $646,086, or 19%, from $3,404,166 during 2000 to $2,758,080 during 2001. The decrease occurred in nearly all areas of our operations. Because our cash resources were limited, we implemented measures to reduce expenditures during the year ended December 31, 2001. The decrease in general and administrative expenses resulted primarily from decreases in fees paid for legal services. Legal fees decreased by approximately $321,000 for the year ended December 31, 2001 when compared with the same period in 2000. Marketing and sales expenses decreased slightly primarily because of the use of less advertising as one of the steps we implemented to reduce expenditures during 2001 in response to our limited cash resources. The decrease in research and development expenses occurred because we decided to devote less resources toward research and development during the year ended December 31, 2001 considering our decreasing available cash balance.

Interest income decreased during the year ended December 31, 2001 from the amount in the same period of 2000 primarily due to our decreasing cash balance during 2001. In the first half of 2000 we completed two large private placements that provided us aggregate gross proceeds of approximately $3.2 million. The interest income earned in 2000 resulted from investments of the cash proceeds from these placements. As the cash balance decreased during 2000 and 2001 we earned less in interest income. Interest expense decreased in 2001 from 2000 because of the beneficial conversion charge of $1.2 million to interest expense associated with the conversion of our $1.2 million convertible note in August 2000 into 500,000 shares of common stock. A similar charge was not incurred in 2001. Excluding the $1.2 million charge in 2000, our interest expense increased by $67,036 in 2001 compared to interest expense in 2000. The reason for the increase in 2001 was because of interest expense associated with higher outstanding balances of borrowed indebtedness in 2001 verses 2000. These higher debt balances were primarily attributed to the $1 million board loan signed in January 2001 and the $500,000 convertible note signed in August 2001. Other income, net decreased in 2001 when compared with the amount in 2000. During 2000 we recorded a one-time benefit from the sale of our IVF workstation technology.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

High-quality financial statements require rigorous application of high-quality accounting policies. Our policies are discussed in the Company's annual report on Form 10-KSB for the year ended December 31, 2002, and are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. We review the accounting policies we use in reporting our financial results on a regular basis. As part of such review, we assess how changes in our business processes and products may affect how we account for transactions. For the nine-month period ended September 30, 2003, we have not changed our critical accounting policies or practices, however, we are evaluating how improvements in processes and other changes in our scientific research instruments may impact revenue recognition policies in the future.

REVENUE RECOGNITION - Sales to qualified distributors are recognized when the products are shipped from the plant and ownership is transferred to the customer. In certain instances where we are required to install our products at a customer location, the revenue is deferred until the installation is complete. We provide an allowance for returns based on historical experience.

In connection with the sale of our scientific research instruments and at the customer's request, we may be requested to install the Cell Robotics Workstation, provide training services or both. Prior to certain management changes occurring in 2002, the production of our scientific research instruments involved significant customization including modifications required for specific customer applications. These units often required our scientist to complete complex configurations and customization during installation. In connection with the management change in 2002, we have focused our efforts on producing a scientific research instrument that is standardized and does not involve significant customization during installation. We are now offering a more standard product to our customers and we have evaluated how this change in our product and the related reduced complexity of installation and training may impact how we recognize revenue for our scientific research instruments. For shipments made after March 2003 we have separate charges for the scientific research instrument, the installation and the training. Revenue related to the scientific research instrument will be recognized upon shipment. Revenue, if applicable, related to the installation and training will be recognized after the installation and training are completed.

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LOSS CONTINGENCIES - Loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will exceed the recorded provision. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties such as regulators.

IMPAIRMENT - We review our inventory and property and equipment for potential impairment. Any losses noted are written-off in the period that the impairment occurs.

WARRANTIES - We warrant our products against defects in materials and workmanship for one year. The warranty reserve is reviewed periodically and adjusted based upon our historical warranty costs and our estimate of future costs. We record a liability for an estimate of costs that we expect to incur under our basic limited warranty when product revenue is recognized. Factors affecting our warrant liability include the number of units sold and historical and anticipated rates of claims and costs per claim. We periodically assess the adequacy of our warranty liability based on changes in these factors.

ACCOUNTS RECEIVABLE - Substantially all of our accounts receivable are due from distributors of medical devices or of research instruments. Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. We determine our allowance by considering a number of factors, including the length of time trade accounts receivable are past due, our previous loss history, the customer's current ability to pay its obligation to us, and the condition of the general economy and the industry as a whole. We write-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS (SFAS 143). This statement requires entities to record a liability for the estimated retirement and removal costs of assets used in their business. The liability should be recorded at its fair value, with a corresponding asset that should be amortized over the remaining useful life of the long-lived asset to which the liability relates. Period expenses will also be recognized for changes in the original value of the liability as a result of the passage of time and revisions in the undiscounted cash flows required to satisfy the obligation. The provisions of SFAS 143 are effective for fiscal years beginning after June 15, 2002. We do not expect adoption of the standard to have any material impact on our earnings and financial position.

In April 2002, the FASB issued Statement 145, RESCISSION OF FASB STATEMENTS 4, 44, AND 64, AMENDMENT OF FASB STATEMENT 13, AND TECHNICAL CORRECTIONS (SFAS
145). Among other provisions, SFAS 145 rescinds FASB Statement 4, REPORTING GAINS AND LOSSES FROM EXTINGUISHMENT OF DEBT. Accordingly, gains or losses from extinguishment of debt should not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of Accounting Principles Board Opinion 30, REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS (APB
30). Gains or losses from extinguishment of debt, which do not meet the criteria of APB 30, should be reclassified to income from continuing operations in all prior periods presented. The provisions of SFAS 145 will be effective for fiscal years beginning after May 15, 2002. We do not expect adoption of the standard to have any material impact on our earnings and financial position.

In June 2002, the FASB issued Statement 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. This statement requires entities to recognize costs associated with exit or disposal activities when liabilities are incurred rather than when the entity commits to an exit or disposal plan, as currently required. Examples of costs covered by this guidance include one-time employee termination benefits, costs to terminate contracts other than capital leases, costs to consolidate facilities or relocate employees, and certain other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, but early adoption is encouraged. We have elected to early adopt this statement for the year ended December 31, 2002.

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In December 2002, the FASB issued Statement 148 (SFAS 148), ACCOUNTING FOR
STOCK-BASED COMPENSATION -- TRANSITION AND DISCLOSURE: AN AMENDMENT OF FASB STATEMENT 123 (SFAS 123), to provide alternative transition methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in annual financial statements about the method of accounting for stock-based employee compensation and the pro forma effect on reported results of applying the fair value based method for entities that use the intrinsic value method of accounting. The pro forma effect disclosures are also required to be prominently disclosed in interim period financial statements. This statement is effective for financial statements for fiscal years ending after December 15, 2002 and is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002, with earlier application permitted. We do not plan a change to the fair value based method of accounting for stock-based employee compensation and has included the disclosure requirements of SFAS 148 in the accompanying financial statements.

In November 2002, FASB Interpretation 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS (FIN 45), was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. A company previously did not record a liability when guaranteeing obligations unless it became probable that the company would have to perform under the guarantee. FIN 45 applies prospectively to guarantees we issue or modify subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. We have historically not issued guarantees and do not anticipate FIN 45 will have a material effect on our 2003 financial statements. Disclosures required by FIN 45 are included in the accompanying financial statements.

In January 2003, the FASB issued FASB Interpretation 46 (FIN 46), CONSOLIDATION OF VARIABLE INTEREST ENTITIES. FIN 46 clarifies the application of Accounting Research Bulletin 51, CONSOLIDATED FINANCIAL STATEMENTS, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. We are in the process of determining what impact, if any, the adoption of the provisions of FIN 46 will have upon our financial condition or results of operations.

                                       25

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                                    BUSINESS

OVERVIEW

We manufacture, market and sell a laser-based medical device and a scientific research instrument. We have also developed a proprietary medical laser for aesthetic or skin rejuvenation applications, which we call the UltraLight Laser. Our key targets include the clinical and diabetes care markets for the Lasette, dermatologists, plastic surgeons, spas and physicians for the UltraLight Laser and the scientific research market for the Cell Robotics Workstation. We were incorporated in Colorado on September 28, 1988, under the name Bonus, Ltd. In September 1991, we changed our name to Intelligent Financial Corporation. In February 1995, we acquired all of the issued and outstanding shares of Cell Robotics, Inc., a New Mexico corporation, which had been formed in 1988 to develop the Cell Robotics Workstation. In May 1995, we changed our name from Intelligent Financial Corporation to Cell Robotics International, Inc.

BUSINESS STRATEGY

We hope to become a leader in the development and sale of technologically advanced laser-based medical devices. To achieve this goal, our business strategy capitalizes on our core laser technologies to develop unique products targeted at large markets in which we can compete effectively. Key components of our business strategy include the following:

         o DEVELOP UNIQUE TECHNOLOGY. Through know-how and core technology, we plan to develop products that offer more effective, safer and less painful solutions than conventional procedures. This development strategy includes using patents, licenses and collaboration where appropriate.

         o DEVELOP MARKET RECOGNITION. We are positioning our laser-based medical devices as preferred technological solutions to clearly-defined medical needs. We seek to create significant brand awareness for the Lasette, our signature product, particularly with consumers that use the Lasette for home use. To accomplish this, we plan to advertise in clinical and diabetes-related publications, direct mailings, tradeshows and print and Internet media. We also use trademarked product names that can be clearly recognized by customers, such as Lasette(R) and LaserTweezers(R).

         o EXPAND DISTRIBUTION CHANNELS. We believe that expanding our distribution channels will be a key component to the success of our products, particularly the Lasette for clinical use. Currently, the Lasette for clinical use is distributed through several regional distributors within and outside the United States, and to a limited extent to one national distributor in the United States. We intend to pursue additional non-exclusive distribution agreements for our Lasette for clinical use with national and regional distributors, and non-exclusive or exclusive distribution agreements with international distributors of medical products to take advantage of their existing distribution channels and name recognition.

         o CAPITALIZE ON THE OPPORTUNITY PRESENTED BY THE NEEDLESTICK SAFETY ACT. The Needlestick Safety Act requires OSHA to revise its existing bloodborne pathogens standards to set forth in greater detail, and make more specific, OSHA's requirement for health facilities to identify, evaluate and implement safer medical devices, such as safety engineered sharps devices or needleless systems, to reduce or eliminate the accidental needlesticks suffered by health care workers. The needle-free, laser-based design of the Lasette eliminates the risk of accidental needlesticks because a patient's blood sample is obtained by the use of a laser pulse rather than by a needle or lancet. We believe this feature of the Lasette will be an important selling strategy for developing the market for the Lasette for clinical use. Accordingly, we intend to market the Lasette for clinical use to hospitals, clinics and doctors' offices as a means to comply with the OSHA regulations and the Needlestick Safety Act and offer their patients a more effective, safer and less painful solution than conventional procedures.

We also believe the following trends in blood sampling will provide us with unique opportunities:

         o an increasing demand for less painful alternatives for capillary blood sampling;

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

         o an increasing desire to eliminate cross-contamination from accidental needle or lancet sticks in hospitals and clinics to address continued public health concerns and, in U.S. markets, to comply with bloodborne pathogen standards of OSHA, including the recently adopted standards of OSHA required by the Needlestick Safety Act;

         o a growing number of diagnosed diabetics seeking better insulin control; and

         o a growing understanding of the need to provide testing methods for needle-phobic individuals.

PRODUCTS

LASER-BASED MEDICAL DEVICES -- THE LASETTE

GENERAL. Our primary focus is distributing and selling our laser-based medical device to the clinical and diabetes care markets, namely diabetic consumers, hospitals, clinics and doctors' offices. The Lasette is a compact, lightweight, portable crystal laser that utilizes laser light to vaporize a small hole in the finger for capillary blood sampling. At nine ounces, the Lasette is slightly larger than a handheld cellular telephone and it fits into a suit-coat pocket or a purse. The Lasette is a better alternative for capillary blood sampling for many diabetics because, for many patients, it causes less pain and residual soreness than the traditional steel lancet. The Lasette may be a better alternative for children with diabetes, newly diagnosed diabetics and needle-phobic or needle-adverse individuals.

We previously marketed two laser-based medical devices, the Personal Lasette and the Professional Lasette. The Personal Lasette was marketed for home use, while the Professional Lasette was targeted for clinical applications. In the third quarter of 2000, we made a strategic decision to discontinue marketing the Professional Lasette and completed modifications to the Personal Lasette so that it could be used for either home or clinical use. The primary difference between the Lasette used in these home and clinical environments is that a different disposable lens shield is attached to the product for clinical applications than that attached for home use. We believe that focusing on a single product line will reduce direct costs associated with manufacturing the Lasette and promote brand awareness of the Lasette. We currently market the Lasette under the "Lasette Plus" name. The suggested retail price of the Lasette is presently $995.

The Lasette for home use allows diabetics to test their glucose levels at home. This application requires a disposable lens shield, which is a cassette of specialized plastic film. The film advances with each use of the device and has the capacity for 120 applications. We designed the disposable cassette to provide a one-month supply of film for diabetic patients who test four times per day. The suggested retail price of the disposable cassette for the Lasette for home use is presently $15.

The Lasette for clinical use is used to draw blood for various tests, including testing glucose levels, in the clinical setting. This application requires a single disposable lens shield that inserts into the device for each use. The patented disposable lens shield is replaced after each use in a clinical setting which prevents the patient's blood from contaminating the Lasette unit and therefore minimizes the risk of cross-contamination. The disposable shield also uses a specialized plastic film to prevent any vapors from condensing on the laser lens. The suggested retail price of the disposable shield for the Lasette for clinical use is presently $0.39.

MARKETS. In the United States, an estimated 17 million people have some form or variation of diabetes. However, only 11.1 million people in the United States have been diagnosed with diabetes.

We market the Lasette for clinical use to businesses performing capillary blood sampling. Capillary blood sampling is performed in virtually all clinical settings. These include hospitals, dialysis clinics, blood banks, nursing facilities, home health agencies and physicians' offices. Presently, the most commonly used device for capillary blood sampling is the stainless steel lancet. Needlestick injuries and other sharps-related injuries, including accidental lancet sticks, that result in occupational bloodborne pathogens exposure, such as human immunodeficiency virus, hepatitis B virus, hepatitis C virus and others, continue to be an important public health concern. OSHA estimates that
5.6 million workers in the health care industry and related occupations are at risk of occupational exposure to bloodborne pathogens. According to The Centers for Disease Control and Prevention, or CDC, in March 2000, it is estimated that 600,000 to 800,000 needlestick injuries and other skin introduced or effected injuries occur annually among health care workers. The CDC estimates that 62 to 88% of sharps injuries can potentially be prevented by the use of safer medical devices.

In response to these health concerns, OSHA's bloodborne pathogens standards require health care facilities to select safer needle devices to reduce or eliminate accidental needlesticks suffered by health care workers. The Needlestick Safety Act was enacted in November 2000, requiring OSHA to revise its existing bloodborne pathogens standards to set forth in greater detail, and make more specific, OSHA's requirement for health facilities to identify, evaluate and implement safer medical devices, such as safety engineered sharps devices or needleless systems, to reduce or eliminate the accidental needlesticks suffered by health care workers. The Needlestick Safety Act and OSHA regulations also require health care facilities to, among other things:

         o Review their exposure control plans annually to reflect changes in technology that will help eliminate or reduce exposure to bloodborne pathogens. Health care facilities must take into account innovations in medical procedure and technological developments that reduce the risk of exposure to accidental needlesticks. That review must include documentation of the employer's consideration and implementation of appropriate, commercially available and effective safer devices;

         o Solicit input from non-managerial health care workers regarding the identification, evaluation and selection of effective engineering controls, including safer medical devices; and

         o Maintain a sharps injury log if the health care facility employs 11 or more employees and the health care facility is required to keep records by current recordkeeping standards.

Cross-contamination is also a concern outside of the United States. Because of this concern, we believe that countries outside the United States represent important markets for the Lasette. We have consequently focused increasing efforts in expanding our distribution channels into foreign markets, particularly in China, South Korea and other Asian countries.

We believe that the Lasette for clinical use can substantially reduce the pain and trauma involved with capillary blood sampling and the risk of inadvertent cross-contamination for both the clinician and the patient, as well as eliminate the risk of accidental needlesticks. The needle-free, laser-based design of the Lasette substantially reduces the risk of cross-contamination and eliminates the risk of accidental needlesticks because a patient's blood sample is obtained by the use of a laser pulse rather than by a needle or lancet. We believe this feature of the Lasette will be an important selling strategy for developing the market for the Lasette for clinical use.

We will market the Lasette for home use primarily to children with diabetes, newly diagnosed diabetics, high frequency testing diabetics with sore fingers and needle-phobic and needle-adverse patients. The needle-phobic and needle-adverse market is attractive for this model. Presently, a diabetic must stick himself or herself with a steel lancet or needle to draw a blood sample for glucose testing. Diabetics' needle phobia prevents them from testing their glucose levels on the regularly recommended basis. Others dislike the pain of the steel lancet sticks and the continual residual soreness in their fingertips from the multiple daily sticks. In medical literature, needle phobics are estimated to number more than 10% of the population. The Lasette draws blood in a way that eliminates the effects of needle phobia, minimizes pain and eliminates the long-term finger soreness.

RAW MATERIALS. We rely on third parties to produce and manufacture the components for the Lasette. The Erbium:YAG laser rod we use in the Lasette is made from crystals that are produced and processed from a single supplier in Russia, New Technologies Engineering Center ("New Technologies"). To date, we have experienced no material interruptions in the supply of our laser components. However, our agreements with our Russian supplier have historically been short-term in nature expiring after a specified dollar volume of rods are purchased or a specified period of time has elapsed, which has typically been one year or less. Although to date we have been able to maintain arrangements for the supply of our rods from New Technologies, there can be no assurances that we will be able to continue to do so in the future. Additionally, our source of supply could be restricted due to events flowing from Russia's political or economic instability, or due to the supplier's non-performance. Although we believe alternative crystal suppliers will be available if needed, we believe the prices of these alternative crystal suppliers would be significantly higher than the prices we currently pay. The prices of our laser rods from our Russian supplier may fluctuate each time we enter into a new


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agreement. Since January 1, 2003, the price we have negotiated for the purchase of rods from our Russian supplier has been approximately $85 per rod. Depending upon on our purchase volumes, we believe that the price of similar rods provided by alternative suppliers would range between approximately $175 and $380 per rod. Therefore, we believe we realize a significant cost savings by having our crystals manufactured by New Technologies. There can be no assurances that will be able to purchase rods from New Technologies at prices that will result in cost savings to the company in the future. We obtain the remaining materials used to manufacture the Lasette from various suppliers. We believe alternate sources of supply will be available for these materials if needed.

MANUFACTURING. We are currently manufacturing the Lasette at our Albuquerque, New Mexico facility. We have instituted the record keeping, quality control, production procedures and other requirements needed to meet the manufacturing regulatory requirements of the FDA MDQSR, ISO 9001 and EN 46001. We believe our manufacturing capacity at our existing facility is adequate to meet customer demands for the Lasette for the foreseeable future.

MARKETING AND DISTRIBUTION. We have advertised the Lasette for home use and for clinical use in journals placed with clinics and direct marketing to medical device distributors and other groups and organizations that may have an interest in the benefits of the Lasette for themselves and for their clients. We also advertise through direct mailings, tradeshows and print and Internet media. The Lasette for home use is sold through distributors and directly to customers. The Lasette for clinical use is distributed through several regional distributors within and outside the United States. Beginning in November 2001 and continuing until June 2002, our former exclusive United States based distributor of the Lasette in China was C.A. Continental, Inc. We terminated our relationship with C.A. Continental in June 2002 as a result of certain defaults by C.A. Continental under our agreement. We entered into a new distribution agreement with California Caltech, Inc. in July 2002, which grants exclusive distribution rights for the Lasette in China. The initial term of the distribution agreement with California Caltech is for three years, but can be extended for additional periods of two years if both parties agree to do so. C.A. Continental, Inc. accounted for 18% of our product sales in 2001. California Caltech, Inc. accounted for 23% of our product sales in 2002.

We believe that we will accomplish marketing and distribution of this Lasette product line through a collection of regional, national and international distributors of diabetic supplies or through manufacturers' representatives. We are currently holding discussions with regional, national and international distributors and intend to pursue additional non-exclusive regional and national distribution relationships, and non-exclusive or exclusive international distribution relationships.

COMPETITION. We are not aware of any commercially available product similar to the Lasette that has received FDA clearance or the CE Mark certification for commercial marketing in either the United States or European Union. However, the Lasette directly competes with traditional stainless lancets and safety lancets used for routine capillary blood sampling. The Lasette also indirectly competes with non-invasive and partially invasive products that determine and/or control glucose levels in diabetic patients.

The Lasette represents a technological alternative to the traditional stainless steel lancet and the safety lancet for routine capillary blood sampling. We designed it to reduce the pain, fear and anxiety associated with drawing blood. The Lasette for clinical use, with its disposable lens, also eliminates the risk of cross contamination as well as reduces the costs associated with lancet waste disposal incurred by hospitals, clinics and doctors' offices. In response to OSHA's bloodborne pathogens standards, as well as the Needlestick Safety Act, which requires health facilities to employ measures to reduce or eliminate accidental needlesticks, several companies are marketing or are developing safety lancets. Safety lancets have retractable blades or nails intended to reduce accidental needlesticks and, thus, the threat of cross-contamination. While these devices will not eliminate the pain associated with using a traditional steel lancet, the safety lancets may reduce the threat of cross-contamination.

The cost of the Lasette is significantly higher than that of the stainless steel lancets and safety lancets. The suggested retail price of the Lasette is presently $995, although this initial cost could be substantially less depending on the program accepted by the customer, such as the number of units purchased or the commitment by the customer to purchase disposable shields in the future. Comparatively, we believe that the price of stainless steel lancets is currently approximately $0.05 per unit and the price of safety lancets is between $0.18 and $0.52 per unit. Although the investment in the Lasette is significantly higher than that for either a steel lancet or safety lancet, we believe that users of the Lasette will be able to recover this investment over time through cost savings. Each stainless steel lancet or safety lancet has indirect costs associated with it, such as disposal costs, that are higher than the Lasette. Users of the Lasette for home use may obtain 120 uses from the disposable shield before it must be replaced. The user may dispose of the shield in the regular trash following the 120 uses. While the disposable shield on the Lasette for clinical use is disposed of after each use, hospitals, clinics and doctors'


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offices incur lower costs disposing of the Lasette's disposable shields as compared to disposing of sharps devices, such as the steel lancets and safety lancets. By reducing or eliminating the indirect costs associated with the steel lancets and safety lancets, we believe that the Lasette provides a competitive alternative.

The Lasette's position in the market is also threatened by corporate research and development efforts throughout the world that are focusing on the development of new, advanced non-invasive and partially invasive technologies for determining and/or controlling glucose levels in diabetic patients. Several companies have developed or are attempting to develop minimally invasive or non-invasive glucose testing products, including the GlucoWatch(R) by Cygnus, Inc. and the continuous glucose monitoring system, or CGMS, by MiniMed Inc.

Cygnus' GlucoWatch(R) has been approved by the FDA for detecting trends and tracking patterns in adult diabetics' glucose levels. Information released by MiniMed states that the CGMS has been cleared by the FDA for use by physicians to track trends and patterns in patients' glucose levels as well. The CGMS is only for use by physicians and is not for determining the amount of insulin to inject or pump into a patient at a given time. The GlucoWatch(R) and CGMS study the trends or track the patterns of diabetics who do not have their diabetes under control. For those particular patients, either the GlucoWatch(R) or the CGMS is a good supplement to the Lasette product line as each require multiple daily finger sticks to calibrate the devices. Currently, neither product is a substitute or a replacement for testing the blood from a traditional finger-stick and meter.

REGULATORY STATUS. Our products are subject to a great deal of regulation. See "Business - Government Regulation; Product Approval Process" for a description of government regulations affecting our products. The following details the regulatory clearances we have obtained for the Personal Lasette and the Professional Lasette since mid-1997:

         o FDA clearance for use of the Professional Lasette for testing glucose and hematocrit in healthy adult patients in a clinical setting (application submitted December 1996, clearance received August 1997);

         o FDA clearance for use of the Professional Lasette for testing glucose and hematocrit in diabetic adult patients in a clinical setting (application submitted July 1996, clearance received October 1997);

         o        CE Mark testing complete for Professional Lasette (May 1998);

         o FDA clearance for use of the Professional Lasette for testing glucose and hematocrit in all juvenile patients in a clinical setting (application submitted and clearance received June
                  1998);

         o ISO 9001/EN 46001/Medical Device Directive Certification (September 1998; recertified in September 1999 and September
                  2000);

         o FDA clearance for use of all glucose meters with the Professional Lasette (application submitted March 1998, clearance received September 1998);

         o FDA Variance for Professional Lasette design (application submitted September 1998, clearance received October 1998);

         o FDA clearance for home use of the Professional Lasette for glucose monitoring (application submitted May 1998, clearance received December 1998);

         o FDA approval of 510(k) amendment to include Personal Lasette safety and efficacy (application submitted December 1998, approval received January 1999);

         o FDA clearance of the Lasette for all screening blood tests in a clinical setting (application submitted October 1998, clearance received January 1999);

         o        CE Mark certification for the Professional Lasette (March
                  1999);

         o Registration Certificate of the Lasette for medical devices granted by China (May 1999);

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         o        CE Mark certification for the Personal Lasette (August 2000);
                  and

         o Medical device license granted in Canada for the Personal Lasette (August 2000).

The Lasette has received 510(k) clearance from the FDA for drawing capillary blood samples. In addition, the FDA has cleared the Lasette for capillary blood sampling for all clinical screening tests. The Lasette has also received the CE Mark designation. The Lasette is the only alternative to the steel lancet or needle that has been approved by the FDA that allows diabetics to sample their blood for glucose testing so they can determine their subsequent insulin injections. Clearance of the Lasette by the FDA allows us to market the Lasette in the United States. The CE Mark designation of the Lasette also permits us to market the Lasette in the European Union. To date, we have not had any recalls of our products by the FDA or any other comparable agency.

REIMBURSEMENT. In the United States, as well as in foreign countries, government-funded or private insurance programs, commonly known as third-party payors, pay a significant portion of the cost of a patient's medical expenses. A uniform policy of reimbursement does not exist among all these payors. Therefore, reimbursement can be quite different from payor to payor. We believe that reimbursement is an important factor in the success of medical devices. Consequently, we plan to continue to seek reimbursement for the Lasette.

Some health insurance companies have covered the consumer's costs of the Lasette if a physician provides documentation indicating a medical necessity. However, currently the cost of the Lasette is not reimbursed by most private insurance programs. We plan to continue our efforts to seek consumer reimbursement for the Lasette by private payors. We intend to conduct clinical studies to determine the short-term and long term clinical utility of using the Lasette. However, because of limited cash resources, we cannot be certain as to when, if ever, we will be able to implement these clinical studies. If and when we are able to obtain these clinical trials, we will seek to use their results to demonstrate the economic benefits of the Lasette to third-party payors, which we believe will support our efforts to secure reimbursement.

In October 2001, we were notified by the Center for Medicare and Medicaid Services, or CMS, that a Healthcare Common Procedure Coding System, or HCPCS, code had been assigned to our Lasette. In January 2002, CMS published the allowable for our Lasette that was associated with the newly issued HCPCS code. Generally, Medicare reimburses 80% of the published allowable. In March 2002, we were notified by CMS that they had not established a medical criteria for our Lasette and as a result CMS will only reimburse approximately $17 for the price of the Lasette, a minimal portion of its cost. Whether we can obtain a higher reimbursement rate for the Lasette will depend on the establishment of a favorable medical policy for the Lasette, which is largely outside our control. In the past we were working to provide input into CMS's establishment of an appropriate medical policy so that a higher reimbursement rate may be set. Currently, due to our lack of financial resources as described herein, we are not pursuing the establishment of a medical policy. In the future, as our liquidity improves we may again actively pursue the establishment of a favorable medical policy. If and when we pursue a medical policy, we can provide no assurance as to whether a medical policy favorable to us will be established by CMS, or when, if ever, an adequate reimbursement rate for the Lasette will be set or the eventual amount of reimbursement.

ROYALTY ARRANGEMENTS. In January 2002, we signed an exclusive license agreement with Becton Dickinson and Company regarding a patent licensed by Mr. Tankovich to Becton Dickinson. The license is valid until the patent expires, which we estimate to be in 2012 based upon the patent's original filing date. We are required to pay Becton Dickinson a royalty of 2.5% on all sales of the Lasette and its related accessories. Under the license, the payment of royalties for sales during the first two years of the agreement was deferred until November 2004. Royalties earned during the third year of the agreement through the remainder of the term will be payable on a quarterly basis. Beginning in November 2004, we must also pay Becton Dickinson a minimum annual royalty, less any earned royalties that have been accrued and paid or paid to Becton Dickinson during the previous 12 months. The aggregate minimum royalty through November 2004 is $10,000 (less earned royalties), which is payable in November 2004. Thereafter, the minimum royalty is $5,000 (less earned royalties) payable in November of each year. If we do not pay the minimum annual royalty when due, Becton Dickinson may convert the agreement into a non-exclusive license. Under the agreement, until November 2006 Becton Dickinson has a right of first refusal on any offer we receive from a third party to exclusively market and sell the Lasette and its related accessories. Becton Dickinson has also given us an exclusive right and option to enter into license agreements with Becton Dickinson relating to its current laser lancet patent portfolio and future laser


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technology. Our option expires in November 2004. Additionally, as part of the license we issued warrants to Becton Dickinson to purchase 225,000 shares of our common stock. These warrants have an exercise price of $0.37 per share and expire in November 2006. In connection with the license, Becton Dickinson released us from any alleged infringement under Mr. Tankovich's patent. See "Business -- Intellectual Property" for further discussion regarding our intellectual property. As of September 30, 2003, we have accrued approximately $19,700 of royalties under this arrangement.

In addition to our license agreement with Becton Dickinson, we also have an oral arrangement with New Technology Engineering Center providing for a royalty of 1% on all sales of the Lasette until total royalties of $2 million have been paid. To date, we have accrued approximately $25,000 of royalties under this arrangement.

LASER-BASED MEDICAL DEVICES -- THE ULTRALIGHT LASER

DESCRIPTION. The UltraLight Laser is a proprietary medical laser for aesthetic or skin rejuvenation applications commonly known as laser skin photo rejuvenation. This product takes advantage of a small compact laser cavity designed to produce an affordable aesthetic medical laser that can be used by dermatologists, plastic surgeons, spas and physicians to rejuvenate and revitalize the skin. The UltraLight Laser provides laser skin photo rejuvenation with an Ebrium:YAG laser, which emits a long pulse 2.94 microns wavelength. The characteristic shallow penetration of the Ebrium:YAG energy into the skin also allows precise removal of tissue without heating adjacent tissue and also permits the treatment of delicate skin on and around the neck, eyes and hands, as well as darker pigmented skin. The two most common lasers used in skin rejuvenation treatment are Ebrium:YAG lasers, such as used with the UltraLight Laser, and carbon dioxide lasers. We believe that the Ebrium:YAG laser used in the UltraLight will generally offer minimal pain, easier post-operative care and quicker recovery time compared to carbon dioxide lasers. We had entered into an oral agreement with Sandstone Medical Technologies, LLC, a private company located in Homewood, Alabama relating to manufacturing and marketing of the UltraLight Laser. See "Business -- Research and Development" for further discussion regarding the relationship with Sandstone. However, we are currently in a dispute with Sandstone regarding the relationship. In connection with this dispute, Sandstone has notified us that it does not intend to continue to use us as its manufacturer. Additionally, Sandstone cancelled a purchase order for the UltraLight Laser in the amount $1.2 million. As a result of the oral nature of the agreement, we may be unable to enforce the agreement on terms that we believed to exist. We believe that we have complied with the terms of the agreement and intend to vigorously pursue our rights. However, due to the early stages of the matter, we are unable to predict its outcome at this time. If we become involved in costly and time-consuming litigation, management attention consumed by and legal costs associated with any litigation could have a negative effect on our operating results. Additionally, an unfavorable outcome in any litigation may adversely affect our ability to manufacture, market and sell the UltraLight Laser. We shipped the first 10 evaluation units of the UltraLight Laser in December 2002. The evaluation units were furnished for marketing research and demonstration purposes. Although we can make no assurances, our goal is to begin commercial shipments of the UltraLight Laser in the first quarter of 2004. We anticipate that the suggested retail price of the UltraLight Laser to end users will be approximately $22,000.

MARKET. Our principal target markets will include dermatologists, plastic surgeons, spas and physicians. According to the American Academy of Cosmetic Surgery, over 300,000 people had some type of aesthetic laser procedure in the year 2000. We believe that demand for this procedure will continue to expand as "baby boomers" age and desire to retain a more youthful appearance.

RAW MATERIALS AND MANUFACTURING. Although our oral agreement with Sandstone is currently in dispute and we are evaluating our options, we plan to manufacture the UltraLight Laser at our Albuquerque, New Mexico facility. We believe our manufacturing capacity at our existing facility is adequate to meet customer demands for the UltraLight Laser for the foreseeable future. We will rely on third parties to produce and manufacture the components for the UltraLight Laser. The Erbium:YAG laser rod we use in the UltraLight Laser is the same as used in the Lasette. As with the Lasette, we expect to continue to purchase the supply of our rods for the UltraLight Laser from New Technologies Engineering Center. We obtain the remaining materials used to manufacture the UltraLight Laser from various suppliers. We believe alternate sources of supply will be available for these remaining materials if needed.

MARKETING AND DISTRIBUTION. Under our oral agreement with Sandstone, which is now in dispute, Sandstone was to exclusively market and sell the product in North America, while we were to have the rights to market and sell the product in other international markets. Our current plans continue to rely on a network of distributors for sales of the UltraLight Laser in international markets; however, to date we have not entered into distribution relationships covering territories outside North America. Although we intend to pursue marketing and distribution relationships for the UltraLight Laser, we cannot make any assurances that any discussions or negotiations with third parties regarding the marketing or distribution of our products will be successful.

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COMPETITION. The market for aesthetic elective products and treatments is highly competitive and technological developments are expected to continue at a rapid pace. In general, we believe that we compete on the basis of price, product features and product quality. There are a variety of equipment and treatment techniques used for skin revitalization. We believe that our direct competitors consist of those products and treatments that provide laser-based skin photo rejuvenation treatments, particularly those products that use the Ebrium:YAG laser. The UltraLight Laser will also indirectly compete with manufacturers and providers of non-invasive, partially invasive and other invasive skin rejuvenation products and treatments, such as chemical peels, dermabrasion, microdermabrasion, drugs, lotions and creams.

REGULATORY STATUS. We received FDA clearance of the UltraLight Laser in September 2002. In the first quarter of 2003 we completed the process of obtaining the necessary domestic and international manufacturing clearances for this product. These clearances include Underwriters Laboratories, Canadian Standards Association and CE certifications.

SCIENTIFIC RESEARCH INSTRUMENTS -- THE CELL ROBOTICS WORKSTATION

DESCRIPTION. In 1996, we introduced the computer-controlled Cell Robotics Workstation for optical trapping, micromanipulation and microsurgery. This workstation is based on our core LaserTweezers, LaserScissors, CellSelector and SmartStage technologies. The LaserTweezers application of the Cell Robotics Workstation is based upon a non-exclusive license from AT&T, which was transferred by AT&T to Lucent Technologies, Inc. Computer control provides powerful, user-friendly features such as interactive software with mouse or keyboard control, a unique motorized stage and a motorized focus drive providing motion in three directions. The Cell Robotics Workstation integrates our research instruments into a complete computer-controlled optical trapping and ablation workstation.

We have made, and are continuing to make, enhancements to the Cell Robotics Workstation so that it includes a sophisticated imaging and quantitative measurement capability. In addition, we have developed a more specialized diagnostics workstation known as the LS300 Pro Workstation, which is a modification of the Cell Robotics Workstation. The LS300 Pro Workstation contains a more powerful LaserScissors and is marketed primarily to pathologists and researchers. The enhancements to the LaserScissors applications will allow pathologists and researchers to automatically cut out cells of interest from a biopsy and retrieve those cells for DNA and RNA analysis. The LS300 Pro Workstation is the first configuration of the Cell Robotics Workstation to be a diagnostics instrument instead of being simply limited to a research instrument.

APPLICATIONS OF THE SCIENTIFIC RESEARCH INSTRUMENTS. The Cell Robotics Workstation allows scientists to manipulate objects in micro-space, upgrading the microscope to an interactive micro-laboratory. The scientific research instruments enhance the usefulness and importance of the conventional laboratory microscope as a tool in medical, biological and genetic applications in the life sciences. Scientists can use the technology for cell separation, cell-to-cell interaction, micro-dissection and intercellular manipulation of living cells. Third parties currently use the Cell Robotics Workstation for cancer, immunology, neurobiology, assisted reproductive techniques and genome research.

With respect to genome research, the Cell Robotics Workstation can be used by third parties to assist in the human genome project. Using the genome as a blueprint, the study of proteins helps explain what can cause or cure diseases. The study of proteins, called functional genomics or proteomics, is a new emphasis area for biology. The Cell Robotics Workstation, through its LaserTweezers(R) and LaserScissors, allows new ways to study the function and structure of proteins. Understanding proteins is a key to curing such neurological diseases as Multiple Sclerosis, Parkinson's and Alzheimer's.

The Cell Robotics Workstation also provides increased efficiency in the production of transgenic animals in laboratory. Transgenic animals are animals that have human genes inserted into them. For example, transgenic chickens may produce a particular protein in the whites of their eggs. This protein can then be harvested from the egg as a constituent of a drug to treat disease. The Cell Robotics Workstation can be used in the production process to isolate the nuclei and make it possible to create a transgenic chicken. Each transgenic chicken has the potential to produce thousands of eggs that are harvested to produce the specific drug. In the laboratory, scientists can supervise technicians using the Cell Robotics Workstation rather than being required to use their personal expertise to perform detailed operations. For example, technicians can isolate stem cells from such tissues as fat obtained by liposuction for the growing of skin, bone or cartilage.

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MARKET. The principal market for the Cell Robotics Workstation is the scientific research market, consisting of colleges, universities, research laboratories, biotechnology and pharmaceutical companies and commercial laboratories conducting biological research. Our present customers of the Cell Robotics Workstation include colleges, universities, research laboratories and similar institutions. These customers have accounted for substantially all of our sales of the Cell Robotics Workstation. We intend to identify scientists that have specific research applications particularly well suited to the company's scientific research instrument.

RAW MATERIALS AND MANUFACTURING. To minimize capital outlay, we outsource parts of the Cell Robotics Workstation to machine shops and circuit board companies. We complete final assembling and testing at our Albuquerque, New Mexico, facility to ensure the quality of the final product. We plan to continue this approach for the foreseeable future. If needed, we believe alternate sources of supply will be available for these parts.

MARKETING AND DISTRIBUTION. While we intend to focus on the distribution and sale of our laser-based medical devices, we will continue to promote and market the scientific research instruments through direct sales, dealers, representatives and distribution arrangements. We have expanded domestic and international non-exclusive distribution channels for the Cell Robotics Workstation to include distributors in 17 countries. In the past we had an agreement with Meiwa Shoji Company Ltd. granting exclusive distribution rights for the Cell Robotics Workstation in Japan. Meiwa Shoji accounted for 18% and 33% of our product sales in 2002 and 2001, respectively. Since January 2002, Meiwa Shoji has no obligation to further promote or purchase the Cell Robotics Workstation under the agreement and consequently sales in 2003 have been minimal. Its appointment as distributor can be terminated by either party on 90 days' notice.

COMPETITION. Third party competitors of the Cell Robotics Workstation include P.A.L.M. and S&L Microtest, both German companies, Sigma Koki, a Japanese company, and Arcturus, a United States company. P.A.L.M., S&L Microtest and Sigma Koki make multi-trap and custom trapping instruments that compete with the Cell Robotics Workstation. Arcturus offers a laser micro-dissection system.

REGULATORY STATUS. We received the CE Mark for the Cell Robotics Workstation and all of its modules in September 1997. Although the Cell Robotics Workstation is subject to FDA safety regulations, this product line does not currently require other regulatory clearances, including clearance from the FDA.

COMPETITION

Specialized laser-based medical device companies, pharmaceutical and medical diagnostic equipment companies, colleges, universities, governmental agencies and other public and private research institutions will continue to conduct research and protect technologies that they may develop or have developed, some of which will be directly competitive to our products. The principal factor affecting our competitive position is the suitability of our instruments for, and their performance in, a particular application. For the UltraLight Laser, we believe that we will also compete on the basis of price, product features and product quality. We face potential competition from a number of established domestic and international companies, many of which have substantially greater engineering, manufacturing, marketing and financial capabilities. Our ability to compete successfully in existing and future markets will depend on elements both within and outside of our control.

INTELLECTUAL PROPERTY

Our success will depend, in part, upon our ability to develop superior products that we can market at competitive prices. Our ability to do this will depend, in part, on our ability to protect and defend our intellectual property rights and the competitive advantages those rights offer. We rely primarily on patent, trade secret, copyright and trademark laws, confidentiality procedures and other intellectual property protection methods to protect our proprietary technology. As of the date of this prospectus, we have been issued three patents and have applied for additional patent protection for our laser-based medical devices. Additionally, we have been issued two patents for our scientific research instrument. Our products have only limited patent protection. It is our policy to require our employees to execute confidentiality agreements upon the commencement of such relationships.

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LASETTE. The Lasette was originally developed using the multifaceted crystal resonator, or MCR, patent acquired from Tecnal Products, a subsidiary of Lovelace Scientific Resources, Inc., in January 1996. The patent expires in March 2014. The MCR patent was originally developed under a license agreement with New Technology Engineering Center of Russia. However, new developments in crystal laser coating technologies have decreased the value of the MCR patent and related patent applications and licenses.

We have since advanced the Lasette's laser design and have sought, or are preparing to seek, continuations of existing patents and/or new patents protecting those designs. Two issued United States patents cover certain technological foundations of the current Lasette product line. These patents were issued in September 1996 and June 1999 and include claims regarding mechanisms to create and control laser energy distribution profiles that are essential for reducing pain in laser lancing devices. The patents expire in August 2014. In November 1999, we received a United States patent for the disposable finger shield used with the Lasette for clinical use. This patent expires in April 2017. We also have received a United States patent covering the disposable finger shield mechanism used in the Lasette for home use. That patent expires in December 2018. Other mechanisms for reducing the size and cost and improving the reproducibility and painlessness of laser lancing devices are regarded as trade secrets, or are the subject of planned patent applications. Finally, we have registered the mark Lasette(R) with the United States Patent and Trademark Office.

In 1996, we became aware that Mr. Tankovich, a former employee of the Russian Academy of Science, holds the United States patent relating to the use of a laser for blood sample collection. In this prospectus, we sometimes refer to Mr. Tankovich's patent as the "Tankovich Patent." The Tankovich Patent was issued on November 24, 1992. Becton Dickinson and Company, a medical technology company, obtained a license of the Tankovich Patent from Mr. Tankovich in December 1995. The Lasette contains technological foundations that are similar to the claims made by the Tankovich Patent.

In January 2002, we signed an exclusive license agreement with Becton Dickinson regarding the Tankovich Patent. The license is valid until the patent expires, which we estimate to be in 2012 based upon the patent's original filing date. We are required to pay Becton Dickinson a royalty of 2.5% on all sales of the Lasette and its related accessories. Additionally, as part of the license we issued warrants to Becton Dickinson to purchase 225,000 shares of our common stock. These warrants have an exercise price of $0.37 per share and expire in November 2006. In connection with the license, Becton Dickinson released us from any alleged infringement under the Tankovich Patent. See "Business -- Laser Based Medical Devices - The Lasette -- Royalty Arrangements" for further discussion regarding our license agreement with Becton Dickinson.

ULTRALIGHT LASER. The UltraLight Laser uses our Ebrium:YAG core laser technology. We rely primarily on trade secret laws and confidentiality procedures and other intellectual property protection methods to protect our proprietary technology relating to the UltraLight Laser.

CELL ROBOTICS WORKSTATION. Our Cell Robotics Workstation is based on our LaserTweezers, LaserScissors, CellSelector and SmartStage technologies. The LaserTweezers application of our Cell Robotics Workstation is based upon a non-exclusive patent license from AT&T, which was transferred by AT&T to Lucent Technologies, Inc. Our license will expire in January 2007, the end of the term of the licensed patent. We were in default under this license agreement, and renegotiated its terms in 1998. Under the renegotiated agreement, we paid Lucent $100,000 in lieu of all sums due and owing for prior years. Additionally, we agreed to increase the royalty from five to seven percent of the value of each product sold utilizing the patent. Finally, the minimum annual royalties under the license have been reduced to $35,000 per year for the term of the license. Based on these changes, we must pay Lucent a royalty of seven percent per year with a minimum annual payment of $35,000. We own two issued United States patents that cover certain technological foundations of the Cell Robotics Workstation. These patents were issued in November 1994 and December 1994 and include claims regarding the flexure structure for 3-D microscope stage and the manipulation chamber for LazerTweezers. The patents expire in July 2012. We have also registered the LaserTweezers(R) mark with the United States Patent and Trademark Office.

RESEARCH AND DEVELOPMENT

To succeed, we must continually enhance existing products and develop new products incorporating the latest improvements in laser technology. Accordingly, we are committed to investing resources in research and development activities.

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During the years ended December 31, 2002 and 2001, we spent $508,836 and
$610,354, respectively, and for the nine-month periods ended September 30, 2003 and 2002, we spent $459,453 and $339,106, respectively, on internal research and development programs. As of December 15, 2003, three of our scientists and engineers were engaged in research and development activities. We channeled the majority of the proceeds from equity financing, short-term borrowings and the sale of securities in 1995 through 2000 to fund our internal research and development activities. We do not have research arrangements with any outside research and development firms. We received a Small Business Innovative Grant from the National Cancer Institute in April 1997. Originally, the grant awarded funds for two years of development of a proprietary laser instrument for semi-automated single cell sorting. The grant was recently modified to validate capabilities of applying laser energy in connection with a polymerase chain reaction or PCR. Additionally, the period during which funds could be expended was extended until September 30, 2001. The total grant award that was available to, and expended by, us was approximately $635,000, substantially all of which we received by the end of 2001.

We plan to introduce a modified version of the Lasette designed specifically for neonatal/pediatric heelstick applications. The new "Infant Lasette" will be based upon the current Lasette model for clinical use, but specifically designed to draw capillary blood from the heels of infants, replacing the current and often painful use of costly lancets and scalpels. The "Infant Lasette" is expected to be designed to easily accommodate an infant's heel and a specially designed single-use disposable lens shield. We expect the Lasette disposables will be competitively priced with current disposable heelstick devices. Each year, there are approximately 130 million births worldwide. In most developed countries, newborn infants are subjected to routine capillary blood tests with samples drawn via "heelstick" with safety needles and scalpels. According to the CDC, in the United States there are over 4 million births annually, and each infant is mandated to have a routine battery of blood chemistries performed at birth. In the U.S., pre-mature infants account for approximately 11% of all births while low birthweight babies are an additional 7.8% of births. Pre-mature infants can be subjected to multiple heelsticks per day. The current national average length of stay is 15 days for neo-natal infants in intensive care. These repeated heelsticks may be harmful to the premature infants' heels causing, in some cases, the use of an infant's fingers to obtain the blood sample. In our opinion, FDA approval of the new "Infant Lasette" should require a clinical trial of less than 100 infants and the filling of a 510(k). This opinion is based on our review of various models which indicate that a sample of less than 100 infants will be adequate to prove, statistically, that the blood chemistry of an infant is not changed as a result of drawing the blood with a laser as opposed to the traditional needle or steel lancet.

We completed our clinical trials of the Infant Lasette in 2003 and we anticipate that we will be able to submit the Infant Lasette for FDA clearance in the first quarter of 2004. We further anticipate that the FDA clearance will take at least three months following this submission. However, FDA clearance will be delayed if the FDA requests additional information based on the initial or subsequent submissions. Although there can be no assurances, if we are able to improve our liquidity position, we expect that we will be ready to sell the Infant Lasette in the second quarter of 2004.

We used our core laser technology to develop a proprietary medical laser for aesthetic or skin rejuvenation applications, which we call the UltraLight Laser. We have entered into an oral agreement with Sandstone Medical Technologies, LLC, a private company located in Homewood, Alabama, relating to manufacturing and marketing the UltraLight Laser. However, we are currently in a dispute with Sandstone regarding the relationship. Under the agreement, the costs associated with the FDA submittals and other regulatory requirements were to be paid by Sandstone. Sandstone was to exclusively market and sell the product in North America, while we were to have rights to manufacture and sell the product in other international markets. We were also granted a right of first refusal to be the OEM manufacturer of the product. We received FDA clearance of the UltraLight Laser in September 2002. In connection with our dispute with Sandstone, Sandstone has notified us that it does not intend to continue to use us as its manufacturer. Additionally, Sandstone cancelled a purchase order for the UltraLight Laser in the amount $1.2 million. As a result of the oral nature of the agreement, we may be unable to enforce the agreement on terms that we believed to exist. We believe that we have complied with the terms of the agreement and intend to pursue our rights to the UltraLight Laser. However, due to the early stages of the matter, we are unable to predict its outcome at this time. If we become involved in costly and time-consuming litigation, management attention consumed by and legal costs associated with any litigation could have a negative effect on our operating results. Additionally, an unfavorable outcome in any litigation may adversely affect our ability to manufacture, market and sell the UltraLight Laser. We shipped the first 10 evaluation units of the UltraLight Laser in December 2002. The evaluation units were furnished for marketing research and demonstration purposes. Although we can make no assurances, our goal is to begin commercial shipments of the UltraLight Laser in the first quarter of 2004 now that the manufacturing clearances have been obtained. We anticipate that the suggested retail price of the UltraLight Laser to end users will be approximately $22,000.

GOVERNMENT REGULATION; PRODUCT APPROVAL PROCESS

United States government agencies and comparable agencies in countries outside the United States regulate the testing, manufacture, labeling, distribution, marketing and advertising of our products and our ongoing research and development activities. We have successfully obtained many of the regulatory clearances necessary to market and sell our products in our current markets. We may require additional clearances if we enter new markets, improve existing products or develop new products, such as the Infant Lasette and the UltraLight Laser. We are also in the process of obtaining the requisite regulatory clearances to market and sell the Infant Lasette.

For research applications, our products are subject only to FDA safety regulations. However, the European Community requires that research instruments receive the CE Mark before they can be exported to Europe. We received the CE Mark for the Cell Robotics Workstation and all of its modules in September 1997. The Lasette has received 510(k) clearance from the FDA for drawing capillary blood samples. In addition, the FDA has cleared the Lasette for capillary blood sampling for all clinical screening tests. The Lasette has also received the CE Mark designation. While the Lasette has received all necessary FDA clearances, has received the European Community's CE Mark and currently meets ISO and EN requirements, its manufacture and marketing will be subject to ongoing regulation. We are subject to inspection and market surveillance by the FDA and the European Community for compliance with good manufacturing practices and other requirements, which include testing, design, quality control and documentation procedures. We must register and seek FDA approval for each manufacturing establishment. These establishments must be certified to meet ISO 9001 and EN 46001 requirements. We must maintain our current FDA clearances by periodic audits. In order to manufacture and sell the Lasette under the CE Mark, we must also pass annual ISO maintenance audits, as well as comprehensive ISO audits every three years. Our last ISO audit was completed in January 2003. There can be no assurance that we will obtain, maintain or receive additional necessary clearances.

In the United States, federal and state statutes regulate the testing, manufacture, safety and efficacy, labeling, record keeping, approval, advertising and promotion of our products. Product development and approval within this regulatory framework may take many months and may involve the expenditure of substantial resources. Currently, we meet these requirements.

The FDA has separate review procedures for medical devices before such products may be commercially marketed in the United States. There are two basic review procedures for medical devices in the United States. Certain products may qualify for a Section 510(k) procedure, under which the manufacturer gives the FDA a Pre-Market Notification, or 510(k) Notification, of the manufacturer's intention to commence marketing of the product at least 90 days before the product will be introduced for clinical use. The manufacturer must obtain written clearance from the FDA before it can commence marketing the product. Among other requirements, the manufacturer must establish in the 510(k) Notification that the product to be marketed is "substantially equivalent" to another legally-marketed, previously existing product. If a device does not qualify for the 510(k) Notification procedure, the manufacturer must file a Pre-Market Approval Application. The Pre-Market Approval Application requires more extensive pre-filing testing than the 510(k) Notification procedure and involves a significantly longer FDA review process. See "Business -- Products -- Laser-Based Medical Devices -- The Lasette -- Regulatory Status" for a listing of the regulatory clearances we have obtained for the Personal Lasette and Professional Lasette since mid-1997.

We can market the Lasette for essentially all applications requiring capillary blood drawing for blood screening and/or sampling in the United States. For marketing outside of the United States, we will be subject to foreign regulatory requirements governing clinical trials and marketing approval for the products. Requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Although we have employees who are experienced with the regulatory procedures of the European Community and other jurisdictions, we do not currently have any facilities or employees outside of the United States. In some cases, we will rely on our strategic partners in foreign markets to satisfy the regulatory requirements imposed by those jurisdictions.

We received FDA clearance of the UltraLight Laser in September 2002. In the first quarter of 2003 we completed the process of obtaining the necessary domestic and international manufacturing clearances for this product. These clearances include Underwriters Laboratories, Canadian Standards Association and CE certifications.

We completed our clinical trials of the Infant Lasette in 2003 and we anticipate that we will be able to submit the Infant Lasette for FDA clearance in the first quarter of 2004. We further anticipate that the FDA clearance will take at least three months following this submission. However, FDA clearance will be delayed if the FDA requests additional information based on the initial or subsequent submissions. Although there can be no assurances, if we are able to improve our liquidity position, we expect that we will be ready to sell the Infant Lasette in the second quarter of 2004.

EMPLOYEES

As of December 29, 2003, we had 17 full-time employees and 1 part-time employee. Of these employees, 3 were principally engaged in product development, 5 in manufacturing, including quality control, 6 in marketing and sales and the balance in administration and finance. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced work stoppages and we believe that our relationship with our employees is good.

FACILITIES

Our facilities are located in approximately 12,000 square feet in Albuquerque, New Mexico. This facility contains our executive and administrative offices, as well as facilities for our assembly, production, testing, storage and inventory functions. Our monthly rent payments are approximately $10,000, subject to an annual increase of approximately three percent. Our lease terminates in November 2007. We have an option to terminate the lease as of November 30, 2005 if we pay the landlord a cancellation fee of $18,500 plus accrued rent through termination. We believe that this facility is adequate for our present and near-term requirements. Our equipment, fixtures and other assets located within the facility are insured against loss.

                 DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The name, age and position of our directors, executive officers and key employees are as follows:

       NAME                 AGE                         POSITION
       ----                 ---                         --------
Eutimio Sena                55     President and Chief Executive Officer, Vice Chairman of the Board of
                                   Directors
Gary Oppedahl               44     Chief Operating Officer and Director
Paul Johnson                40     Executive Vice President, Chief Financial Officer, Secretary and Director
Richard Zigweid             55     Vice President of Manufacturing
Oton Tisch                  73     Chairman of the Board of Directors
Dr. Toby Simon              59     Director
Dr. David Mueller           64     Director


EUTIMIO SENA was appointed as our President and Chief Executive Officer on June 17, 2003. He was appointed to our board of directors on August 29, 2002 and serves as Vice Chairman of the Board of Directors. Mr. Sena has over 20 years management experience, particularly in emerging technologies and market launches. From 1992 to present, he has served as the Vice President/General Manager of OCM, Inc., launching OCM's mergers, acquisitions and restructures group. Mr. Sena also served as Division Vice President/Multimedia integrated Systems, Division Vice President/Strategic Accounts/Government, and Corporate Director/Strategic Business Planning with Fujitsu America, Inc. from 1984 to 1992. Mr. Sena holds a BS in Computer Information Systems from the University of Colorado and a BA/MBA in Management Information Systems from the University of New Mexico.

GARY OPPEDAHL was appointed as our Chief Operating Officer in July 2003. From July 15, 2002 to June 2003 Gary was our President and Chief Executive Officer. He was also appointed as an interim director for the company on July 15, 2002. From 1999 to July 2002, he served as Senior Vice President of Business Development, Product Realization and Marketing at Novalux, Inc., an innovator in the design and manufacturer of optoelectronics, specifically extended cavity surface emitting lasers, for use in long-haul fiber optic telecommunication networks, in Silicon Valley, California. From 1996 to 1999, Mr. Oppedahl was Vice President of Operations for MODE, Inc., a manufacturer of vertical cavity surface emitting lasers for commercial use in optical data communication applications. He has a degree in Electrical Engineering from Chapman College.

PAUL JOHNSON was appointed as our Chief Financial Officer in July 2000 and Secretary in November 2000. He was also appointed as an interim director of the company in March 2002. From September 1994 to July 2000, he served as Assistant Controller and then the Controller for Helen of Troy Limited, a $300 million manufacturer and distributor of personal care products. From November 1987 to September 1994, he was employed by KPMG Peat Marwick LLP, now known as KPMG LLP. He has a degree in accounting and a masters degree in accountancy from Brigham Young University.

RICHARD ZIGWEID was appointed as our Vice President of Manufacturing in August 1996. Mr. Zigweid was Manufacturing Manager at Olympus America from May 1994 to August 1996. He served as engineering manager at Bausch & Lomb from 1991 to 1994 and as engineering manager and manufacturing engineer at Baxter Healthcare from 1983 to 1991. He received his B.S. degree in Mechanical Engineering from the University of Wyoming.

OTON TISCH was appointed to our board of directors as an interim director in February 2000 and was elected as a director in May 2000. In August 2002, Mr. Tisch was appointed as Chairman of the Board of Directors. Mr. Tisch is an international businessman and is the President, Chief Executive Officer and sole owner of Obras Electromecanicas TKV, located in Caracas, Venezuela, and its subsidiary located in Zurich, Switzerland. These enterprises were incorporated in 1980 and today generate approximately $10 million of aggregate annual revenues. Mr. Tisch's businesses specialize in equipment procurement and building and financing high voltage turn-key substations up to 400 kV, including the electronic and/or digital automatic control.

DR. TOBY SIMON was appointed to the Board of Directors on December 9, 2002. Dr. Simon has over 32 years of experience in the medical field, specifically internal medicine, hematology and managing blood banks. Since 2001, he has served as Chief Medical Officer/Chief Operating Officer at TriCore Reference Laboratories, Albuquerque, New Mexico. TriCore is a medical laboratory that provides comprehensive laboratory testing services at University and Presbyterian Hospitals and other hospitals throughout New Mexico, with some specialized testing throughout the country. Since June 2001, he has also been the Clinical Professor of Pathology at the University of New Mexico School of Medicine. From March 1997 to May 2001, Dr. Simon served as Vice President of Medical and Scientific Affairs for Serologicals Corporation. Dr. Simon's career has also included serving as President and Chief Executive Officer of Blood Systems, Inc. He is currently on the Transfusion Medicine/Blood Banking Test Committee of the American Board of Pathology and the editorial board of the journal, TRANSFUSION. He is the past Chairman of the Medical Director's Committee of the American Blood Resources Association (ABRA) and has recently finished his term as industry representative on the FDA Blood Products Advisory Committee. Dr. Simon earned his MD from Washington University, St. Louis, Missouri, and completed his internship and residency at Temple University Hospital, Philadelphia, Pennsylvania.

DR. DAVID MUELLER was appointed to the Board of Directors on September 27, 2002. Dr. Mueller has a strong technical and medical background and has over 20 years of experience in technology transfer and venture capital and leading and follow-up financing of venture-backed companies. During his career, Dr. Mueller managed product development groups for biomedical companies, including Medtronic, Inc., Beckman Instruments, Inc. and Tracor, Inc. He also worked at the Texas Instruments Central Research Lab, Aerojet General Corporation and the Texas A&M University Nuclear Science Center. In 1984, he was appointed General Manager of BCM Technologies, Inc., a for-profit, technology transfer arm of Baylor College of Medicine. In 1988, Dr. Mueller was one of the founders of the AM Fund and is currently a Managing General Partner of the AM Fund. From 1999 to present, Dr. Mueller was also a Venture Partner at Vanguard Ventures and served as interim CEO/COO/Advisor for six of Vanguard's portfolio companies following seed or first round funding. He was also co-founder and Ex-Director for the Texas Technology Transfer Association. Dr. Mueller received his BS from Texas A&M University, where he also earned his Ph.D. in Chemistry.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the summary information of compensation paid to our Chief Executive Officer, our only highly compensated executive officers in fiscal years 2001 through 2003.

                                                                                        SECURITIES
                                                                                        UNDERLYING       ALL OTHER
                                                                     ANNUAL              OPTIONS/      COMPENSATION
          NAME AND PRINCIPAL POSITION                 YEAR        COMPENSATION           SARS (#)           ($)
-------------------------------------------------    -------    ------------------    --------------   ------------
Eutimio Sena, Vice Chairman of the Board of
   Directors, President and Chief Executive           2003          $  274,769 (2)         225,678              -
   Officer(1)


Gary Oppedahl, Director and Chief Operating           2003          $  177,372             500,000        $ 1,216 (4)
   Officer(1)                                         2002          $   60,782             500,000 (3)    $   956 (4)

----------

     (1) Eutimio Sena was appointed as our Chief Executive Officer and President on June 17, 2003. Mr. Sena was appointed to our board of directors on August 29, 2002 and serves as Vice Chairman of the Board of Directors. Gary Oppedahl was appointed as our Chief Operating Officer in July 2003. From July 15, 2002 to June 17, 2003 Mr. Oppedahl was our President and Chief Executive Officer. Mr. Oppedahl was appointed as a director of our company on July 15, 2002.

     (2) The compensation paid to Mr. Sena includes the issuance of 902,711 shares of our common stock, which was valued at $189,569. For purposes of computing the compensation to Mr. Sena on this table, the shares were valued at their fair market value at the date of issuance.

     (3) Includes options to purchase 300,000 shares of our common stock, which Mr. Oppedahl forfeited upon his June 17, 2003 resignation as President and Chief Executive Officer.

     (4) The amounts represent the Company's matching of the employee's 401(k).

EMPLOYMENT AGREEMENTS

On June 28, 2000, we entered into an employment agreement with Paul Johnson, our Chief Financial Officer and Secretary. Mr. Johnson also currently serves as Director. Under the employment agreement, if there is a change in control under Mr. Johnson's employment agreement that results in his termination or he resigns within 45 days of the change in control, then we must pay Mr. Johnson in 12 equal monthly installments commencing after the termination date an aggregate amount equal to Mr. Johnson's then prevailing annual total compensation, including base salary but excluding fringe benefits.

         On June 16, 2003, we entered into an agreement with Eutimio Sena to serve as our President and Chief Executive Officer. Under the agreement, Mr. Sena's salary is determined based on a rate of $150 per hour (not to exceed an annualized amount of $425,000 over the period of the agreement). Until we are adequately funded, we agreed that any salary would be paid by issuing shares of our common stock. The number of shares to be issued as salary is calculated using a 25% discount to the average market closing price and calculated each month. In addition to salary compensation, Mr. Sena is also entitled to grants of non-qualified options to purchase shares of our common stock. The number of shares subject to options that may be granted under this agreement is equal to 25% of the shares of our common sock paid to Mr. Sena as salary compensation. These options have a 5 year duration from the date issued and have exercise prices based on prevailing market conditions or equivalent to options or warrants granted to our other investors, directors or officers.

STOCK INCENTIVE PLAN

During fiscal 1992, we adopted a Stock Incentive Plan. Pursuant to the Stock Incentive Plan, stock options granted to eligible participants may be incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, or NSOs. Eligible participants under the Stock Incentive Plan include our directors, officers and other salaried key employees. The Stock Incentive Plan terminated in August 2002.

Under the Stock Incentive Plan, an option is not transferable, except by will or the laws of descent and distribution. The Board of Directors may administer the Stock Incentive Plan, or delegate administration of the plan to a committee comprised of disinterested directors. Currently, the Stock Incentive Plan is administered by our board of directors. The administrator decides when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of award and the terms and provisions relating to the exercise of the awards.

At December 31, 2003, we had options outstanding to purchase a total of 369,167 shares of our common stock under the Stock Incentive Plan consisting of ISOs and NSOs to purchase 279,167 shares and 90,000 shares, respectively. The ISOs are exercisable at prices ranging from $0.48 to $2.81 per share. The NSOs are exercisable at prices ranging from $0.47 to $4.38 per share. All options were issued with exercise prices at or above market value on the date of grant.

At December 31, 2003, we had also granted options to purchase a total of 2,660,854 shares of our common stock outside of the Stock Incentive Plan. The options are exercisable at prices ranging from $0.37 to $2.73 per share. All options were issued with exercise prices at or above market value on the date of grant.

OPTION GRANTS

The following table sets forth certain information concerning individual grants of stock options made during the last completed fiscal year to each of the named executive officers all of which were issued with exercise prices at or above market value on the date of grant:

                                  NUMBER OF
                                  SECURITIES        % OF TOTAL OPTIONS
                                  UNDERLYING            GRANTED TO
                                   OPTIONS             EMPLOYEES IN           EXERCISE PRICE
           NAME                   GRANTED (#)           FISCAL YEAR               ($/SH)            EXPIRATION DATE
----------------------------    ----------------    --------------------    -------------------    -----------------
Eutimio Sena (1)                     58,750                  6%                   $0.30                 12/31/08
                                     73,824                  8%                   $0.26                 12/31/08
                                     93,104                 10%                   $0.38                 12/31/08

Gary Oppedahl (2)                   300,000                 31%                   $0.40                 12/31/08
                                    100,000                 10%                   $0.50                 12/31/08
                                    100,000                 10%                   $0.75                 12/31/08

-----------

     (1) The amounts represent warrants granted to Mr. Sena.

     (2) The option will become exercisable in the following manner: (i) 150,000 shares of our common stock subject to the option is immediately exercisable; (ii) 150,000 shares of common stock will vest on June 15, 2004; (iii) 100,000 shares of common stock will vest on June 15, 2005 and (iv) 100,000 shares of common stock will vest on June 15, 2006. However, the option will vest and become fully exercisable immediately prior to the time of a change in control, as defined in the option, and Mr. Oppedahl will have the right to exercise the option from and after the date of the change in control.

OPTION EXERCISES AND OPTION VALUES

The following tables sets forth certain information concerning the exercise of options during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of such named executive officers' unexercised options on an aggregated basis:

                                                                                NUMBER OF
                                                                                SECURITIES              VALUE OF
                                                                                UNDERLYING            UNEXERCISED
                                                                               UNEXERCISED            IN-THE-MONEY
                                                                             OPTIONS AT FY-END      OPTIONS AT FY-END
                                                                                   (#)                   ($)(2)
                                    SHARES                                  -------------------    -------------------
                                 ACQUIRED ON         VALUE REALIZED(1)         EXERCISABLE/          EXERCISEABLE/
           NAME                  EXERCISE (#)               ($)               UNEXERCISABLE          UNEXERCISABLE
----------------------------    ----------------    --------------------    -------------------    -------------------
Eutimio Sena                          -0-                   -0-               225,678/0                  $0/$0
Gary Oppedahl                         -0-                   -0-               350,000/350,000            $0/$0

----------

     (1) Value realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of Common Stock on the date the options are exercised.

     (2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options. The closing bid price of our common stock at fiscal year end 2003 was $0.25.

BOARD STRUCTURE

Our board of directors currently has six members. Each director is elected to serve for a term of one year until the next annual meeting of shareholders or until a successor is duly elected and qualified.

DIRECTOR COMPENSATION

The members of our board of directors that are not employees of the company are reimbursed for the expenses they incur in attending meetings of the board. No officer of the company receives any additional compensation for his services as a director, and we do not contribute to any retirement, pension or profit sharing plans covering our directors. We do, however, maintain a group health insurance plan and retirement plan for our employees, and those directors who are also our employees are eligible to participate in each plan. Our directors are also entitled to participate in the Stock Incentive Plan. Non-employee directors may also receive stock option grants outside of the Stock Incentive Plan. No member of any committee of our board of directors receives any additional compensation for his service as a member of that committee.

Eutimio Sena, our President and Chief Executive Officer is a partner of OCM LLC. Prior to June 17, 2003, the date that Mr. Sena was appointed as our President and Chief Executive Officer, Mr. Sena performed consulting services. OCM LLC was paid 976,530 shares of our common stock and 244,133 warrants to acquire our common stock at $0.60 per share as a result of Mr. Sena's consulting services. Mr. Sena disclaims any beneficial ownership of the shares held by OCM LLC. See "Certain Relationships and Related Transactions."

We entered into an International Sales and Marketing Contract with Obras Electromecanicas TKV in August 2001. Mr. Oton Tisch, one of our directors, is the President, Chief Executive Officer and the owner of TKV. Under the contract, TKV performed international sales and marketing services for the Lasette and related accessories and the Cell Robotics Workstation in Mexico and various countries in Asia, Latin America, Central America, the Caribbean and Europe (these are referred to as the "territory" in the contract). The contract expired on August 1, 2003. Through August 1, 2003, TKV earned $203,020 under the contract. In August 2002 and December 2002, we issued to Mr. Tisch an aggregate of 421,711 shares of our common stock and warrants to purchase an aggregate of 92,928 shares of our common stock in payment in full of these fees, plus reimbursement of out-of-pocket expenses. This warrant has an exercise price of $0.60 per share and expires on December 7, 2007. See "Certain Relationships and Related Transactions."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2003, no member of our Compensation Committee was an officer or employee of the company or our subsidiaries. None of our directors or executive officers had a relationship with us or any other company during 2003 that the SEC defines as a compensation committee interlock or insider participation that should be disclosed to shareholders.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of January 20, 2004, for the following: (1) each person who is known by us to own beneficially five percent or more of our outstanding common stock, (2) each of our directors and officers who beneficially own such shares and (3) our officers and directors as a group.

                                                                                     SHARES BENEFICIALLY OWNED
                        NAME OF BENEFICIAL OWNER                                    NUMBER                PERCENT
--------------------------------------------------------------------------    -------------------    ------------------
Oton Tisch(1)                                                                     6,089,526(3)             24.2%
Frederick A. Voight(2)                                                            1,713,700(4)              6.9%
Eutimio Sena(1)                                                                   2,379,052(5)              9.8%
Dr. Toby Simon(1)                                                                    34,000(6)                 *
Dr. David Mueller(1)                                                                        --                 *
Gary Oppedahl(1)                                                                    621,000(7)              2.6%
Paul Johnson(1)                                                                     543,417(8)              2.2%
All officers and directors as a group (6 persons)                                 9,666,995(9)             36.7%


----------

* Represents ownership interests of less than one percent.

(1) The business address is c/o Cell Robotics International, Inc., 2715 Broadbent Parkway N.E., Albuquerque, New Mexico 87107. Mr. Tisch's principal residence is in Caracas, Venezuela.

(2) The business address is c/o F.A. Voight Investments, 7311 Stevens Ridge Road, Lincoln, Nebraska 68516.

(3) We issued Mr. Tisch a warrant immediately exercisable for 55,949 shares of common stock in a May 2002 private placement of our securities. Also includes 1,056,551 shares issuable upon exercise of warrants issued to Mr. Tisch that are immediately exercisable in connection with loans made by him to us under the January 2001, the August 2001 promissory notes, a November 2003 promissory note and the conversion of certain of his outstanding loans to the company in November 2002. Further, includes stock options covering 5,000 shares issued to Mr. Tisch for serving as a director that are immediately exercisable. In December 2002, we issued to Mr. Tisch warrants to purchase an aggregate of 92,928 shares of our common stock in payment of fees, plus reimbursement of out-of-pocket expenses, incurred under our consulting agreement with Obras Electromecanicas TKV. Mr. Tisch is the sole owner and Chief Executive Officer and President of TKV.

(4) Includes 250,000 shares issuable upon exercise of a warrant issued to Mr. Voight in connection with a private placement. Also includes 600,000 shares issuable upon exercise of warrants granted to Mr. Voight in 2003 in connection with promissory notes. The warrants are immediately exercisable.

(5) Includes 225,677 shares subject to warrants exercisable within 60 days of January 20, 2004. Also includes 976,530 shares issued to OCM LLC and 224,134 shares subject to warrants that are immediately exercisable by OCM LLC. Mr. Sena is a partner of OCM LLC. Mr. Sena disclaims any beneficial ownership of the shares held by OCM LLC.

(6) Includes 30,000 shares issuable upon exercise of an option to Dr. Simon. The options are exercisable within 60 days of January 20, 2004.

(7) Includes 350,000 shares subject to options exercisable within 60 days of January 20, 2004.

(8) Includes 342,601 shares subject to options exercisable within 60 days of January 20, 2004.

(9) Includes 727,601 shares subject to options exercisable within 60 days of January 20, 2004. Also includes 1,675,239 shares subject to warrants exercisable within 60 days of January 20, 2004.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2000, we entered into an employment agreement with Dr. Lohrding, which expired on June 30, 2003. Prior to his resignation on July 15, 2002, Dr. Lohrding served as our President and Chief Executive Officer under the contract. After his resignation and until June 30, 2003 expiration, Dr. Lohrding served as an employee providing consulting and advisory services to the company. Until its expiration, Dr. Lohrding currently was paid an annual fee of $65,206 under the contract. The contract granted Dr. Lohrding 100,000 stock options that vested immediately and expire on July 1, 2005. These options were granted outside of the company's Stock Incentive Plan.

In January 2001, certain members of our board of directors and affiliates of members or former members of our board of directors agreed to make term loan advances to us in an aggregate amount of $1,000,000 pursuant to the terms of a loan agreement with us. The loans are evidenced by unsecured promissory notes, bear interest at the rate of ten percent per annum and were due on January 31, 2002. On November 13, 2002 pursuant to a stock purchase agreement between the company and Mr. Oton Tisch dated November 12, 2002, we issued 2,309,255 shares of our common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $900,000 of principal and $139,165 of accrued interest owing to Mr. Tisch under the loan agreement. As of September 30, 2003, the remaining principal and interest balance outstanding under the loan agreement was approximately $55,000, all of which is owed to former members of our board of directors. These remaining loans can be demanded at any time. In connection with the January 2001 loan commitment, each lender was issued a warrant in proportion to the amount of the loan made by that lender. The warrants allow the lenders to purchase an aggregate of 150,000 shares of our common stock. The warrants may be exercised until January 31, 2004, at a price equal to $1.125 per share of our common stock.

In August 2001, we signed a convertible note in the face amount of $500,000 payable to Mr. Oton Tisch, one of our directors. Mr. Tisch, funded $190,000 after the signing of the convertible note in August 2001. Additional funds of $150,000 and $40,000 were provided by Mr. Tisch in December 2001 and January 2002. On July 29, 2002, we issued 684,685 shares of our common stock to convert all principal and interest owed of $410,400 under the August 2, 2001 convertible note to equity. The conversion price of the convertible note was $0.5994 per share of our common stock. As of July 29, 2002, no amounts remained outstanding under the convertible note. In connection with the issuance of the convertible note, Mr. Tisch was issued a warrant to purchase up to 28,500 shares of our common stock. The warrant is exercisable until August 2, 2004, for common stock at a price of $0.67 per share. In November 2003, Mr. Tisch provided a loan of $81,000. In connection with this loan, Mr. Tisch received warrants to purchase 121,500 shares of our common stock at a price of $0.375 per share. The warrants are immediately exercisable and expire in November 2005.

We entered into an International Sales and Marketing Contract with Obras Electromecanicas TKV in August 2001. Mr. Oton Tisch, one of our directors, is the President, Chief Executive Officer and the owner of TKV. Under the contract, TKV performed international sales and marketing services for the Lasette and related accessories and the Cell Robotics Workstation in Mexico and various countries in Asia, Latin America, Central America, the Caribbean and Europe (these are referred to as the "territory" in the contract). During each year of the contract, TKV received 5% of the net value of Lasette and related accessories exports to the territory for the first $1,000,000 sold, 3.5% for the second $1,000,000 sold, 2.5% for the third $1,000,000 sold and 2% for the balance. TKV was not separately compensated for services provided for the Cell Robotics Workstation unless TKV was involved in certain issues, in which case TKV received 3% of the sale value. The contract expired on August 1, 2003. Through August 1, 2003, TKV earned $203,020 under the contract. In August 2002 and December 2002, we issued to Mr. Tisch an aggregate of 421,711 shares of our common stock and warrants to purchase an aggregate of 92,928 shares of our common stock in payment in full of these fees, plus reimbursement of out-of-pocket expenses. This warrant has an exercise price of $0.60 per share and expires on December 7, 2007.

On March 29, 2002, the Company signed a non-revolving line of credit documented as a promissory note in the face amount of $2,000,000 payable to a director, Mr. Oton Tisch. The promissory note was amended and restated on September 17, 2002. Under this promissory note, Mr. Tisch may make one or more advances to the Company at times and in amounts, as determined by Mr. Tisch in his discretion, up to an aggregate principal sum of $1,488,500 (the "Loan A Facility"). Additionally, Mr. Tisch must make requested advances under this note up to an aggregate principal sum of $511,500 so long as he remains satisfied in his reasonable credit judgment with the Company's capital raising activities (the "Loan B Facility"). Therefore, Mr. Tisch has no obligation or commitment to make any loans under the Loan A Facility and must make advances under the Loan B Facility only to the extent he is satisfied with the Company's capital raising activities in his reasonable credit judgment. This note bears interest at 8% per annum and is presently secured by all of the Company's assets. As of September 30, 2003, the remaining principal balance outstanding under the note was approximately $189,000, all of which was outstanding under the Loan B Facility. No amounts borrowed under the Loan A Facility or the Loan B Facility may be reborrowed after being repaid by the Company. As of September 30, 2003, the remaining amount available at Mr. Tisch's sole discretion under the Loan A Facility is $1,000,000. As of September 30, 2003, the remaining amount available under the Loan B Facility is approximately $294,000. All principal and interest outstanding under the note are due on April 1, 2004.

On May 16, 2002, we issued 186,498 shares of our common stock in a private placement with Mr. Oton Tisch, a director of the company. The gross proceeds from the offering were $100,000. In connection with this private placement, Mr. Tisch was issued warrants to purchase 55,949 shares of our common stock at a price of $0.87 per share. The warrants expire on May 17, 2007.

Mr. Eutimio Sena, who is currently our President and Chief Executive Officer and is a partner with OCM LLC, a consulting firm has provided consulting services to the company relating to our marketing and sales strategies. On August 2, 2002, we issued 5,000 shares of our common stock to Mr. Sena, a director of the company, in payment of fees owed for these services. We paid OCM LLC 976,530 shares of our common stock for fees owed for consulting services provided by Mr. Sena from the fourth quarter of 2002 through the second quarter of 2003. Additionally we have granted OCM LLC warrants to purchase 244,134 shares of our common stock at $0.60 per share. We paid Mr. Sena 902,711 shares of our common stock for fees owed for his services as our President and Chief Executive Officer from July to October 2003. Additionally we have granted Mr. Sena warrants to purchase 225,678 shares of our common stock at prices ranging from $0.26 to $0.375 per share.

On November 13, 2002, in connection with the conversion of the outstanding principal and interest owed to Mr. Tisch under the January 2001 loan agreement and the promissory note in the face amount of $2,000,000, as described above, we issued Mr. Tisch a warrant to purchase 771,551 shares of our common stock. The warrant has an exercise price of $0.7125 per share and expires on November 13, 2007.

We believe that any transactions between us and our officers, directors, principal shareholders or other affiliates have been on terms no less favorable to us than could be obtained from unaffiliated third parties on an arms-length basis.

                                 INDEMNIFICATION

The Colorado Business Corporation Act, or the CBCA, provides that a company may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "proceeding"), because the person is or was a director against liability incurred in the proceeding if:

         o        the person conducted himself or herself in good faith;

         o the person reasonably believed, in the case of conduct in an official capacity with the company, that his or her conduct was in the company's best interests;

         o in all other cases, that his or her conduct was at least not opposed to the company's best interests; and

         o in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

A company may not indemnify a director in connection with a proceeding by or in the right of the company in which the director was adjudged liable to the company or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

Our Articles of Incorporation provide that we may and shall indemnify each of our directors, officers, employees or agents, and their respective heirs, executors and administrators, against any and all expenses or liability reasonably incurred by them in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a director, officer, employee or agent of the company to the full extent required or permitted by the CBCA.

Our Amended and Restated Bylaws also state that we may indemnify against liability incurred in any proceeding an individual who was, is or is threatened to be made a named defendant or respondent in any proceeding because he is or was a director if that person meets the conditions for indemnification under the CBCA as described above. We may not indemnify a director in connection with a proceeding by or in the right of the company in which the director was adjudged liable to the company or in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. We must indemnify a person who is or was a director or officer of the company and who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party against reasonable expenses incurred by him in connection with the proceeding.

Under the sections of the CBCA and the company's Bylaws included in this prospectus, a "director" includes an individual who is or was a director of a company or an individual who, while a director of a company, is or was serving at the company's request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manger, a member, a partner, a promoter or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan.

We currently maintain a $2,000,000 insurance policy that covers directors and officers' liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

Each holder of our common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment. Each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably any dividends we may declare out of funds legally available for the payment of dividends. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro-rata, that portion of our assets which are legally available for distribution to shareholders, subject to the rights of preferred shareholders, if any. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 2,500,000 shares of preferred stock. Our preferred stock can be issued in one or more series as may be determined from time to time by our board of directors. Our board of directors has the authority, without shareholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including:

         o        the rate of distribution;

         o the price at and the terms and conditions on which shares can be redeemed;

         o        the amount payable upon shares for distributions of any kind;

         o        sinking fund provisions for the redemption of shares;

         o the terms and conditions on which shares may be converted if shares of any series are issued with the privilege of conversion; and

         o        voting rights except as limited by law.

We do not currently have any plans to issue shares of preferred stock, or to designate any series of preferred stock. However, there can be no assurance that we will not issue preferred stock in the future. In the near future, we will be required to raise additional funds to finance our operations, which may be through the issuance of preferred stock. Any issuance of preferred stock may grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common shareholders, and the right to redemption of their preferred shares, together with a premium, prior to the redemption of our common stock. Common shareholders have no redemption rights. The ability to issue preferred stock without shareholder approval may discourage, delay or prevent someone from acquiring or merging with us.

                             SELLING SECURITYHOLDERS

The following table sets forth the names of the selling securityholders who may sell their common stock pursuant to this prospectus. No selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted below.

The following table sets forth certain information as of January 20, 2004, to the best of our knowledge, regarding the ownership of our common stock by the selling securityholders and as adjusted to give effect to the sale of all the common stock offered by the selling securityholder pursuant to this prospectus.

                                                                                                     NUMBER OF
                                                                                   COMMON STOCK       SHARES         PERCENTAGE
                                     NUMBER OF SHARES                              BEING OFFERED    BENEFICIALLY     BENEFICIAL
                SELLING             BENEFICIALLY OWNED        COMMON STOCK          UNDERLYING      OWNED AFTER   OWNERSHIP AFTER
             SECURITYHOLDER         BEFORE OFFERING(1)        BEING OFFERED          WARRANTS       THE OFFERING     THE OFFERING
---------------------------------- ---------------------- ---------------------- ----------------- -------------- -----------------
RR&L, LLC                               487,500(2)                 375,000(2)        112,500(2)                -         *
Valentin Bagarella                      300,000(3)                 250,000(3)         50,000(3)                -         *
Haydock Miller                           34,322(4)                  28,572(4)          5,750(4)                -         *
Frederick A. Voight                   1,713,700(5)                  75,000(5)        600,000(5)        1,038,700         4.6%
OCM LLC                               1,220,664(6)                 780,000(7)              -             440,664         1.8%
Eutimio Sena                          2,379,052(8)                 720,000(9)              -           1,659,052         6.9%
Delta Group Electronics                 228,069(10)                228,069(10)             -                   -         *
Great Northern Distributors Inc.         93,366(11)                 93,366(11)             -                   -         *
                                                               ---------------    --------------
         TOTAL                                                   2,550,007           768,250



----------

* Represents ownership interests of less than one percent.


(1) Includes shares of our common stock issuable upon exercise of our warrants and stock options within 60 days of January 20, 2004.

(2) Includes 375,000 shares of our common stock issued in a private placement transaction in February 2003. Also includes 112,500 shares issuable upon the exercise of a warrant issued in connection with the June 2003 private placement.

(3) Includes 250,000 shares of our common stock issued to Mr. Bagarella in connection with our February 2003 private placement transaction. Also includes 50,000 shares issuable upon exercise of a warrant issued to Mr. Bagarella in connection with our February 2003 private placement.

(4) Includes 28,572 shares of our common stock issued to Mr. Miller in connection with our June 2003 private placement transaction. Also includes 5,750 shares issuable upon exercise of a warrant issued to Mr. Miller in connection with our June 2003 private placement.

(5) Includes 75,000 shares of our common stock issued to Mr. Voight for services. Also includes 600,000 shares of our common stock issuable upon exercise of a warrant issued to Mr. Voight in connection with loans made by him to us in 2003.

(6) Includes 976,530 shares of our common stock issued to OCM LLC for services. Also includes 244,134 shares of our common stock issueable upon exercise of a warrant. Mr. Sena, a partner of OCM LLC, disclaims any beneficial ownership of the shares held by OCM LLC.

(7)  Includes 780,000 shares of our common stock issued to OCM LLC for services.

(8) Mr. Sena is our President, Chief Executive Officer and a member of our board of directors. The amount includes 932,711 shares of our common stock issued for services. Also the amount includes 225,677 shares of our common stock issuable upon exercise of warrants. Additionally the amount includes 976,530 shares of our common stock and 244,134 shares of our common stock issuable upon exercise of a warrant granted to OCM, LLC, of which Mr. Sena is a partner. Mr. Sena disclaims any beneficial ownership of the shares held by OCM LLC.

(9) Includes 720,000 shares of our common stock issued to Mr. Sena for services.

(10) Delta Group Electronics supplies some of our electronics boards. The amount includes 228,069 shares of our common stock issued for services.

(11) Great Northern Distributors Inc. received 93,366 as payment for a note payable.


We will pay all expenses to register the common stock. The selling securityholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

                              PLAN OF DISTRIBUTION

We are registering the common stock covered by this prospectus on behalf of the selling securityholders. As used herein, "selling securityholders" include donees and pledgees selling shares received from a named selling securityholder after the date of this prospectus. We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by the selling securityholders. Sales of shares of common stock may be effected by selling securityholders from time to time in one or more of the following transactions, or in other kinds of transactions:

         o a block trade in which the selling securityholder's broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction,

         o a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus,

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers,

         o        transactions on any national securities exchange or U.S.
                  inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale,

         o        in the over-the-counter market,

         o        in privately negotiated transactions,

         o through put or call options transactions relating to the common stock,

         o        through short sales of shares of common stock, or

         o        a combination of such methods of sale.

Sales of shares of common stock may be effected by selling securityholders at market prices prevailing at the time of sale or at negotiated prices. To our knowledge, none of the selling securityholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus.

The selling securityholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders and/or the purchasers of shares of common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling securityholders and any broker-dealers that act in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commissions received by such broker-dealers and any profit on the resale of the common stock sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the common stock against certain liabilities, including liabilities arising under the Securities Act.

Because selling securityholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

Selling securityholders also may resell all or a portion of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of such Rule.

Upon our being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Act, disclosing:

         o the name of each such selling securityholder and of the participating broker-dealer(s),

         o        the number of shares involved,

         o        the price at which such shares were sold,

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

         o        other facts material to the transaction.

In addition, upon our being notified by a selling securityholder that a donee or pledgee of a selling securityholder intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed.

                                  LEGAL MATTERS

The legality of the common stock offered under this prospectus was passed on for us by Clifford L. Neuman, PC..

                                     EXPERTS

Our consolidated financial statements as of December 31, 2002, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of Grant Thornton LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing. The report of Grant Thornton LLP covering the December 31, 2002 financial statements contains an explanatory paragraph that states that the company's recurring losses and negative cash flows from operations raise substantial doubt about the company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our consolidated financial statements as of December 31, 2001, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2001 financial statements contains an explanatory paragraph that states that the company's recurring losses and negative cash flows from operations raise substantial doubt about the company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 17, 2003, the Audit Committee of the Board of Directors of the company unanimously approved the dismissal of KPMG LLP and the appointment of Grant Thornton LLP as the independent accountant for the company and subsidiary. The Company engaged Grant Thornton LLP on January 17, 2003.

In connection with the audits of the two fiscal years ended December 31, 2001, and the subsequent interim period through January 17, 2003, there were no disagreements with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement.

The audit reports of KPMG LLP on the consolidated financial statements of the company and subsidiary as of and for the years ended December 31, 2001 and 2000, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles except as follows:

         KPMG LLP's report on the consolidated financial statements of the company and subsidiary as of and for the years ended December 31, 2001 and 2000, contained a separate paragraph stating "the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty."

A letter from KPMG LLP is attached as Exhibit 16.1.

During our two most recent fiscal years, and through January 17, 2003, we have not consulted with Grant Thornton LLP regarding any of the matters specified in
Item 304(a)(2) of Regulation S-K.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549 and in Chicago, Illinois at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our electronic SEC filings are also available on the web site maintained by the SEC, which is found at http://www.sec.gov. Our SEC filings are also available from commercial document retrieval services.


                        CELL ROBOTICS INTERNATIONAL INC.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Certified Public Accountants (2002).......................................................F-2
Independent Auditors' Report (2001).............................................................................F-3
Consolidated Balance Sheets -- December 31, 2002 and 2001.......................................................F-4
Consolidated Statements of Operations -- Years ended December 31, 2002 and 2001.................................F-5
Consolidated Statements of Stockholders' Equity (Deficit) - Years ended December 31, 2002 and 2001..............F-6
Consolidated Statements of Cash Flows -- Years ended December 31, 2002 and 2001.................................F-7
Notes to Consolidated Financial Statements......................................................................F-8



Consolidated Condensed Balance Sheets - September 30, 2003 (unaudited) and December 31, 2002 (audited).........F-22
Consolidated Condensed Statements of Operations - for the three months ended September 30, 2003 and
2002 (unaudited)...............................................................................................F-23
Consolidated Condensed Statements of Operations - for the nine months ended September 30, 2003 and 2002
(unaudited)....................................................................................................F-24
Consolidated Condensed Statements of Cash Flows - for the nine months ended September 30, 2003 and 2002
(unaudited)....................................................................................................F-25
Notes to Unaudited Consolidated Condensed Financial Statements.................................................F-26


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------

The Board of Directors
Cell Robotics International, Inc.

We have audited the accompanying consolidated balance sheet of Cell Robotics International, Inc. and subsidiary as of December 31, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cell Robotics International, Inc. and subsidiary as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Grant Thornton LLP
Albuquerque, New Mexico
March 25, 2003

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

The Board of Directors
Cell Robotics International, Inc.

We have audited the accompanying consolidated balance sheet of Cell Robotics International, Inc. and subsidiary as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cell Robotics International, Inc. and subsidiary as of December 31, 2001, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP
Albuquerque, New Mexico
February 22, 2002


                                  CELL ROBOTICS INTERNATIONAL, INC.
                                           AND SUBSIDIARY
                                     CONSOLIDATED BALANCE SHEETS
                                     DECEMBER 31, 2002 AND 2001

                                                                 2002               2001
                                                            -------------      -------------
ASSETS
------
Current assets:
     Cash and cash equivalents                              $    299,083       $      5,633
     Accounts receivable, net of allowance for
         doubtful accounts of $4,991 in 2002 and
         $4,991 in 2001                                          500,636            287,482
     Other receivables                                           260,000
     Inventory                                                   539,284            911,421
     Other current assets                                         48,246             49,009
                                                            -------------      -------------
         Total current assets                                  1,647,249          1,253,545
Property and equipment, net                                      274,589            386,914
Other assets, net                                                 60,782             19,279
                                                            -------------      -------------
         Total assets                                       $  1,982,620       $  1,659,738
                                                            =============      =============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
----------------------------------------------
Current liabilities:
     Accounts payable                                       $    619,679       $    579,021
     Notes payable - related parties                             180,402          1,608,989
     Payroll related liabilities                                 169,123            145,952
     Royalties payable                                           152,400            110,846
     Other current liabilities                                    71,125             44,607
                                                            -------------      -------------
              Total current liabilities                        1,192,729          2,489,415

Commitments and contingencies

Stockholders' equity (deficit):
     Preferred stock, $.04 par value. Authorized
         2,500,000 shares, zero shares
         issued and outstanding at December 31, 2001
         and 2000                                                     --                 --
     Common stock, $.004 par value. Authorized
         50,000,000 shares, 18,406,025 and 9,956,137
         shares issued and outstanding at December 31,
         2002 and 2001, respectively                              73,624             39,825
     Additional paid-in capital                               29,816,590         25,223,575
     Accumulated deficit                                     (29,100,323)       (26,093,077)
                                                            -------------      -------------
              Total stockholders' equity (deficit)               789,891           (829,677)
                                                            -------------      -------------




         Total liabilities and stockholders' equity         $  1,982,620       $  1,659,738
                                                            =============      =============


                    See accompanying notes to consolidated financial statements.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                     2002               2001
                                                -------------      -------------
Product sales                                   $  1,584,359       $  1,461,447
SBIR research and development grants                      --            137,597
                                                -------------      -------------

         Total revenues                            1,584,359          1,599,044
                                                -------------      -------------

Product cost of goods sold                         1,340,440          1,360,646
SBIR direct expenses                                      --            137,597
                                                -------------      -------------

         Total cost of goods sold                  1,340,440          1,498,243
                                                -------------      -------------

         Gross profit                                243,919            100,801
                                                -------------      -------------

Operating expenses:
     General and administrative                    1,153,683            936,000
     Marketing & sales                               945,701          1,211,726
     Research and development                        508,836            610,354
                                                -------------      -------------

         Total operating expenses                  2,608,220          2,758,080
                                                -------------      -------------

         Loss from operations                     (2,364,301)        (2,657,279)
                                                -------------      -------------

Other income (expense):
     Interest income                                      17             11,979
     Interest expense                               (153,643)          (125,489)
     Other, net                                       57,358             46,945
     Loss on extinguishment of debt                 (546,677)                --
                                                -------------      -------------

         Total other expense                        (642,945)           (66,565)
                                                -------------      -------------

Net loss                                        $ (3,007,246)      $ (2,723,844)
                                                =============      =============

Weighted average common shares
     outstanding, basic and diluted               11,826,692          9,984,989
                                                =============      =============

Net loss per common share, basic and diluted    $      (0.25)      $      (0.27)
                                                =============      =============


          See accompanying notes to consolidated financial statements.


                                                 CELL ROBOTICS INTERNATIONAL, INC.
                                                          AND SUBSIDIARY
                                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                                          FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001


                                              Preferred Stock                 Common Stock
                                        ----------------------------    ---------------------------       Paid-in      Accumulated
                                           Shares          Amount          Shares         Amount          Capital        Deficit
                                        ------------    ------------    -----------     -----------     -----------    -----------
Balance at January 1, 2001                        -     $        --      9,965,644      $   39,863      25,114,871    (23,369,233)
Shares issued for services                        -              --         52,375             210          23,697             --
Stock cancellation                                -              --        (61,882)           (248)            248             --
Options & warrants issued for services            -              --             --              --          84,759             --
Net loss                                          -              --             --              --              --     (2,723,844)
                                        ------------    ------------    -----------     -----------     -----------   ------------
Balance at December 31, 2001                      -              --      9,956,137          39,825      25,223,575    (26,093,077)

Stock issued for services                         -              --        257,442           1,030         135,393             --
Issuance of stock at $0.71 in a private
    placement, less costs of offering             -              --        432,541           1,730         258,432             --
Exercise of stock options                         -              --      1,817,924           7,272         688,918             --
Conversion of convertible debt                    -              --        684,685           2,738         427,544             --
Issuance of stock at $0.53 in a private
    placement, less costs of offering             -              --        438,270           1,753         174,970             --
Issuance of stock at $0.45 in a private
    placement, less costs of offering             -              --        111,111             444          37,891             --
Issuance of stock at $0.40 in a private
    placement, less costs of offering             -              --      1,250,000           5,000         434,439             --
Payment of debt with equity issuance              -              --      3,457,915          13,832       1,794,139             --
Warrants issued in payment of debt
    with equity transactions                      -              --             --              --         294,768             --
Warrants issued in private placement
    transactions                                  -              --             --              --         155,054             --
Options & warrants issued
    for services                                  -              --             --              --         191,467             --
Net loss                                          -              --             --              --              --     (3,007,246)
                                        ------------    ------------    -----------     -----------     -----------   ------------
Balance at December 31, 2002                      -     $        --     18,406,025      $   73,624      29,816,590    (29,100,323)
                                        ============    ============   ============     ===========    ============   ============

                                   See accompanying notes to consolidated financial statements.


                             CELL ROBOTICS INTERNATIONAL, INC.
                                      AND SUBSIDIARY
                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                      FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

                                                             2002            2001
                                                         ------------    ------------
Cash flows from operating activities:
    Net loss                                             $(3,007,246)     (2,723,844)
    Adjustments to reconcile net loss to net
       cash used in operating activities:
          Depreciation and amortization                      144,072         174,521
          Beneficial conversion charge                       271,791              --
          Provision for bad debts                                 --           3,150
          Options and warrants issued for services           486,235          84,759
          Common stock issued for services                   303,693          23,907
    Changes in operating assets and liabilities:
          (Increase) decrease in receivables                (473,154)         88,221
          Decrease in inventory                              372,137         167,665
          (Increase) decrease in other assets                (61,020)         11,841
          Increase in accounts payable
              and payroll related liabilities                 10,583         221,714
          Increase (decrease) in other current
              liabilities, accrued litigation costs
              and royalties payable                          121,318        (441,603)
                                                         ------------    ------------
    Net cash used in operating activities                 (1,831,591)     (2,389,669)
                                                         ------------    ------------

Cash flows from investing activities:
    Net cash used in investing activities -
       Purchase of property and equipment                    (11,467)         (6,917)
                                                         ------------    ------------

Cash flows from financing activities:
    Proceeds from issuance of common stock, net            1,069,712              --
    Proceeds from exercise of options                        696,190              --
    Proceeds from loan - related parties                     586,933       1,358,989
    Repayments of notes payable - related party             (216,327)             --
                                                         ------------    ------------

       Net cash provided by financing activities           2,136,508       1,358,989
                                                         ------------    ------------

Net increase (decrease) in cash and cash equivalents:        293,450      (1,037,597)
Cash and cash equivalents:
    Beginning of year                                          5,633       1,043,230
                                                         ------------    ------------
    End of year                                          $   299,083     $     5,633
                                                         ============    ============

Supplemental information:
    Non-cash - Conversion of debt to equity              $   410,400     $        --
    Non-cash - Payment of debt with equity               $ 1,556,062     $        --
    Interest paid                                        $   162,579     $     4,546
                                                         ============    ============

               See accompanying notes to consolidated financial statements.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2002 AND 2001

(1)      BUSINESS AND ACTIVITIES

         Cell Robotics International, Inc. and its wholly owned subsidiary, Cell Robotics, Inc. (the "Company"), have developed and are manufacturing and marketing a sophisticated laser-based medical device with applications in the blood sample and collection markets. The Company has also developed a proprietary medical laser, called the UltraLight, for aesthetic or skin rejuvenation applications commonly known as laser skin photo rejuvenation. In addition, the Company develops, produces and markets a scientific research instrument line that increases the usefulness and importance of the conventional laboratory microscope. The Company markets its scientific instruments in both domestic and international markets.

         The Company's customers consist primarily of research institutes, universities, distributors and mail-order businesses that serve patients with diabetes as well as the physician community, and medical clinics.

(2)      CAPITAL RESOURCES

         Since inception, the Company has incurred operating losses and other equity charges which have resulted in an accumulated deficit of $29,100,323 at December 31, 2002 and operations using net cash of $1,831,591 in 2002.

         The Company's ability to improve cash flow and ultimately achieve profitability will depend on its ability to significantly increase sales. Accordingly, the Company is manufacturing and marketing the Lasette, a sophisticated laser-based medical device, that leverages the Company's existing base of technology. The Company also expects to begin commercial shipments of the UltraLight Laser in the second quarter of 2003. The Company believes the markets for these products are broader than that of the scientific research instruments market and, as such, offer a greater opportunity to significantly increased sales. In addition, the Company is pursuing development and marketing partners for some of its new medical products. If obtained, the Company believes these partnerships may enhance the Company's ability to rapidly ramp-up its marketing and distribution strategy, and possibly offset the products' development costs.

         Although the Company has begun manufacturing and marketing the Lasette, the Company expects to begin commercial shipments of the UltraLight Laser in 2003 and the Company continues to market its scientific research instrument line, it does not anticipate achieving profitable operations until after 2003. As a result, the Company expects that additional operating funds will be required under its September 2002 promissory note or under alternative financing sources and that its accumulated deficit will increase in the foreseeable future.

         The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern. There is substantial doubt that the Company will be able to continue as a going concern. The ultimate continuation of the Company is dependent on obtaining additional financing and attaining profitable operations.

(3)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      Basis of Presentation

                  The consolidated financial statements include the accounts of Cell Robotics International, Inc. and its wholly owned subsidiary, Cell Robotics, Inc. All significant intercompany accounts and transactions have been eliminated in consolidation.

         (b)      Financial Statement Estimates

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (c)      Cash and Cash Equivalents

                  For purposes of the statements of cash flows, the Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

         (d)      Accounts Receivable

                  The majority of the Company's accounts receivable are due from distributors of medical devices or of research instruments. Credit is extended based on evaluation of a customers' financial condition and, generally, collateral is not required. Accounts receivable are due within 30 to 90 days and are stated at amounts due from customers net of an allowance for doubtful accounts. Accounts outstanding longer than the contractual payment terms are considered past due. The Company determines its allowance by considering a number of factors, including the length of time trade accounts receivable are past due, the Company's previous loss history, the customer's current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company writes-off accounts receivable when they become uncollectible, and payments subsequently received on such receivables are credited to the allowance for doubtful accounts.

         (e)      Inventory

                  Inventory is recorded at the lower of cost, determined by the first-in, first-out method, or market. Obsolete inventory is written-off in the period that the impairment occurs.

                  Inventory at December 31 consists of the following:
                                                              2002        2001
                                                           ---------   ---------
                  Finished goods                           $  8,901    $ 98,611
                  Parts and components                      436,181     729,378
                  Sub-assemblies                             94,202      83,432
                                                           ---------   ---------
                                                           $539,284    $911,421
                                                           =========   =========

         (f)      Property and Equipment

                  Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from five to seven years. Routine maintenance and repairs are charged to expense as incurred. Annually the Company reviews property and equipment for potential impairment. Any losses noted are written-off in the period that the impairment occurs.

         (g)      Earnings Per Share

                  Basic loss per share is computed on the basis of the weighted average number of common shares outstanding during the year. Diluted loss per share, which is computed on the basis of the weighted average number of common shares and all potentially dilutive common shares outstanding during the year, is the same as basic loss per share for 2002 and 2001, as all potentially dilutive securities were anti-dilutive.

                  Options to purchase 3,130,869 and 2,923,626 shares of common stock were outstanding at December 31, 2002 and 2001, respectively. Additionally, warrants to purchase 3,299,350 and 1,691,326 shares of common stock were outstanding at December 31, 2002 and 2001, respectively. These were not included in the computation of diluted earnings per share as the exercise of these options and warrants would have been anti-dilutive.

         (h)      Fair Value of Financial Instruments

                  The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, payroll related liabilities, royalties payable, accrued liabilities and notes payable in the consolidated financial statements approximate fair value because of the short-term maturity of these instruments.

         (i)      Income Taxes

                  The Company follows the asset and liability method for accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

         (j)      Revenue

                  The Company recognizes revenue on sales of its products when the products are shipped from the plant and ownership is transferred to the customer. In certain cases where the Company is required to install its products at a customers site, the recognition of revenue relating to the installation is deferred until the installation is completed. Appropriate allowances are made for returns.

         (k)      Research and Development

                  Research and development costs related to both present and future products are expensed as incurred. Research and development costs consist primarily of salaries, materials and supplies.

         (l)      Warranties

                  The Company warrants their products against defects in materials and workmanship for one year. The warranty reserve is reviewed periodically and adjusted based upon the Company's historical warranty costs and its estimate of future costs. The Company records a liability for an estimate of costs that it expects to incur under its basic limited warranty when product revenue is recognized. Factors affecting the Company's warrant liability include the number of units sold and historical and anticipated rates of claims and costs per claim. The Company periodically assesses the adequacy of its warranty liability based on changes in these factors.

         (m)      Stock Option Plan

                  The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION," permits entities to recognize as an expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

                  The Company applies APB Opinion No. 25 in accounting for its Stock Incentive Plans and, accordingly, no compensation cost has been recognized for its employee and director stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                                      2002               2001
                                                                  ------------      ------------
                  Reported net loss applicable to common
                    shareholders                                  $(3,007,246)      $(2,723,844)
                  Pro forma net loss applicable to common
                    shareholders                                   (3,241,954)       (3,189,844)
                  Pro forma net loss per share applicable to
                    common shareholders - basic and diluted       $      (.27)      $      (.32)
                                                                  ============      ============

                  The Company also issues stock, stock options or stock warrants to non-employees for services. The fair value of the stock, determined by the market price on the date of issuance, or of the options or warrants, as determined by the Black-Scholes option pricing model, is charged to expense when incurred. Stock issuances are discussed in Note 10 and issuances of options or warrants are included in the disclosures in Note 6.

(4)      PROPERTY AND EQUIPMENT

         Property and equipment consist of the following at December 31:

                                                                          2002                2001
                                                                     ---------------    ----------------
                  Furniture and fixtures                             $        6,762     $        14,791
                  Computers                                                 224,606             393,458
                  Equipment                                                 707,675             975,527
                  Leasehold improvements                                     43,447              48,961
                                                                     ---------------    ----------------
                                                                            982,490           1,432,737
                  Accumulated depreciation                                 (707,901)         (1,045,823)
                                                                     ---------------    ----------------
                  Property and equipment, net                        $      274,589     $       386,914
                                                                     ===============    ================

(5)      OTHER ASSETS

         Other assets consist of the following at December 31:

                                                                          2002                2001
                                                                     ---------------    ----------------

                  Patents                                                    48,246              48,246
                  License agreement                                          61,783                   -
                  Non-compete agreements                                          -               8,116
                                                                     ---------------    ----------------
                                                                            110,029              56,362
                  Accumulated amortization                                  (49,247)            (37,083)
                                                                     ---------------    ----------------
                  Other assets, net                                  $       60,782     $        19,279
                                                                     ===============    ================

(6)      STOCK OPTIONS AND WARRANTS

         (a)      Stock Options

                  The Company's shareholders have adopted a Stock Incentive Plan (the "Incentive Plan") pursuant to which the Company's Board of Directors may grant to eligible participants options in the form of Incentive Stock Options ("ISO's") under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify as ISO's ("Non-Qualified Stock Options" or "NQSO's"). An aggregate of 1,500,000 shares of the Company's common stock is reserved for issuance under the Incentive Plan. Generally, stock options granted under the Incentive Plan have five-year terms and become fully exercisable after three or four years from the date of grant. The Incentive Plan expired in August 2002. Therefore the 672,765 options available for grant on the date the Incentive Plan also expired.

                  In September 2002 the Company's Board of Directors adopted the 2002 Stock Purchase Plan (the "2002 Plan"). An aggregate of 2,000,000 were reserved for issuance under the 2002 Plan as of December 31, 2002. In March 2003, the Company's Board of Directors adopted an amendment to the 2002 Plan increasing the shares available for issuance by 1,000,000. Participants in the 2002 Plan may be granted shares of common stock or options to purchase shares of common stock.

                  Following is a summary of activity in the Company's options for employees, directors, outside consultants, and technical advisors:

                                                                  YEAR ENDED DECEMBER 31,
                                                          2002                               2001
                                            --------------------------------   --------------------------------
                                                 WEIGHTED-                          WEIGHTED-
                                                  AVERAGE                            AVERAGE
                                                 EXERCISE                           EXERCISE
                                                   PRICE       NUMBER                 PRICE        NUMBER
                                                   -----       ------                 -----        ------
         Outstanding at beginning of year       $      1.37     2,923,626          $      2.14    1,594,575
         Granted                                $      0.61     2,517,000          $      0.58    1,538,225
         Exercised                              $      0.38    (1,817,924)         $         -            -
         Forfeited                              $      2.09      (491,833)         $      1.42     (209,174)
         Outstanding at end of year             $      1.23     3,130,869          $      1.37    2,923,626
         Exercisable at end of year             $      1.22     2,555,539          $      1.30    2,284,874

The following summarizes certain information regarding outstanding stock options at December 31, 2002:

                                           TOTAL                                         EXERCISABLE
                    ---------------------------------------------------   ----------------------------------
                                                           WEIGHTED-
                                         WEIGHTED-          AVERAGE           WEIGHTED-
                                          AVERAGE          REMAINING           AVERAGE
      EXERCISE                           EXERCISE         CONTRACTUAL         EXERCISE
     PRICE RANGE         NUMBER            PRICE         LIFE (YEARS)           PRICE            NUMBER
------------------  ----------------  ---------------  ----------------   ---------------    ---------------
   $  0.37 to 0.50           853,127  $          0.38              3.81   $          0.38            846,127
      0.57 to 0.84           660,000             0.72              3.37              0.75            538,335
      1.25 to 1.78         1,091,075             1.44              3.16              1.55            687,743
      2.00 to 2.81           470,000             2.64              2.45              2.63            433,334
      3.25 to 4.47            56,667             3.90              1.69              3.82             50,000
                    ----------------             ----              ----              ----    ---------------
   Total                   3,130,869  $          1.23              3.25   $          1.22          2,555,539
                    ================             ====              ====              ====    ===============

                  During 2002 and 2001, the Company granted 702,000 and 1,238,225, respectively, options outside of the Incentive Plan and the 2002 Plan, for the purchase of the Company's common stock to employees, directors, consultants and a provider of public relations services for the Company. Such options are included in the above tables.

                  At December 31, 2001, there were 677,765 additional shares available for grant under the Incentive Plan. The Incentive Plan was terminated in August 2002, therefore, no shares were available for issuance at December 31, 2002. At December 31, 2002, there were 2,558 shares available for grant under the 2002 Plan. The 2002 Plan was adopted in September 2002, therefore, there were no shares were available for issuance under the 2002 Plan at December 31, 2001. The weighted-average fair value of stock options granted in 2002 and 2001 was $0.21 and $0.31, respectively, calculated on the date of grant using the Black Scholes option-pricing model using the following assumptions for 2002 and 2001, respectively. Expected dividend yield of 0% and 0%, risk-free interest rate of 3% and 2.5%, expected life of option of 4 years and 4 years, and expected volatility of 114% and 97%.

         (b)      Warrants

                  The Company granted a Representative's Warrant to an underwriter. The Representative's Warrant was exercisable through February 2, 2003 to purchase 160,000 shares of common stock at a price of $2.475 per share. Upon exercise of the Representative's Warrant, the holder would receive warrants to purchase 80,000 shares of common stock for a price of $2.40 per share that are exercisable through February 2, 2003. The Representative's Warrant expired unexercised on February 2, 2003.

                  In conjunction with an offering completed in February 1998 and the exchange of common stock for Units in February 1998, the Company issued warrants to purchase an aggregate of 1,077,576 shares of common stock. The warrants were exercisable through February 2, 2003 for a price of $2.40 per share. The warrants expired unexercised on February 2, 2003.

                  In connection with the private placement completed in July 1999, the Company issued warrants that were exercisable through February 2, 2003. The warrants entitled the holder to purchase 101,250 shares of common stock for a price of $2.40 per share. The warrants expired unexercised on February 2, 2003.

                  In consideration for services received, the Company issued warrants to a provider of corporate legal services. The warrants were exercisable through February 2, 2003 to purchase 15,000 shares of common stock for a price of $2.40 per share. The warrants expired unexercised on February 2, 2003.

                  In 2000, the Company issued warrants to an investment research firm and a public relations firm. The warrants were exercisable through February 3, 2003 to purchase 70,000 shares of common stock for a price of $2.40 per share. The warrants expired unexercised on February 3, 2003.

                  In January 2001 the Company issued warrants to five of its directors. The warrants were issued in connection with the $1 million board loan between the directors and the Company. See note 11. The warrants are exercisable through January 31, 2004 to purchase an aggregate of 150,000 shares of common stock for a price of $1.125 per share.

                  In August 2001 the Company issued warrants to a director to purchase 37,500 shares of common stock, of which 28,500 are exercisable. The warrants were issued in connection with the $500,000 convertible loan between the director and the Company. The warrants are exercisable through August 2, 2004 to purchase 28,500 shares of common stock for a price of $0.67 per share.

                  In connection with a license agreement between Becton Dickinson and Company, the Company issued warrants to purchase 225,000 shares of common stock. The warrants are exercisable through November 7, 2006 for a price of $0.37 per share.

                  In connection with a January 2002 private placement, the Company issued to a private investor warrants to purchase 84,842 shares of common stock. The warrants are exercisable through January 25, 2007 for a price of $0.90 per share.

                  In connection with a May 2002 private placement, the Company issued to three private investors, one of whom included Mr. Oton Tisch, a director of the Company, warrants to purchase an aggregate of 131,481 shares of common stock. The warrants are exercisable through May 17, 2007 for a price of $0.87 per share.

                  In connection with a November 2002 private placement, the Company issued to Mr. Oton Tisch, a director of the Company, warrants to purchase 771,551 shares of common stock. The warrants are exercisable through November 13, 2007 for a price of $0.7125 per share.

                  In connection with a November 2002 private placement, the Company issued to a private investor warrants to purchase 250,000 shares of common stock. The warrants are exercisable through November 29, 2007 for a price of $0.70 per share.

                  In connection with a December 2002 private placement, the Company issued to a private investor warrants to purchase 52,222 shares of common stock. The warrants are exercisable through December 2, 2007. Of the 52,222 warrants granted, 22,222 shares of common stock are exercisable for a price of $0.70 per share and the remaining 30,000 shares are exercisable for a price of $2.40 per share.

                  In December 2002 the Company issued to Mr. Oton Tisch warrants to purchase 92,928 shares of common stock in payment of consulting services provided by Obras Electromecanicas TKV. The warrants are exercisable through December 6, 2007 for a price of $0.60 per share. Mr. Tisch, a director of the Company, is the sole owner and Chief Executive Officer and President of TKV.

(7)      ROYALTY AGREEMENTS

         The Company is party to several royalty agreements under which it must make payments to the original holders of patents on components used in its products. Such royalties, equal to 1 to 2 percent of the net sales of the products containing patented components, are generally due upon sale of the products. In January 2002 the Company signed an exclusive licensing arrangement with Becton Dickinson and Company regarding the Tankovich Patent. The license is valid until the patent expires in 2012. The Company is required to pay Becton Dickinson a royalty of 2.5% on all sales of the Lasette and its related accessories and issued 225,000 warrants. Under the license, the payment of royalties for sales during the first two years of the agreement is deferred until November 2004. Royalties earned during the third year of the agreement and through the remainder of the term will be payable on a quarterly basis. In connection with the license, Becton Dickinson released the Company from any alleged infringement under the Tankovich Patent.

         One royalty agreement pertains to the Company's worldwide, non-exclusive license agreement which continues until January 2007. Under the terms of the royalty agreement, the Company must pay an annual royalty of 7 percent based on revenue generated from sales of the Company's products that use the patent, with a minimum annual payment of $35,000. The minimum annual royalty payment of $35,000 is payable as follows: $17,500 sixty days after the end of each semiannual period ending the last day of June and December. As of December 31, 2002 and 2001 the Company had accrued royalties of $152,400 and $110,846, respectively.

(8)      INCOME TAXES

         No provision for federal or state income tax expense has been recorded due to the Company's losses. Total income tax benefit differs from the amounts computed by applying the statutory tax rate to loss before income taxes. The reason for this difference is as follows:

                                                            DECEMBER 31,
                                                      2002               2001
                                                  ------------      ------------
         Expected tax benefit at the
                  U.S. statutory rate of 34%      ($1,022,464)         (926,107)
         Valuation allowance                        1,022,464           926,107
                                                  ------------      ------------
         Actual tax benefit                                --                --
                                                  ============      ============

         The Company has net operating loss carryforwards and temporary differences that give rise to the following deferred tax assets and liabilities:

                                                                  DECEMBER 31,
                                                            2002                2001
                                                        -------------      -------------
         Deferred tax assets:
             Net operating loss carryforwards           $  9,869,000       $  8,253,000
             Inventory capitalization                         82,000            184,000
             Vacation and sick leave payable                  49,000             43,000
             Allowance for doubtful accounts                   2,000             15,000
             Capital loss carryforward                            --             15,000
             Warranty and return reserves                     20,000                 --
                                                        -------------      -------------
                                                          10,022,000          8,510,000
         Less valuation allowance                         (9,893,000)        (8,418,000)
                                                        -------------      -------------
                  Net deferred tax asset                     129,000             92,000
                                                        -------------      -------------
         Deferred tax liabilities:
             Amortization                                     42,000             39,000
             Federal impact of state NOL carryforward             --              6,000
             Depreciation                                     87,000             47,000
                                                        -------------      -------------
                  Net deferred income taxes             $         --       $       --
                                                        =============      =============

         The net deferred taxes have been fully offset by a valuation allowance since the Company cannot currently conclude that it is more likely than not that the benefits will be realized. The net operating loss carryforward for income tax purposes of approximately $25,400,000 expires beginning in 2006 through 2022. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership). As a result of these provisions, utilization of the NOL and tax credit carryforwards may be limited.

(9)      COMMITMENTS

         The Company is obligated under a non-cancellable operating lease for building facilities which is subject to annual increases of approximately 3% and expires on November 30, 2007. The Company has an option to terminate the lease as of November 30, 2005 if it pays the landlord a cancellation fee of $18,500 plus accrued rent through termination. Rent expense for 2002 and 2001 was $120,808 and $120,676, respectively. The minimum annual lease commitments for all building facilities at December 31, 2002 is $108,278 for 2003, $111,918 for 2004, $115,557 for 2005, $119,197 for 2006 and $112,321 for 2007.

         The Company has a sales and export contract with Obras Electromecanicas TKV. Mr. Oton Tisch, one of the Company's directors, is the sole owner and Chief Executive Officer and President of TKV. The contract requires the Company to pay TKV a commission on sales that TKV or its representatives negotiate. The commission rate, calculated annually, is

         5% on the first $1,000,000 in sales, 3.5% on the next $1,000,000, 2.5%
         on the next $1,000,000 and 2% on any additional sales. During 2002, the Company accrued approximately $53,000 in commissions to TKV. As of December 31, 2002, the Company had accrued $39,600 for consulting services to Mr. Eutimio Sena, a director of the Company.

(10)     EQUITY TRANSACTIONS

         In October 2001 the Company issued a total of 52,375 shares of its common stock as payment for services. The Company recorded charges of $23,907, the fair value of the stock issued. The fair value was calculated on the measurement dates using the market price of the Company's common stock on those dates.

         On January 25, 2002, the Company issued 424,208 shares of its common stock in a private placement with William Hayman, a private investor, which resulted in gross proceeds to the Company of $300,000. Additionally, Mr. Hayman was issued warrants to purchase 84,842 shares of common stock at a price of $0.90 per share. The warrants expire on January 25, 2007. The Company also issued 8,333 shares of its common stock to Leof Strand, a finder, in payment of a success fee in connection with this transaction.

         On May 16, 2002, the Company issued 438,270 shares of its common stock in a private placement with three private investors, one of whom included Mr. Oton Tisch, a director of the Company. The gross proceeds to the Company were $235,000. Additionally, the three investors were issued warrants to purchase a total of 131,481 shares of common stock at an exercise price of $0.87 per share. The warrants expire on May 17, 2007.

         On July 29, 2002, the Company converted the outstanding principal and interest of the August 2, 2001 note by issuing to Mr. Oton Tisch 684,685 shares of the Company's common stock upon conversion of the note. The conversion price of the convertible note was $0.5994 per share of the Company's common stock in accordance with the terms of the agreement. The convertible note provided for Mr. Tisch to advance up to $500,000 to the Company at times and in amounts determined by Mr. Tisch. Mr. Tisch made advances totaling $380,000 under this convertible note. The advances made under the convertible note accrued interest at a rate of 10% per annum and the convertible note had a stated maturity date of August 2, 2002.

         On August 2, 2002, the Company issued 70,000 shares of its common stock to three consultants for services rendered, of which 50,000 shares were issued to Obras Electromecanicas TKV and 5,000 shares were issued to Mr. Eutimio Sena, a director of the company. Mr. Oton Tisch, one of the Company's directors, is the sole owner and Chief Executive Officer and President of TKV. The Company recorded a charge of $50,050 when these shares were issued.

         In September and October, 2002, the Company issued an aggregate of 187,442 shares of its common stock to two consultants for services rendered.

         On November 13, 2002 pursuant to a stock purchase agreement between the Company and one director, Mr. Oton Tisch, dated November 12, 2002, the Company issued 2,309,255 shares of common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $900,000 of principal and $139,165 of accrued interest owing to Mr. Tisch under the Company's January 31, 2001 loan agreement with him. On that same date pursuant to such stock purchase agreement, the Company also issued 776,949 shares of its common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $337,300 of principal and $12,327 of accrued interest owing to Mr. Tisch under the Company's September 17, 2002 amended and restated promissory note in the face amount of $2,000,000. Additionally, on November 13, 2002 pursuant to such stock purchase agreement, in connection with the conversion of the outstanding principal and interest owing to Mr. Tisch under the January 2001 loan agreement and the September 17, 2002 promissory note, as described above, the Company issued Mr. Tisch a warrant to purchase 771,551 shares of its common stock. The warrant has an exercise price of $0.7125 per share and expires on November 13, 2007. In connection with the stock purchase agreement and the repayment of the amounts owed to Mr. Tisch under the January 2001 loan agreement and the September 17, 2002 promissory note, the Company recorded non-cash charges totaling $494,691 for the year ended December, 31, 2002.

         On November 22, 2002, the Company issued 1,250,000 shares of its common stock in a private placement with Frederick A. Voight, a private investor. Gross proceeds to the Company were $500,000. Additionally, Mr. Voight was issued a warrant to purchase 250,000 shares of the Company's common stock at an exercise price of $0.70 per share. The warrant expires on November 22, 2007.

         On December 2, 2002, the Company issued 111,111 shares of its common stock in a private placement with Paul Bardacke, a private investor. The gross proceeds to the Company were $50,000. Additionally, Mr. Bardacke was issued warrants to purchase 22,222 and 30,000 shares, respectively, of common stock. The warrant to purchase 22,222 shares has an exercise price of $0.70 per share while the warrant for 30,000 shares has an exercise price of $2.40 per share. Both of the warrants expire on December 2, 2007.

         On December 12, 2002, the Company issued 371,711 shares of its common stock, pursuant to a stock purchase agreement, to Mr. Oton Tisch, to pay for services rendered by Obras Electromecanicas TKV in the capacity as a consultant. Additionally, in connection with the stock purchase arrangement Mr. Tisch was issued a warrant to purchase 92,928 shares of common stock at an exercise price of $0.60 per share in consideration for consulting services. The value of the consulting services of $167,270 was recorded as a charge against the Company's earnings. The warrant expires on December 7, 2007. Mr. Oton Tisch, a director of the Company, is the sole owner and Chief Executive Officer and President of TKV. In addition to the above charges, in connection with the stock purchase agreement and the payment of amounts due for services rendered, the Company recorded non-cash charges totaling $51,986 for the year ended December, 31, 2002.

(11)     NOTES PAYABLE

         In December 1999, the Company issued a note payable for $250,000 to Humagen Fertility Diagnostics, Inc. whose president, chief executive officer and majority shareholder is Dr. Debra Bryant, a former member of the Company's board of directors. The note bears interest at six percent. In January 2001, the Company used $45,000 of the proceeds of the loans by the Company's directors and their affiliates described below as payment against the outstanding balance of $250,000 plus accrued interest. The Company also paid monthly installments of $10,000 each from February through April 2001. The remaining balance of the note was paid in monthly installments of $50,000, each during January 2002, February 2002 and March 2002. A final payment of $43,828 was made in April 2002. During the year ended December 31, 2002 the Company expensed approximately $29,000 of interest on this note.

         In January 2001, certain members of the Company's board of directors or affiliates of members or former members of the Company's board of directors agreed to make term loan advances to the Company in an aggregate amount of $1,000,000 pursuant to the terms of a loan agreement. The loans are evidenced by unsecured promissory notes, bear interest at the rate of ten percent per annum and were due on January 31, 2002. On November 13, 2002 pursuant to a stock purchase agreement between the Company and Mr. Oton Tisch dated November 12, 2002, the Company issued 2,309,255 shares of its common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $900,000 of principal and $139,165 of accrued interest owing to Mr. Tisch under the loan agreement. As of December 31, 2002, the remaining principal balance of loans outstanding under the loan agreement was approximately $86,000, of which $77,000 can be demanded at any time and approximately $9,000 is payable in equal installments of $2,500 each month with all principal and interest due March 2003.

         On March 29, 2002, the Company signed a promissory note in the face amount of $2,000,000 payable to a director, Mr. Oton Tisch. The promissory note was amended and restated on September 17, 2002. Under this promissory note, Mr. Tisch may make one or more advances to the Company at times and in amounts, as determined by Mr. Tisch in his discretion, up to an aggregate principal sum of $1,488,500 (the "Loan A

         Facility"). Additionally, Mr. Tisch must make requested advances under this note up to an aggregate principal sum of $511,500 so long as he remains satisfied in his reasonable credit judgment with the Company's capital raising activities (the "Loan B Facility"). Therefore, Mr. Tisch has no obligation or commitment to make any loans under the Loan A Facility and must make advances under the Loan B Facility only to the extent he is satisfied with the Company's capital raising activities in his reasonable credit judgment. This note bears interest at 8% per annum and is presently secured by all of the Company's assets. Mr. Tisch has funded a total principal amount of $577,300 under this note as of December 31, 2002. On November 13, 2002 pursuant to a stock purchase agreement between the Company and Mr. Tisch dated November 12, 2002, the Company issued 776,949 shares of its common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $337,300 of principal and $12,327 of accrued interest owing to Mr. Tisch under the promissory note. Additionally, on November 19, 2002, the Company repaid, in cash, $180,000 owing under the note. As of December 31, 2002, the remaining principal balance outstanding under the note was approximately $60,000, all of which was outstanding under the Loan B Facility. No amounts borrowed under the Loan A Facility or the Loan B Facility may be reborrowed after being repaid by the Company. As of December 31, 2002, the remaining amount available at Mr. Tisch's sole discretion under the Loan A Facility is $1,000,000. As of December 31, 2002, the remaining amount available under the Loan B Facility is $422,700. All principal and interest outstanding under the note are due on April 1, 2004.

         A private investor that is not affiliated with the Company has advanced the Company the principal sum of $27,000. The outstanding principal balance of $27,000 is payable by the Company upon demand.

(12)     SUBSEQUENT EVENTS

         On February 24, 2003, the Company entered into a stock purchase agreement with Valentin Bagarella, a private investor. In connection with this agreement, the Company issued 250,000 shares of its common stock and received, in gross proceeds, $100,000. Additionally Mr. Bagarella was issued warrants to purchase 50,000 shares of the Company's common stock at a price of $0.575 per share. The warrants expire on February 25, 2008.

(13)     OPERATING SEGMENTS

         The Company has two operating segments: scientific research instruments and laser-based medical devices. The scientific research instruments segment produces research instruments for sale to universities, research institutes, and distributors. The laser-based medical devices segment produces medical devices for sale to clinics, individual consumers and to distributors.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on profit or loss from operations prior to the consideration of unallocated corporate general and administrative costs. The Company does not have intersegment sales or transfers.

         The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business utilizes different technologies and marketing strategies.


                                                             DECEMBER 31, 2002
                                                             -----------------

                                          SCIENTIFIC            LASER-BASED

                                           RESEARCH               MEDICAL
                                          INSTRUMENTS             DEVICES        CORPORATE            TOTAL
                                          -----------             -------        ---------            -----
     Revenues from customers          $       850,281              $734,078               -      $ 1,584,359

     Loss from operations                    (121,996)           (1,091,575)     (1,150,730)      (2,364,301)
     Segment assets                           238,505               532,898       1,211,217        1,982,620



                                                              DECEMBER 31, 2001
                                                              -----------------

                                          SCIENTIFIC            LASER-BASED

                                           RESEARCH               MEDICAL
                                          INSTRUMENTS             DEVICES        CORPORATE        TOTAL
                                          -----------             -------        ---------        -----

     Revenues from customers          $       986,998              $474,449              -      $  1,461,447
     Research and development
              grants                          137,597                     -              -           137,597
     Profit (loss) from operations             (1,767)           (1,723,152)      (932,360)       (2,657,279)
     Segment assets                           167,647               496,274        995,817         1,659,738


         Segment assets for scientific research instruments and laser-based medical devices represent accounts receivable, inventory and specifically identifiable manufacturing equipment. The remaining assets are not allocated between the segments, as there is no practical method to allocate those assets between the segments.

         The Company has no foreign operations. However, total export sales for the years ended December 31, 2002 and 2001 were approximately $386,000 and $691,000, respectively. The sales were primarily to companies in Asia, Europe and Australia. Export sales are attributed to the country where the product is shipped. The Company had sales to two customers, the first of which is located in Japan, in fiscal 2002 that accounted for 18% and 23%, respectively, of its consolidated product sales. The Company had sales to two customers, the first of which is located in Japan, in fiscal 2001 that accounted for 33% and 18%, respectively, of its consolidated product sales.

(14)     RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 143, ACCOUNTING FOR ASSET RETIREMENT OBLIGATIONS (SFAS 143). This statement requires entities to record a liability for the estimated retirement and removal costs of assets used in their business. The liability should be recorded at its fair value, with a corresponding asset that should be amortized over the remaining useful life of the long-lived asset to which the liability relates. Period expenses will also be recognized for changes in the original value of the liability as a result of the passage of time and revisions in the undiscounted cash flows required to satisfy the obligation. The provisions of SFAS 143 are effective for fiscal years beginning after June 15, 2002. The Company does not expect adoption of the standard to have any material impact on the Company's earnings and financial position.

         In April 2002, the FASB issued Statement 145, RESCISSION OF FASB STATEMENTS 4, 44, AND 64, AMENDMENT OF FASB STATEMENT 13, AND TECHNICAL CORRECTIONS (SFAS 145). Among other provisions, SFAS 145 rescinds FASB Statement 4, REPORTING GAINS AND LOSSES FROM EXTINGUISHMENT OF Debt. Accordingly, gains or losses from extinguishment of debt should not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the criteria of Accounting Principles Board Opinion 30, REPORTING THE RESULTS OF OPERATIONS--REPORTING THE EFFECTS OF DISPOSAL OF A SEGMENT OF A BUSINESS, AND EXTRAORDINARY, UNUSUAL AND INFREQUENTLY OCCURRING EVENTS AND TRANSACTIONS (APB 30). Gains or losses from extinguishment of debt, which do not meet the criteria of APB 30, should be reclassified to income from continuing operations in all prior periods presented. The provisions of SFAS 145 will be effective for fiscal years beginning after May 15, 2002. The Company does not expect adoption of the standard to have any material impact on the Company's earnings and financial position.

         In June 2002, the FASB issued Statement 146, ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES. This statement requires entities to recognize costs associated with exit or disposal activities when liabilities are incurred rather than when the entity commits to an exit or disposal plan, as currently required. Examples of costs covered by this guidance include one-time employee termination benefits, costs to terminate contracts other than capital leases, costs to consolidate facilities or relocate employees, and certain other exit or disposal activities. This statement is effective for fiscal years beginning after December 31, 2002, but early adoption is encouraged. The Company has elected to early adopt this statement for the year ended December 31, 2002.

         In December 2002, the FASB issued Statement 148 (SFAS 148), ACCOUNTING FOR STOCK-BASED COMPENSATION -- TRANSITION AND DISCLOSURE: AN AMENDMENT OF FASB STATEMENT 123 (SFAS 123), to provide alternative transition methods for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in annual financial statements about the method of accounting for stock-based employee compensation and the pro forma effect on reported results of applying the fair value based method for entities that use the intrinsic value method of accounting. The pro forma effect disclosures are also required to be prominently disclosed in interim period financial statements. This statement is effective for financial statements for fiscal years ending after December 15, 2002 and is effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002, with earlier application permitted. The Company does not plan a change to the fair value based method of accounting for stock-based employee compensation and has included the disclosure requirements of SFAS 148 in the accompanying financial statements.

         In November 2002, FASB Interpretation 45, GUARANTOR'S ACCOUNTING AND DISCLOSURE REQUIREMENTS FOR GUARANTEES, INCLUDING INDIRECT GUARANTEES OF INDEBTEDNESS OF OTHERS (FIN 45), was issued. FIN 45 requires a guarantor entity, at the inception of a guarantee covered by the measurement provisions of the interpretation, to record a liability for the fair value of the obligation undertaken in issuing the guarantee. A company previously did not record a liability when guaranteeing obligations unless it became probable that the company would have to perform under the guarantee. FIN 45 applies prospectively to guarantees the Company issues or modifies subsequent to December 31, 2002, but has certain disclosure requirements effective for interim and annual periods ending after December 15, 2002. The Company has historically not issued guarantees and does not anticipate FIN 45 will have a material effect on its 2003 financial statements. Disclosures required by FIN 45 are included in the accompanying financial statements.

         In January 2003, the FASB issued FASB Interpretation 46 (FIN 46), CONSOLIDATION OF VARIABLE INTEREST ENTITIES. FIN 46 clarifies the application of Accounting Research Bulletin 51, CONSOLIDATED FINANCIAL STATEMENTS, for certain entities that do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties or in which equity investors do not have the characteristics of a controlling financial interest ("variable interest entities"). Variable interest entities within the scope of FIN 46 will be required to be consolidated by their primary beneficiary. The primary beneficiary of a variable interest entity is determined to be the party that absorbs a majority of the entity's expected losses, receives a majority of its expected returns, or both. FIN 46 applies immediately to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. It applies in the first fiscal year or interim period beginning after June 15, 2003, to variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company is in the process of determining what impact, if any, the adoption of the provisions of FIN 46 will have upon its financial condition or results of operations.


                                  CELL ROBOTICS INTERNATIONAL, INC.
                                           AND SUBSIDIARY

                                CONSOLIDATED CONDENSED BALANCE SHEETS

                                                        SEPTEMBER 30, 2003  DECEMBER 31, 2002
                                                        ------------------  -----------------
                                                            (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents                             $    109,945       $    299,083
     Accounts receivable, net of allowance for
       doubtful accounts of $4,991 in 2003
       and 2002                                                 182,223            500,636
     Other receivables                                               --            260,000
     Inventory                                                  613,282            539,284
     Other                                                       40,537             48,246
                                                           -------------      -------------
         Total current assets                                   945,987          1,647,249
     Property and equipment, net                                253,354            274,589
     Other assets, net                                           43,254             60,782
                                                           -------------      -------------
                  Total assets                             $  1,242,595       $  1,982,620
                                                           =============      =============


LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Notes payable - related parties                       $    196,972       $    180,402
     Notes payable                                              651,587                 --
     Accounts payable                                           750,062            619,679
     Royalties payable                                          170,192            152,400
     Payroll related liabilities                                214,784            169,123
     Other current liabilities                                  304,789             71,125
                                                           -------------      -------------
                Total liabilities                             2,288,386          1,192,729
                                                           -------------      -------------

Commitments and contingencies

Stockholders' equity (deficit):
     Common stock, $.004 par value. Authorized
       50,000,000 shares, 20,644,349 and 18,406,025
       shares issued and outstanding at September 30,
       2003 and December 31, 2002, respectively                  82,577             73,624
     Additional paid-in capital                              30,618,817         29,816,590
     Accumulated deficit                                    (31,747,185)       (29,100,323)
                                                           -------------      -------------
         Total stockholders' equity (deficit)                (1,045,791)           789,891
                                                           -------------      -------------
                                                           $  1,242,595       $  1,982,620
                                                           =============      =============

           SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS


                                                         UNAUDITED
                                                     THREE MONTHS ENDED
                                             SEPTEMBER 30, 2003  SEPTEMBER 30, 2002
                                             ------------------  ------------------
Product sales                                   $    263,970       $    477,277
                                                -------------      -------------
         Total revenues                              263,970            477,277
                                                -------------      -------------

Product cost of goods sold                           251,516            380,217
                                                -------------      -------------
         Total cost of goods sold                    251,516            380,217
                                                -------------      -------------

Gross profit                                          12,454             97,060
                                                -------------      -------------

Operating expenses:
     General and administrative                      323,852            327,390
     Marketing & sales                               147,779            190,344
     Research and development                        128,067            140,981
                                                -------------      -------------
         Total operating expenses                    599,698            658,715
                                                -------------      -------------

Loss from operations                                (587,244)          (561,655)
                                                -------------      -------------

Other income (expense):
     Other income                                         --             29,453
     Interest expense                                (89,994)           (34,986)
                                                -------------      -------------
         Total other expense                         (89,994)            (5,533)
                                                -------------      -------------

         Net loss                               $   (677,238)      $   (567,188)
                                                =============      =============

Weighted average common shares
     outstanding, basic and diluted               20,464,099         11,357,919
                                                =============      =============

Net loss  per common share, basic and diluted   $      (0.03)      $      (0.05)
                                                =============      =============


 SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY

                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS


                                                           UNAUDITED
                                                       NINE MONTHS ENDED
                                             SEPTEMBER 30, 2003  SEPTEMBER 30, 2002
                                             ------------------  ------------------
Product sales                                   $    564,187       $    976,330
                                                -------------      -------------
         Total revenues                              564,187            976,330
                                                -------------      -------------

Product cost of goods sold                           828,344            857,012
                                                -------------      -------------
         Total cost of goods sold                    828,344            857,012
                                                -------------      -------------

Gross (loss) profit                                 (264,157)           119,318
                                                -------------      -------------

Operating expenses:
     General and administrative                      974,233            699,469
     Marketing & sales                               855,410            532,235
     Research and development                        459,453            339,106
                                                -------------      -------------
         Total operating expenses                  2,289,096          1,570,810
                                                -------------      -------------

Loss from operations                              (2,553,253)        (1,451,492)
                                                -------------      -------------

Other income (expense):
     Other income                                     10,000             57,376
     Interest expense                               (103,609)          (130,116)
                                                -------------      -------------
         Total other expense                         (93,609)           (72,740)
                                                -------------      -------------

         Net loss                               $ (2,646,862)      $ (1,524,232)
                                                =============      =============

Weighted average common shares
     outstanding, basic and diluted               19,650,699         10,748,007
                                                =============      =============

Net loss  per common share, basic and diluted   $      (0.13)      $      (0.14)
                                                =============      =============

SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


                             CELL ROBOTICS INTERNATIONAL, INC.
                                      AND SUBSIDIARY

                      CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

                                                                      UNAUDITED
                                                                  NINE MONTHS ENDED
                                                         SEPTEMBER 30, 2003  SEPTEMBER 30, 2002
                                                         ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
-------------------------------------
     Net loss                                                 $(2,646,862)      $(1,524,232)
     Adjustments to reconcile net loss to
         net cash used in operating activities:
     Depreciation and amortization                                 99,524           109,449
     Beneficial conversion charge                                   6,833            19,884
     Common stock issued for services                             428,333            71,573
     Options and warrants issued for services                     112,014            61,781
     Changes in operating assets and liabilities:
          Decrease in accounts receivable                         578,413           100,892
          (Increase) decrease in inventory                        (73,998)          292,358
          Decrease (increase) in other assets                       7,709           (51,096)
          Increase (decrease) in current liabilities              427,500           (62,491)
                                                              ------------      ------------
               Net cash used in operating activities           (1,060,534)         (981,882)
                                                              ------------      ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
-------------------------------------
     Net cash used in investing activities -
               Purchase of property and equipment                 (60,761)           (8,923)
                                                              ------------      ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
-------------------------------------
     Net proceeds from exercise of options                          4,000             2,932
     Proceeds from issuance of common stock                       260,000           519,713
     Repayment of notes payable                                   (64,344)         (221,328)
     Proceeds from notes payable                                  732,501           687,533
                                                              ------------      ------------
               Net cash provided by financing activities          932,157           988,850
                                                              ------------      ------------

Net decrease in cash and cash equivalents:                       (189,138)           (1,955)
     Cash and cash equivalents:
               Beginning of period                                299,083             5,633
                                                              ------------      ------------
               End of period                                  $   109,945       $     3,678
                                                              ============      ============

SUPPLEMENTAL INFORMATION:
-------------------------
     Interest paid                                            $    24,626       $     8,545

       Non-cash - Conversion of debt to equity                         --           410,400


      SEE ACCOMPANYING NOTES TO UNAUDITED CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY

         Notes to Unaudited Consolidated Condensed Financial Statements

                               SEPTEMBER 30, 2003


1.       Presentation of Unaudited Consolidated Financial Statements
         -----------------------------------------------------------

These unaudited consolidated condensed financial statements have been prepared in accordance with the rules of the Securities and Exchange Commission. Certain information and footnotes normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) have been condensed or omitted pursuant to such rules and regulations. The results of operations for interim periods are not necessarily indicative of results which may be expected for any other interim period or for the year ending December 31, 2003.

2.       Capital Resources
         -----------------

Since inception, the Company has incurred operating losses and other equity charges which have resulted in an accumulated deficit of $31,747,185 at September 30, 2003 and operations using net cash of $1,060,534 in the first nine months of 2003.

The Company's ability to improve cash flow and ultimately achieve profitability will depend on its ability to raise capital and significantly increase sales. Accordingly, the Company is manufacturing and marketing the Lasette, a sophisticated laser-based medical device, that leverages the Company's existing base of technology. The Company believes the markets for this product are broader than that of the scientific research instruments market and, as such, offer a greater opportunity to significantly increased sales. In addition, the Company is pursuing development and marketing partners for some of its new medical products. If obtained, the Company believes these partnerships may enhance the Company's ability to rapidly ramp-up its marketing and distribution strategy, and possibly offset the products' development costs.

Although the Company has begun manufacturing and marketing the Lasette and the Company continues to market its scientific research instrument line, it does not anticipate achieving profitable operations until after 2003. As a result, the Company expects that additional operating funds will be required under its September 2002 promissory note or under alternative financing sources and that its accumulated deficit will increase in the foreseeable future.

This Form 10-QSB should be read in conjunction with the Form 10-KSB which includes the Company's audited consolidated financial statements for the year ended December 31, 2002. There is substantial doubt that the Company will be able to continue as a going concern. No adjustments have been made to the accompanying financial statements to reflect the potential impact of this uncertainity.

3.       Issuance of Equity Securities
         -----------------------------

On February 20, 2003, the Company entered into a stock purchase agreement with RR&L, an investment partnership. In connection with this agreement, the Company issued 375,000 shares of its common stock and received, in gross proceeds, $150,000. Additionally the investor was issued warrants to purchase 112,500 shares of the Company's common stock at a price of $0.55 per share. The warrants expire on June 11, 2008.

On February 24, 2003, the Company entered into a stock purchase agreement with Mr. Valentin Bagarella, a private investor. In connection with this agreement, the Company issued 250,000 shares of its common stock and received, in gross proceeds, $100,000. Additionally Mr. Bagarella was issued warrants to purchase 50,000 shares of the Company's common stock at a price of $0.575 per share. The warrants expire on February 25, 2008.

On April 7, 2003, the Company entered into a stock purchase agreement with Mr. Eutimio Sena, a Director and as of June 17, 2003 the Company's President and Chief Executive Officer. In connection with this agreement, the Company issued 543,150 shares of its common stock in payment for $151,725 fees owed to Mr. Sena. Additionally Mr. Sena was issued warrants to purchase 135,788 shares of the Company's common stock at a price of $0.60 per share. The warrants expire on April 7, 2008.

On June 5, 2003, the Company entered into a stock purchase agreement with Mr. Haydock Miller, a private investor. In connection with this agreement, the Company issued 28,572 shares of its common stock and received, in gross proceeds, $10,000. Additionally Mr. Miller was issued warrants to purchase 5,750 shares of the Company's common stock at a price of $0.60 per share. The warrants expire on June 5, 2008.


4.       Notes Payable
         -------------

In January 2001, certain members of the Company's board of directors or affiliates of members or former members of the Company's board of directors agreed to make term loan advances to the Company pursuant to the terms of a loan agreement. The loans are evidenced by unsecured promissory notes, bear interest at the rate of ten percent per annum and were due on January 31, 2002. As of September 30, 2003, the remaining principal and interest balance of loans outstanding under the loan agreement was approximately $54,800 which can be demanded at any time.

On March 29, 2002, the Company signed a non-revolving line of credit documented as a promissory note in the face amount of $2,000,000 payable to a director, Mr. Oton Tisch. The promissory note was amended and restated on September 17, 2002. Under this promissory note, Mr. Tisch may make one or more advances to the Company at times and in amounts, as determined by Mr. Tisch in his discretion, up to an aggregate principal sum of $1,488,500 (the "Loan A Facility"). Additionally, Mr. Tisch must make requested advances under this note up to an aggregate principal sum of $511,500 so long as he remains satisfied in his reasonable credit judgment with the Company's capital raising activities (the "Loan B Facility"). Therefore, Mr. Tisch has no obligation or commitment to make any loans under the Loan A Facility and must make advances under the Loan B Facility only to the extent he is satisfied with the Company's capital raising activities in his reasonable credit judgment. This note bears interest at 8% per annum and is presently secured by all of the Company's assets. As of September 30, 2003, the remaining principal balance outstanding under the note was approximately $189,000, all of which was outstanding under the Loan B Facility. No amounts borrowed under the Loan A Facility or the Loan B Facility may be reborrowed after being repaid by the Company. As of September 30, 2003, the remaining amount available at Mr. Tisch's sole discretion under the Loan A Facility is $1,000,000. As of September 30, 2003, the remaining amount available under the Loan B Facility is approximately $294,000. All principal and interest outstanding under the note are due on April 1, 2004.

Private investors that are not affiliated with the Company have advanced the Company principal sums of $27,000, $75,000, $50,000, $56,000, $20,000 and
$35,000, on October 3, 2002, June 16, 2003, July 17, 2003, August 28, 2003, May
20, 2003 and June 6, 2003, respectively. The notes are due on demand and bear interest at rates between 3% and 24%. The last two notes mentioned above permit the payee of the notes to convert the outstanding balance of the notes into the Company's common stock at a rate of $0.30 per share. The Company recorded a beneficial conversion charge during the quarter ended June 30, 2003 of $6,833 in connection with these two notes.

On August 29, 2003 the Company entered into a loan and security agreement that provides for a non-affiliated party to loan the Company, at the lender's sole discretion, up to $750,000. As of September 30, 2003 the Company had borrowed $325,000 under this facility. The Company paid a facility fee of 75,000 shares of its common stock in connection with the loan and security agreement. A charge of approximately $10,000, the fair value of the shares, was recorded in the financial statements for these shares. For each advance under the loan and security agreement the Company must pay a 4% origination fee and advanced interest of 2% per month.

5.       Earnings Per Share
         ------------------

         Basic loss per share is computed on the basis of the weighted-average number of common shares outstanding during the quarter. Diluted loss per share, which is computed on the basis of the weighted average number of common shares and all potentially dilutive common shares outstanding during the quarter, is the same as basic loss per share for the periods ended September 30, 2003 and 2002, as all potentially dilutive securities were anti-dilutive. Options to purchase 3,617,536 and 3,585,702 shares of Common Stock were outstanding at September 30, 2003 and 2002, respectively. Warrants to purchase 2,409,562 and 2,182,649 shares of Common Stock were outstanding at September 30, 2003 and 2002, respectively. These were not included in the computation of diluted loss per share as the assumed exercise of the options would have been anti-dilutive because of net losses incurred in the periods ended September 30, 2003 and 2002.

         The Company applies APB Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations in accounting for its plans. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, to its stock-based employee plans.

                                                                  Quarter ended September 30,
                                                                  ---------------------------
                                                                     2003           2002
                                                                     ----           ----
Net loss, as reported                                             $(677,238)      $(567,188)
Add:  Stock-based employee compensation expense included
     in reported net income, net of related tax effects                  --              --

Deduct:  Total stock-based employee compensation expense
     determined under fair value based method for awards
     granted,  modified,  or  settled,  net of  related  tax
effects                                                             (35,261)        (58,677)
                                                                  ----------      ----------
Pro forma net loss                                                $(712,499)      $(625,865)
                                                                  ==========      ==========

Loss per share, basic and diluted:
    As reported                                                   $   (0.03)      $   (0.05)
    Pro forma                                                     $   (0.03)      $   (0.06)


                                                                   Nine Months ended September 30,
                                                                   -------------------------------
                                                                        2003              2002
                                                                        ----              ----
Net loss, as reported                                               $(2,646,862)      $(1,524,232)
Add:  Stock-based employee compensation expense included
     in reported net income, net of related tax effects                      --                --

Deduct:  Total stock-based employee compensation expense
     determined under fair value based method for awards
     granted, modified, or settled, net of related tax effects         (105,782)         (176,031)
                                                                    ------------      ------------
Pro forma net loss                                                  $(2,752,644)      $(1,700,263)
                                                                    ============      ============

Loss per share, basic and diluted:
    As reported                                                     $     (0.13)      $     (0.14)
    Pro forma                                                       $     (0.14)      $     (0.16)


6.       Operating Segments
         ------------------

         The Company has two operating segments: scientific research instruments and laser-based medical devices. The scientific research instruments segment produces research instruments for sale to universities, research institutes, and distributors. The laser-based medical devices segment produces the Lasette for consumer and clinical markets for sale to, individual consumers and to hospitals, nursing homes, prison systems and blood banks through distributors.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the Company's Annual Report on Form 10-KSB and the critical accounting policies and estimates are described herein. The Company evaluates segment performance based on profit or loss from operations prior to the consideration of unallocated corporate general and administration costs. The Company does not have intersegment sales or transfers. The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business utilizes different technologies and marketing strategies.


Operating Segments
Three months ended:                                                         September 30, 2003
                                                            --------------------------------------------------
                                       Scientific
                                        Research              Laser-Based
                                      Instruments           Medical Devices          Corporate             Total
                                    -----------------       ----------------      ----------------     ---------------
Revenues from customers                $240,728                  $23,242              $     -              $263,970

Loss from operations                    (41,246)                (192,147)             (353,851)            (587,244)

                                                                             September 30, 2003
                                                            --------------------------------------------------
                                       Scientific
                                        Research              Laser-Based
                                      Instruments           Medical Devices          Corporate             Total
                                    -----------------       ----------------      ----------------     ---------------
Revenues from customers                  $282,939                $194,338             $     -               $477,277

Profit (loss) from operations               5,120                (239,385)             (327,390)            (561,655)


Nine months ended:                                                           September 30, 2003
                                                            --------------------------------------------------
                                       Scientific
                                        Research              Laser-Based
                                      Instruments           Medical Devices          Corporate             Total
                                    -----------------       ----------------      ----------------     ---------------
Revenues from customers                 $433,728                 $130,459             $     -          $   564,187

Loss from operations                    (141,986)              (1,407,034)         (1,004,233)          (2,553,253)

                                                                             September 30, 2003
                                                            ---------------------------------------------------
                                       Scientific
                                        Research              Laser-Based
                                      Instruments           Medical Devices          Corporate             Total
                                    -----------------       ----------------      ----------------     ---------------
Revenues from customers                  $534,509                 $441,821            $     -              $976,330

Loss from operations                     (173,630)                (578,393)           (699,469)          (1,451,492)

7.       New Pronouncement
         -----------------

The FASB issued Statement 150 (SFAS 150), Accounting For Certain Financial Instruments With Characteristics Of Both Liabilities And Equity, on May 15, 2003. Statement 150 changes the classification in the statement of financial position of certain common financial instruments from either equity or mezzanine presentation to liabilities and requires an issuer of those financial statements to recognize changes in fair value or redemption amount, as applicable, in earnings. Statement 150 is effective for financial instruments entered into or modified after May 31, 2003 and, with one exception, is effective at the beginning of the first interim period beginning after June 15, 2003 (July 1, 2003 for calendar year companies). The effect of adopting Statement 150 will be recognized as a cumulative effect of an accounting change as of the beginning of the period of adoption. Restatement of prior periods is not permitted. The Company is in the process of determining what impact, if any, the adoption of the provisions of SFAS 150 will have upon its financial condition or results of operations."

================================================================================



                        Cell Robotics International, Inc.



                        3,318,257 Shares of Common Stock



                       -----------------------------------

                               P R O S P E C T U S


                                 JANUARY , 2004


                       -----------------------------------



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7-109-102 of the Colorado Business Corporation Act, or the CBCA, provides that a company may indemnify a person who was, is or is threatened to be made a named defendant or respondant in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "proceeding"), because the person is or was a director against liability incurred in the proceeding if the person conducted himself or herself in good faith; and the person reasonably believed, in the case of conduct in an official capacity with the company, that his or her conduct was in the company's best interests, and in all other cases, that his or her conduct was at least not opposed to the company's best interests; and in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. A company may not indemnify a director in connection with a proceeding by or in the right of the company in which the director was adjudged liable to the company or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. Unless limited by its articles of incorporation, Section 7-109-103 of the CBCA states that a company shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director against reasonable expenses (including attorneys' fees) incurred in connection with the proceeding. Unless otherwise provided in a company's articles of incorporation, Section 7-109-107 of the CBCA states that an officer is entitled to mandatory indemnification under Section 7-109-103 of the CBCA. Section 7-109-107 also states that unless provided in its articles of incorporation, a company may indemnify an officer, employee, fiduciary or agent of the company to the same extent as a director.

The company's Articles of Incorporation provide that the company may and shall indemnify each director, officer and any employee or agent of the company, his heirs, executors and administrators, against any and all expenses or liability reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a director, officer, employee or agent of the company to the full extent required or permitted by the CBCA, as amended.

Article XIII of the company's Amended and Restated Bylaws states that the company may indemnify against liability incurred in any proceeding an individual who was, is or is threatened to be made a named defendant or respondant in any proceeding because he is or was a director if he conducted himself in good faith; he reasonably believed, in the case of conduct in his official capacity with the company, that his conduct was in the company's best interests, or in all other cases, that his conduct was at least not opposed to the company's best interests; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The company may not indemnify a director in connection with a proceeding by or in the right of the company in which the director was adjudged liable to the company or in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The company shall indemnify a person who is or was a director or officer of the company and who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party against reasonable expenses incurred by him in connection with the proceeding.

Under the sections of the CBCA and the company's Bylaws included in this prospectus, a "director" includes an individual who is or was a director of a company or an individual who, while a director of a company, is or was serving at the company's request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manger, a member, a partner, a promoter or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan.

The company may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, fiduciary or agent of the company and who, while a director, officer, employee, fiduciary or agent of the company, is or was serving at the request of the company as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic company or of any partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the company would have the power to indemnify him against such liability under the provisions of Article XIII of the company's Bylaws. The company currently maintains a $1,000,000 insurance policy that covers directors and officers' liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering, all of which are to be borne by the company, are as follows:


             Printing Expenses*                                        $  5,000
             Accounting Fees and Expenses*                                5,000
             Legal Fees and Expenses*                                     6,500
             Registrar and Transfer Agent Fee*                            1,000
             Miscellaneous*                                               1,000
             Securities and Exchange Commission Registration Fees           131
                                                                       ---------
                      Total*                                           $  18,631
                                                                       =========
------------------------------


*    Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

In January 2000, we terminated our public and investor relations agreement with RCG Capital Markets Group, Inc. effective January 1, 2000. In lieu of payment for three additional months of service retainer fees, options for an additional 25,000 shares of our common stock at an exercise price equal to the closing price of our common stock on February 15, 2000 were granted. The options were issued directly to the investor relations company, which qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In January 2000, we issued a total of 40,000 warrants to an investment research firm and our new public relations firm. The warrants are exercisable through February 2, 2003 to purchase one share of common stock at a price of $2.40 per share. The warrants were issued to entities which qualify as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In February 2000 and subsequently amended in March 2000, we executed a secured convertible promissory note in favor of a private investor. The principal amount of $1,200,000 was converted into 500,000 shares of the company's common stock in August 2000. The note was issued to one person who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In May 2000, we entered into an agreement for a $2,000,000 private placement selling 500,000 shares of our common stock to Paulson Investment Company, Inc. The shares were issued to Paulson, which qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D. A 5% placement fee (or $100,000) was paid to Bridgeworks Capital, Inc., of which Mark Waller, one of our former directors, is an officer and majority owner.

In April, May and July of 2000 and January 2001, we issued 145,000 shares of our common stock to Pollet & Richardson pursuant to a shares-for-debt agreement. Pollet & Richardson served as our legal counsel. The shares were issued directly to the law firm and to certain of its employees who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In February, March and May 2001, certain members of our board of directors and affiliates of members or former members of our board of directors made loans to us, under the January 2001 loan facility, in the aggregate principal amount of $1,000,000. In connection with the issuance of the promissory notes, each investor was issued a warrant in proportion to the principal amount of the promissory note issued to that investor. The warrants allow the investors to purchase an aggregate of 150,000 shares of our common stock. The warrants may be exercised until January 31, 2004, at a price equal to $1.125 per share of our common stock. The notes and the warrants were issued to persons who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act.

In August 2001, we signed a convertible note in the face amount of $500,000 payable to Mr. Oton Tisch, one of our directors. Principal and accrued interest evidenced by the note are convertible into shares of our common stock at any time. On July 29, 2002, we paid the outstanding principal and interest of our August 2001 note by issuing to Mr. Tisch 684,685 shares of our common stock upon conversion of the note. The conversion price of the convertible note was $0.5994 per share of our common stock. In connection with the issuance of the convertible note, Mr. Tisch was issued a warrant to purchase up to 37,500 shares of our common stock. The shares covered by the warrant become exercisable in proportion to the amount funded by Mr. Tisch under the convertible note. The warrant is exercisable until August 2, 2004, for common stock at a price of $0.67 per share. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On January 25, 2002, we issued 424,208 shares of our common stock in a private placement with William Hayman, a private investor, which resulted in gross proceeds to us of $300,000. Additionally, Mr. Hayman was issued warrants to purchase 84,842 shares of our common stock at a price of $0.90 per share. The warrants expire on January 25, 2007. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D. We also issued 8,333 shares of our common stock to Leof Strand, a finder, in payment of a success fee in connection with this transaction. The common stock issued in payment of the success fee, which was taken for investment and was subject to appropriate transfer restrictions, was issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On March 29, 2002, we signed a promissory note in the face amount of $2,000,000 payable to one of our directors, Mr. Oton Tisch. This promissory note was amended and restated on September 17, 2002. This note bears interest at 8% per annum and is presently secured by all our assets. All principal and interest outstanding under the note is due on April 1, 2004. The security, which was taken for investment and was subject to appropriate transfer restrictions, was issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On May 16, 2002, we issued 438,270 shares of our common stock in a private placement with three private investors, one of whom included Mr. Oton Tisch, a director of the Company. The gross proceeds to the Company were $235,000. Additionally, the three investors were issued warrants to purchase a total of 131,481 shares of our common stock at an exercise price of $0.87 per share. The warrants expire on May 17, 2007. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in
Section 4(2) of the Securities Act and Rule 506 of Regulation D.

On July 29, 2002, we converted the outstanding principal and interest of our August 2, 2001 note by issuing to Mr. Oton Tisch 684,685 shares of our common stock upon conversion of the note. The conversion price of the convertible note was $0.5994 per share of our common stock. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On August 2, 2002, we issued 70,000 shares of our common stock to three consultants for services rendered, of which 50,000 shares were issued to Mr. Tisch for consulting services provided by Obras Electromecanicas TKV and 5,000 shares were issued to Mr. Eutimio Sena. Mr. Oton Tisch, one of our directors, is the sole owner and Chief Executive Officer and President of TKV. Mr. Sena is a director of the company. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in
Section 4(2) of the Securities Act.

On November 13, 2002 pursuant to a stock purchase agreement between the company and one of our directors, Mr. Oton Tisch, dated November 12, 2002, we issued 2,309,255 shares of our common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $900,000 of principal and $139,165 of accrued interest owing to Mr. Tisch under our January 31, 2001 loan agreement with him. On that same date pursuant to such stock purchase agreement, we also issued 776,949 shares of our common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $337,300 of principal and $12,327 of accrued interest owing to Mr. Tisch under our September 17, 2002 amended and restated promissory note in the face amount of $2,000,000. Additionally, on November 13, 2002 pursuant to such stock purchase agreement, in connection with the conversion of the outstanding principal and interest owing to Mr. Tisch under the January 2001 loan agreement and the September 17, 2002 promissory note, as described above, we issued Mr. Tisch a warrant to purchase 771,551 shares of our common stock. The warrant has an exercise price of $0.7125 per share and expires on November 13, 2007. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On November 22, 2002, we issued 1,250,000 shares of our common stock in a private placement with Frederick A. Voight, a private investor. Gross proceeds to the company were $500,000. Additionally, Mr. Voight was issued a warrant to purchase 250,000 shares of our common stock at an exercise price of $0.70 per share. The warrant expires on November 22, 2007. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

On December 2, 2002, we issued 111,111 shares of our common stock in a private placement with Paul Bardacke, a private investor. The gross proceeds to the company were $50,000. Additionally, Mr. Bardacke was issued warrants to purchase 22,222 and 30,000 shares, respectively, of our common stock. The warrant to purchase 22,222 shares has an exercise price of $0.70 per share while the warrant for 30,000 shares has an exercise price of $2.40 per share. Both of the warrants expire on December 2, 2007. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

On December 12, 2002, we issued 371,711 shares of our common stock to Oton Tisch, for services rendered by Obras Electromecanicas TKV in its capacity as a consultant. Additionally, Mr. Tisch was issued a warrant to purchase 92,928 shares of our common stock at an exercise price of $0.60 per share in consideration for consulting services. The warrant expires on December 7, 2007. Mr. Oton Tisch, one of our directors, is the sole owner and Chief Executive Officer and President of TKV. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in
Section 4(2) of the Securities Act.

On February 20, 2003, we issued 375,000 shares of our common stock to RR&L, LLC, a private investment organization. The gross proceeds to the company were of $150,000. Additionally, RR&L, LLC was issued warrants to purchase 112,500 shares of our common stock at a price of $0.55 per share. The warrants expire on June 11, 2008. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On February 24, 2003, we issued 250,000 shares of our common stock to Valentin Bagarella, a private investor. The gross proceeds to the company were of $100,000. Additionally Mr. Bagarella was issued warrants to purchase 50,000 shares of our common stock at a price of $0.575 per share. The warrants expire on February 25, 2008. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On June 5, 2003, we issued 28,572 shares of our common stock to Haydock Miller, a private investor. The gross proceeds to the company were of $10,000. Additionally Mr. Miller was issued warrants to purchase 5,750 shares of our common stock at a price of $0.60 per share. The warrants expire on June 5, 2008. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

In connection with a loan and security agreement in August 2003 we issued to Mr. Frederick Voight 75,000 shares of our common stock and warrants to purchase 600,000 shares of our common stock at a price of $0.375 per share. The warrants expire beginning in September 2006. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.


On April 7, 2003 and on December 19, 2003 we issued an aggregate of 1,879,241 shares of our common stock to Eutimio Sena and to OCM LLC as payment for services rendered. Mr. Sena is our President and Chief Executive Officer and is a partner of OCM LLC. Additionally, we issued to Mr. Sena and to OCM LLC warrants to purchase 469,811 shares of our common stock at a prices between $0.26 and $0.60 per share. The warrants expire on April 7, 2008 and December 19, 2008. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.


In connection with a loan of $81,000 in November 2003 we issued warrants to Mr. Oton Tisch to purchase 121,500 shares of our common stock at a price of $0.375 per share. The warrants expire in November 2005. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On December 19, 2003 we issued 228,069 shares of our common stock to Delta Group Electronics as payment for services rendered. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On December 19, 2003 we issued 93,366 shares of our common stock to Great Northern Distributors Inc. as payment of a note payable. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS

EXHIBIT NO.                   TITLE
-----------                   -----


3.2(17)     Amended and Restated By-laws
3.3(1)      Amended and Restated Articles of Incorporation
4.1(1)      Specimen Certificate of Common Stock
4.2(2)      Representative Common Stock Purchase Warrant
4.3(3)      Warrant Agreement between the company and Corporate Stock Transfer,
            Inc.
4.4(2)      Option Agreement between the company and Ronald K. Lohrding, Ph.D.
4.5(3)      Specimen Common Stock Purchase Warrant Certificate
5.1(21)     Legal Opinion of Clifford L. Neuman, PC
10.1(4)     Agreement and Plan of Reorganization among the company, Intelligent
            Financial Corporation, MiCel, Inc., Bridgeworks Investors I, L.L.C.
            and Ronald K. Lohrding
10.2(5)     Employment Agreement between the company and Ronald K. Lohrding
10.3(4)     Irrevocable Appointment of Voting Rights by Ronald K. Lohrding,
            Ph.D. to MiCel, Inc.
10.4(4)     Stock Pooling and Voting Agreement
10.5(1)     Royalty Agreement dated September 11, 1995 between the company, Cell
            Robotics, Inc. and Mitsui Engineering & Shipbuilding Co., Ltd.
10.6(1)     Agreement of Contribution and Mutual Comprehensive Release dated
            September 11, 1995 between the company, Cell Robotics, Inc. and
            Mitsui Engineering & Shipbuilding Co., Ltd.
10.7(6)     Purchase Agreement between the company and Tecnal Products, Inc.
10.8(1)     License Agreement between the company and NTEC
10.9(7)     Patent License Agreement between American Telephone and Telegraph
            Company and Cell Robotics, Inc.
10.10(7)    Amendment to Patent License Agreement between Lucent Technologies,
            Inc., successor to American Telephone and Telegraph Company, and
            Cell Robotics, Inc.
10.11(8)    Development and Distribution Agreement dated September 10, 1999 between Hamilton Thorne Research and the company
10.12(8)    Amendment to Development and Distribution Agreement dated May 18,
            2000 between Hamilton Thorne Research and the company
10.13(9)    Loan Agreement dated January 31, 2001, among the company, Oton
            Tisch, Ronald K. Lohrding, Ph.D., Raymond Radosevich, Ph.D.,
            HaeMedic LLC and Humagen Fertility Diagnostics, Inc.
10.14(9)    Form of Warrant dated January 31, 2001 issued to Oton Tisch, Ronald
            K. Lohrding, Ph.D., Raymond Radosevich, Ph.D., HaeMedic LLC and
            Humagen Fertility Diagnostics, Inc.
10.15(10)   Employment Agreement between the company and Paul Johnson
10.16(11)   Loan Agreement dated August 2, 2001 between the company and Oton
            Tisch
10.17(11)   Warrant dated August 2, 2001 issued to Oton Tisch
10.18(12)   Certificate for Common Stock Options dated August 17, 2001 between the company and Ronald K. Lohrding
10.19(12)   Certificate for Common Stock Options dated June 15, 2001 between the company and Paul Johnson
10.20(12)   Certificate for Common Stock Options dated October 31, 2001 between the company and Ronald K. Lohrding
10.21(12)   Certificate for Common Stock Options dated October 31, 2001 between the company and Paul Johnson
10.22(13)   License Agreement between the company and Becton, Dickinson &
            Company
10.23(14)   First Amendment to Loan Agreement dated March 29, 2002 between the company and Oton Tisch
10.24(15)   Certificate for Common Stock Options dated July 15, 2002 between the company and Gary Oppedahl
10.25(16)   Amended and Restated Promissory Note dated September 17, 2002 executed by the company and payable to Oton Tisch
10.26(17)   Warrant dated November 12, 2002 issued to Oton Tisch
10.27(17)   Stock Purchase Agreement dated November 12, 2002 between the company and Oton Tisch
10.28(17)   Cell Robotics International, Inc. 2002 Stock Purchase Plan
10.29(17)   International Sales and Marketing Contract dated August 1, 2001 between the company and Obras Electromecanicas TKV
10.30(17)   Certificate for Common Stock Options dated August 2, 2002 between the company and Paul Johnson
10.31(17)   Distribution Agreement dated July 8, 2002 between the company and
            California Caltech, Inc.
10.32(17)   Warrant dated December 7, 2002 issued to Oton Tisch
10.33(18)   Distribution Agreement between Meiwa Shoji Company Ltd. and the company.
10.34(20)   Loan and Security Agreement between the company and F.A. Voight &
            Associates.
10.35(21)   Agreement between Eutimio Sena and the company dated June 16, 2003.

EXHIBIT NO.                   TITLE
-----------                   -----


16.1(19)    Letter from KPMG LLP to the Securities and Exchange Commission dated
            January 20, 2003
21.1(1)     Subsidiaries
23.1(21)    Consent of Grant Thornton LLP
23.2(21)    Consent of KPMG LLP
23.3(21)    Consent of Clifford L. Neuman, PC (Included in Exhibit 5.1)
24.1(21)    Power of Attorney (Included on signature page)


-------------

(1) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 which was declared effective by the SEC on February 14, 1996.

(2) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on November 24, 1997, SEC File No. 333-40895.

(3) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, as filed with the SEC on January 12, 1998, SEC File No. 333-40895.

(4) Incorporated by reference from the company's Current Report on Form 8-K dated February 23, 1995, as filed with the SEC on March 10, 1995.

(5) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, as filed with the SEC on August 14, 2000.

(6) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, as filed with the SEC on May 20, 1996.

(7) Incorporated by reference from the company's Pre-Effective Amendment No. 2 to Registration Statement on Form S-3, as filed with the SEC on November 19, 1998, SEC File No. 333-55951.

(8) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on July 6, 2000, SEC File No. 333-40920.

(9) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001.

(10) Incorporated by reference from the company's Post-Effective Amendment to Registration Statement on Form SB-2, as filed with the SEC on December 29, 2000, SEC File No. 333-40920.

(11) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, as filed with the SEC on August 14, 2001.

(12) Incorporated by reference from the company's Post-Effective Amendment to Registration Statement on Form SB-2, as filed with the SEC on December 14, 2001, SEC File No. 333-40920.

(13) Incorporated by reference from the company's Amendment No. 2 to Annual Report on Form 10-KSB/A for the year ended December 31, 2001, as filed with the SEC on August 22, 2002.

(14) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on April 12, 2002, SEC File No. 333-86138.

(15) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, as filed with the SEC on September 3, 2002, SEC File No. 333-86138.

(16) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, as filed with the SEC on November 14, 2002.

(17) Incorporated by reference from the company's Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2, as filed with the SEC on December 20, 2002, SEC File No. 333-86138.

(18) Incorporated by reference from the company's Amendment No. 3 to Annual Report on Form 10-KSB/A for the year ended December 31, 2002, as filed with the SEC on January 8, 2003.

(19) Incorporated by reference from the company's Pre-Effective Amendment No. 4 to Registration Statement on Form SB-2, as filed with the SEC on January 24, 2003, SEC File No. 333-86138.


(20) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on December 31, 2003, SEC File No. 333-11678.

(21) Filed Herewith.

ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by section 10(a)(3) of the Securities Act;


         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


         (iii) include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on the 27th day of January, 2004.

                                                              CELL ROBOTICS INTERNATIONAL, INC.


                                                              By: /s/ Eutimio Sena
                                                                  ------------------------------------------------
                                                                  Eutimio Sena, Chief Executive Officer, President
                                                                  and Director (Principal Executive Officer)


                                                              By: /s/ Paul Johnson
                                                                  ------------------------------------------------
                                                                  Paul Johnson, Chief Financial Officer, Secretary
                                                                  and Director (Principal Financial and Accounting
                                                                  Officer)

                                POWER OF ATTORNEY

Each person whose signature to this registration statement appears below hereby appoints Eutimio Sena as his attorney-in-fact and agent to sign on his or her behalf, individually and in the capacities stated below, and to sign and file
(1) any or all amendments and post-effective amendments to this registration statement and (2) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act, which amendment or amendments or registration statement may make any changes and additions that the attorney-in-fact deems necessary or appropriate. In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Eutimio Sena                                                                            January 27, 2004
--------------------------------------------------------------
Eutimio Sena, Chief Executive Officer, President and Director

/s/ Paul Johnson                                                                            January 27, 2004
--------------------------------------------------------------
Paul Johnson, Chief Financial Officer, Secretary and Director

/s/ Oton Tisch                                                                              January 27, 2004
--------------------------------------------------------------
Oton Tisch, Chairman of the Board of Directors

/s/ Gary Oppedahl                                                                           January 27, 2004
--------------------------------------------------------------
Gary Oppedahl, Chief Operating Officer and Director

                        CELL ROBOTICS INTERNATIONAL INC.

                                INDEX TO EXHIBITS

EXHIBIT NO.                   TITLE
-----------                   -----


3.2(17)     Amended and Restated By-laws
3.3(1)      Amended and Restated Articles of Incorporation
4.1(1)      Specimen Certificate of Common Stock
4.2(2)      Representative Common Stock Purchase Warrant
4.3(3)      Warrant Agreement between the company and Corporate Stock Transfer,
            Inc.
4.4(2)      Option Agreement between the company and Ronald K. Lohrding, Ph.D.
4.5(3)      Specimen Common Stock Purchase Warrant Certificate
5.1(21)     Legal Opinion of Clifford L. Neuman, PC
10.1(4)     Agreement and Plan of Reorganization among the company, Intelligent
            Financial Corporation, MiCel, Inc., Bridgeworks Investors I, L.L.C.
            and Ronald K. Lohrding
10.2(5)     Employment Agreement between the company and Ronald K. Lohrding
10.3(4)     Irrevocable Appointment of Voting Rights by Ronald K. Lohrding,
            Ph.D. to MiCel, Inc.
10.4(4)     Stock Pooling and Voting Agreement
10.5(1)     Royalty Agreement dated September 11, 1995 between the company, Cell
            Robotics, Inc. and Mitsui Engineering & Shipbuilding Co., Ltd.
10.6(1)     Agreement of Contribution and Mutual Comprehensive Release dated
            September 11, 1995 between the company, Cell Robotics, Inc. and
            Mitsui Engineering & Shipbuilding Co., Ltd.
10.7(6)     Purchase Agreement between the company and Tecnal Products, Inc.
10.8(1)     License Agreement between the company and NTEC
10.9(7)     Patent License Agreement between American Telephone and Telegraph
            Company and Cell Robotics, Inc.
10.10(7)    Amendment to Patent License Agreement between Lucent Technologies,
            Inc., successor to American Telephone and Telegraph Company, and
            Cell Robotics, Inc.
10.11(8)    Development and Distribution Agreement dated September 10, 1999 between Hamilton Thorne Research and the company
10.12(8)    Amendment to Development and Distribution Agreement dated May 18,
            2000 between Hamilton Thorne Research and the company
10.13(9)    Loan Agreement dated January 31, 2001, among the company, Oton
            Tisch, Ronald K. Lohrding, Ph.D., Raymond Radosevich, Ph.D.,
            HaeMedic LLC and Humagen Fertility Diagnostics, Inc.
10.14(9)    Form of Warrant dated January 31, 2001 issued to Oton Tisch, Ronald
            K. Lohrding, Ph.D., Raymond Radosevich, Ph.D., HaeMedic LLC and
            Humagen Fertility Diagnostics, Inc.
10.15(10)   Employment Agreement between the company and Paul Johnson
10.16(11)   Loan Agreement dated August 2, 2001 between the company and Oton
            Tisch
10.17(11)   Warrant dated August 2, 2001 issued to Oton Tisch
10.18(12)   Certificate for Common Stock Options dated August 17, 2001 between the company and Ronald K. Lohrding
10.19(12)   Certificate for Common Stock Options dated June 15, 2001 between the company and Paul Johnson
10.20(12)   Certificate for Common Stock Options dated October 31, 2001 between the company and Ronald K. Lohrding
10.21(12)   Certificate for Common Stock Options dated October 31, 2001 between the company and Paul Johnson
10.22(13)   License Agreement between the company and Becton, Dickinson &
            Company

EXHIBIT NO.                   TITLE
-----------                   -----

10.23(14)   First Amendment to Loan Agreement dated March 29, 2002 between the company and Oton Tisch
10.24(15)   Certificate for Common Stock Options dated July 15, 2002 between the company and Gary Oppedahl
10.25(16)   Amended and Restated Promissory Note dated September 17, 2002 executed by the company and payable to Oton Tisch
10.26(17)   Warrant dated November 12, 2002 issued to Oton Tisch
10.27(17)   Stock Purchase Agreement dated November 12, 2002 between the company and Oton Tisch
10.28(17)   Cell Robotics International, Inc. 2002 Stock Purchase Plan
10.29(17)   International Sales and Marketing Contract dated August 1, 2001 between the company and Obras Electromecanicas TKV
10.30(17)   Certificate for Common Stock Options dated August 2, 2002 between the company and Paul Johnson
10.31(17)   Distribution Agreement dated July 8, 2002 between the company and
            California Caltech, Inc.
10.32(17)   Warrant dated December 7, 2002 issued to Oton Tisch
10.33(18)   Distribution Agreement between Meiwa Shoji Company Ltd. and the company.
10.34(20)   Loan and Security Agreement between the company and F.A. Voight &
            Associates.
10.35(21)   Agreement between Eutimio Sena and the company dated June 16, 2003.
16.1(19)    Letter from KPMG LLP to the Securities and Exchange Commission dated
            January 20, 2003
21.1(1)     Subsidiaries

23.1(21)    Consent of Grant Thornton LLP
23.2(21)    Consent of KPMG LLP
23.3(21)    Consent of Clifford L. Neuman, PC (Included in Exhibit 5.1)
24.1(21)    Power of Attorney (Included in signature page)


-------------

(1) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 which was declared effective by the SEC on February 14, 1996.

(2) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on November 24, 1997, SEC File No. 333-40895.

(3) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, as filed with the SEC on January 12, 1998, SEC File No. 333-40895.

(4) Incorporated by reference from the company's Current Report on Form 8-K dated February 23, 1995, as filed with the SEC on March 10, 1995.

(5) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, as filed with the SEC on August 14, 2000.

(6) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, as filed with the SEC on May 20, 1996.

(7) Incorporated by reference from the company's Pre-Effective Amendment No. 2 to Registration Statement on Form S-3, as filed with the SEC on November 19, 1998, SEC File No. 333-55951.

(8) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on July 6, 2000, SEC File No. 333-40920.

(9) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001.

(10) Incorporated by reference from the company's Post-Effective Amendment to Registration Statement on Form SB-2, as filed with the SEC on December 29, 2000, SEC File No. 333-40920.

(11) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, as filed with the SEC on August 14, 2001.

(12) Incorporated by reference from the company's Post-Effective Amendment to Registration Statement on Form SB-2, as filed with the SEC on December 14, 2001, SEC File No. 333-40920.

(13) Incorporated by reference from the company's Amendment No. 2 to Annual Report on Form 10-KSB/A for the year ended December 31, 2001, as filed with the SEC on August 22, 2002.

(14) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on April 12, 2002, SEC File No. 333-86138.

(15) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, as filed with the SEC on September 3, 2002, SEC File No. 333-86138.

(16) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, as filed with the SEC on November 14, 2002.

(17) Incorporated by reference from the company's Pre-Effective Amendment No. 2 to Registration Statement on Form SB-2, as filed with the SEC on December 20, 2002, SEC File No. 333-86138.

(18) Incorporated by reference from the company's Amendment No. 3 to Annual Report on Form 10-KSB/A for the year ended December 31, 2002, as filed with the SEC on January 8, 2003.

(19) Incorporated by reference from the company's Pre-Effective Amendment No. 4 to Registration Statement on Form SB-2, as filed with the SEC on January 24, 2003, SEC File No. 333-86138.


(20) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on December 31, 2003, SEC File No. 333-11678.

(21) Filed Herewith.